UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 8, 2006

Dear Fellow Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of Artemis International Solutions Corporation (“Artemis” or the “Company”), which will be held at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 599 Lexington Avenue, New York, NY 10022, on June 30, 2006, at 10:00 a.m., local time. We look forward to greeting as many of our stockholders as possible.

On March 10, 2006, our board of directors, acting through its disinterested directors, approved a merger agreement providing for the acquisition of Artemis by Trilogy, Inc. (“Trilogy”). If we complete the merger, each outstanding share of Artemis common stock (“Common Stock”) will be converted into the right to receive $1.60 in cash (“Merger Consideration”), each outstanding share of Artemis Series A convertible preferred stock (“Preferred Stock”) will be converted into the right to receive $2.20 in cash (“Liquidation Consideration”), and each option to acquire our Common Stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive in cash an amount by which $1.60 exceeds the exercise price for each share of Artemis Common Stock underlying such option.

At the Special Meeting, we will ask you to consider and vote on a proposal to approve and adopt the merger agreement and the merger. All of the members of our board of directors who have no material interest in the merger which differs from our stockholders have determined that the merger agreement and the merger, on the terms and subject to the conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, Artemis and our stockholders. ACCORDINGLY, THE DISINTERESTED MEMBERS OF OUR BOARD OF DIRECTORS, UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. IN ADDITION, THE DISINTERESTED MEMBERS OF OUR BOARD OF DIRECTORS, UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING OF STOCKHOLDERS, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF SUCH MEETING TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

Your vote is very important. We cannot complete the merger unless and until the merger agreement and the merger is approved and adopted by holders of a majority of our outstanding shares of Common Stock and Preferred Stock (voting as separate classes and together on an as-converted basis). Whether or not you plan to be present at the Special Meeting, please complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the Special Meeting. Stockholders owning approximately 76% of our outstanding shares of Common Stock (including our outstanding shares of Preferred Stock on an as-converted basis) as of the record date have entered into stockholder voting agreements in which they have agreed to vote their shares in favor of the approval and adoption of the merger agreement and the merger and have granted proxies to certain employees of Trilogy to vote their shares unless the stockholder voting agreements are terminated. Therefore, subject to the right under certain circumstances of the parties to the stockholder voting agreements to terminate such agreements, the merger will be approved.

IF YOU DO NOT RETURN YOUR PROXY OR INSTRUCT YOUR BROKER TO VOTE YOUR SHARES FOR EITHER OF THE PROPOSALS DESCRIBED IN THE ATTACHED PROXY STATEMENT, OR IF YOU ABSTAIN FROM VOTING ON EITHER OF THE PROPOSALS, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST SUCH PROPOSAL.

The attached proxy statement provides detailed information about the proposed merger and related matters. We urge you to read the entire proxy statement carefully, including the annexes. You may also obtain more information about Artemis from documents that we have filed with the Securities and Exchange Commission.

Please do not send us any stock certificates at this time. If the merger is completed, we will send you detailed information as to how to return your stock certificates in order to receive your Merger Consideration and/or Liquidation Consideration for your Artemis shares.

On behalf of the board of directors and the employees of Artemis International Solutions Corporation, I would like to express my appreciation for your continued interest in the affairs of the Company.

Sincerely,

Patrick Ternier
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated June 8, 2006 and is first being mailed to stockholders on or about June 9, 2006.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
4041 MACARTHUR BOULEVARD
SUITE 401
NEWPORT BEACH, CALIFORNIA 92660

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON June 30, 2006

TO THE STOCKHOLDERS OF ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION:

NOTICE IS HEREBY GIVEN that a Special Meeting of stockholders (the “Special Meeting”) of Artemis International Solutions Corporation (the “Company” or “Artemis”), a Delaware corporation, will be held at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 599 Lexington Avenue, New York, NY 10022 on June 30, 2006, at 10:00 a.m. local time, to consider the following proposals described in the accompanying proxy statement:

1.                To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 10, 2006 (the “Merger Agreement”), among Artemis, Trilogy, Inc. (“Trilogy”) and RCN Acquisition, Inc., a wholly owned subsidiary of Trilogy (“RCN”), and the merger contemplated thereby, pursuant to which each share of Artemis common stock (“Common Stock”) will be converted into the right to receive $1.60 in cash, without interest, and each share of Artemis Series A convertible preferred stock (“Preferred Stock”) will be converted into the right to receive $2.20 in cash, without interest, and each option to acquire our Common Stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be cancelled and converted into the right to receive in cash an amount by which $1.60 exceeds the exercise price for each share of Artemis Common Stock underlying such option.

2.                To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such meeting to approve and adopt the Merger Agreement and the merger.

The disinterested members of the Company’s board of directors have unanimously approved, and recommends that you vote in favor of, both of the proposals described above.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which contains the Company’s consolidated financial statements, is included as Annex E to the proxy statement.

Our board of directors has fixed the close of business on June 2, 2006 as the record date for determining stockholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the Special Meeting and, for any purpose germane to the Special Meeting, at the office of the Secretary of the Company, 4041 MacArthur Boulevard, Suite 401, Newport Beach, California 92660, for a period of ten days prior to the Special Meeting. The officers and directors of the Company cordially invite you to attend the Special Meeting.

Under Delaware law, holders of Artemis’ shares have the right to seek appraisal and to receive payment of the “fair cash value” of their shares upon compliance with the requirements of the Delaware General Corporation Law and in lieu of receiving the consideration provided for in the Merger Agreement. This right is explained more fully under “The Proposed Merger—Appraisal Rights” in the accompanying proxy statement. The appraisal right provisions of Delaware law are included in the proxy statement as Annex D.

If a quorum is not present at the Special Meeting, or if a quorum is present but we do not have sufficient votes to approve Proposal No. 1 described in this notice, the persons named as proxies may propose one or more adjournments of the Special Meeting to permit further solicitations of proxies. If a quorum is present, any such adjournment will require that the votes cast in favor of the adjournment exceed the votes cast opposing the adjournment. If a quorum is not present, any such adjournment will require the affirmative vote of the holders of a majority of the shares of our (i) Preferred Stock and (ii) Common Stock combined with the shares of our Preferred Stock (the holders of Preferred Stock shall be casting their votes together with the owners of Common Stock, converting each share of Preferred Stock held into one vote for purposes of voting together with the owners of the Company’s Common Stock) represented at the Special Meeting in person or by proxy. The persons named as proxies will vote those proxies that they are entitled to vote ”FOR” the proposal described herein in favor of an adjournment of the Special Meeting and will vote those proxies that are required to be voted “AGAINST” the proposal described herein against such adjournment. If you sign and return your proxy card without indicating your vote, your shares will be voted “FOR” the approval and adoption of the Merger Agreement and the merger and “FOR” any proposal to adjourn or postpone the meeting, if necessary or appropriate to solicit additional proxies.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENVELOPE PROVIDED FOR YOUR CONVENIENCE. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING AND, IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

/s/ CHARLES SAVONI
Charles Savoni,
Secretary

Newport Beach, California
Dated: June 8, 2006

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Parties to the Merger Agreement	1
Effects of the Merger	2
Interested Artemis Board Members	2
Treatment of Stock Options	3
Payoff and Termination of Indebtedness Under the Credit Facility with Laurus Master Fund, Ltd.	3
Voting Agreements and Treatment of Warrants Held by Our Series A Convertible Preferred Stockholders	3
Conditions to the Merger	4
Position of the Board of Directors and Officers of Artemis, RCN and the Affiliated Stockholders as to the Fairness of the Merger	4
Non-Solicitation	6
Termination of the Merger Agreement	6
Fees and Expenses	7
THE PROXY	8
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	8
The Merger	8
The Special Meeting and Other Information	12
CAUTIONARY/SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	14
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION	16
FINANCIAL FORECASTS	17
SPECIAL FACTORS	18
Purpose and Structure of the Merger	18
Background of the Merger	18
Recommendation of Our Board of Directors; Fairness of the Merger	28
Opinion of Cowen & Co., LLC Regarding the Transaction	33
Interests of Our Directors and Executive Officers in the Proposed Merger	40
Interests of Trilogy Directors in the Merger	41
Effects of the Merger; Plans or Proposals for Artemis	42
Related Party Transactions	44
Financing of the Merger	48
Purpose and Reasons of RCN and the Affiliated Stockholders for the Merger	48
RCN and Affiliated Stockholders’ Position as to Fairness of the Merger	48
Advantages and Disadvantages of the Merger	50
The Position of the Executive Officers as to the Fairness of the Merger	51
Fees and Expenses of the Merger	53
Material United States Federal Income Tax Consequences of the Merger	54
Delisting and Deregistration of Artemis’ Shares	55
Litigation Challenging the Merger	56
THE SPECIAL MEETING	56
Date, Time and Place of the Special Meeting	56
Purpose	56
Record Date and Shares Entitled to Vote; Procedures for Voting	56
Quorum	56
Vote Required	57

Voting of Proxies	57
Revocability of Proxies	58
Adjournments and Postponements	58
Proxy Solicitation	58
THE PROPOSED MERGER	59
Artemis	59
Trilogy	59
RCN Acquisition	59
Structure of the Merger; Consideration to be Received by Our Stockholders	59
Conditions to the Merger	60
Payment of Merger Consideration, Liquidation Consideration and Surrender of Share Certificates	60
Appraisal Rights	61
APPROVAL OF THE MERGER AGREEMENT (PROPOSAL NO. 1)	64
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)	64
RECOMMENDATIONS OF OUR BOARD OF DIRECTORS	65
THE MERGER AGREEMENT	65
The Merger	65
Certificate of Incorporation; Bylaws; Directors and Officers	65
Consideration to be Received By Our Stockholders	65
Stock Options	66
Our Representations and Warranties	66
Representations and Warranties by Trilogy and RCN Acquisition	67
Our Covenants	67
No Solicitation	68
Financing Matters	69
Employee Matters	69
Directors and Officers Insurance and Indemnification	69
Expense Reimbursement	70
Conditions to the Merger	70
Termination of the Merger Agreement	71
Termination Fee	72
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	73
ARTEMIS BUSINESS DESCRIPTION	74
Industry Overview	75
Our Solutions	76
Strategy	76
Products	77
Expansion and Strategic Alliances	79
Selling and Marketing	79
Customers	80
Intellectual Property	81
Competition	81
Research and Development	82
Services and Support	83
Employees	83
Financial Information about Geographic Areas	83
PROPERTIES	84
LEGAL PROCEEDINGS	84

SELECTED FINANCIAL DATA/ SUMMARIZED FINANCIAL INFORMATION	84
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	85
Safe Harbor Statement	85
Overview	85
Critical Accounting Policies	85
Significant Recent Accounting Pronouncements	87
Results of Operations	89
Three Months Ended March 31, 2006 and 2005	89
2005 compared to 2004	93
2004 compared to 2003	96
Cash flows for the years ended December 31, 2005 and 2004	100
Impact of Inflation	102
Off-Balance Sheet Arrangements	102
SUPPLEMENTARY FINANCIAL DATA	102
Divestiture and Material Licensing Agreement	102
Selected Quarterly Financial Data (Unaudited)	103
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	104
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	104
STOCKHOLDER PROPOSALS	104
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	105
FINANCIAL AND OTHER INFORMATION	105
WHERE YOU CAN FIND MORE INFORMATION	105
ANNEX A—Agreement and Plan of Merger, dated as of March 10, 2006, by and among Artemis International Solutions Corporation, Trilogy, Inc. and RCN Acquisition, Inc.
ANNEX B—Form of Stockholders Agreement, dated as of March 10, 2006, by and between RCN Acquisition, Inc. and certain stockholders of Artemis International Solutions Corporation
ANNEX C—Fairness Opinion of Cowen & Co., LLC, dated March 10, 2006
ANNEX D—Section 262 of the Delaware General Corporation Law
ANNEX E—Artemis International Solutions Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 31, 2006
ANNEX F—Artemis International Solutions Corporation Quarterly Report on Form 10-Q for the three month period ended March 31, 2006 filed with the SEC on May 15, 2006
ANNEX G—Artemis International Solutions Corporation Form 8-K filed with the SEC on March 14, 2006 to report entering into the Merger Agreement (as defined herein) and certain related agreements
ANNEX H—Artemis International Solutions Corporation Form 8-K filed with the SEC on March 15, 2006 announcing its results of operations for the fiscal quarter and year ended December 31, 2005

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
4041 MACARTHUR BOULEVARD
SUITE 401
NEWPORT BEACH, CALIFORNIA 92660

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS TO
BE HELD ON June 30, 2006

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Artemis International Solutions Corporation, a Delaware corporation (referred to throughout this proxy statement as “Artemis,” the “Company,” “we,” “our” or “us”), for use at the Company’s Special Meeting of Stockholders to be held on June 30, 2006 at 10:00 a.m., local time (the “Special Meeting”), at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 599 Lexington Avenue, New York, NY 10022 and at any adjournment thereof. This proxy statement and the accompanying proxy are being mailed to our stockholders on or about June 9, 2006.

SUMMARY TERM SHEET

The following summary highlights important information about the merger discussed in greater detail elsewhere in this proxy statement. Each item in this summary includes parenthetical references to the page(s) in other portions of this proxy statement containing a more detailed discussion of the topics presented in this summary. The following may not contain all of the information you should consider before voting on the merger. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 10, 2006, among Trilogy, Inc. (“Trilogy”), RCN Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Trilogy (“RCN”), and Artemis, which is attached hereto as Annex A, before voting on whether to approve and adopt the Merger Agreement and the merger described in the Merger Agreement (the “Merger”).

The Parties to the Merger Agreement (Page 59)

•       Artemis International Solutions Corporation
4041 MacArthur Blvd., Suite 401
Newport Beach, California 92660
(949) 660-6500

Artemis is headquartered in Newport Beach, California. The Company is one of the world’s leading providers of planning and control solutions that help organizations execute strategy through effective portfolio and project management. Artemis has refined 30 years experience into a suite of solutions and packaged consulting services that address the specific needs of both private industry and the public sector including new product development, IT management, program management, fleet and asset management, outage management and detailed project management. With a global network covering 44 countries, Artemis is helping thousands of organizations to improve their business performance through better alignment of strategy, investment planning and project execution. Our Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “AMSI.”

•       Trilogy, Inc.
6011 West Courtyard Drive
Austin, TX 78730
(512) 874-3100

Trilogy, a Delaware corporation, is headquartered in Austin, Texas. Trilogy provides technology powered business services focused on the Automotive, Insurance and Consumer Electronics industries. A privately held company, Trilogy employs 500 business professionals worldwide, with offices in Bangalore, India and Hangzhou, China. Trilogy’s Versata group, also headquartered in Austin, Texas, is a leading provider of business rules, configuration and pricing management systems. Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. The Versata solution effectively and efficiently replaces time-intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specifications.

•       RCN Acquisition, Inc.
c/o Trilogy, Inc.
6011 West Courtyard Drive
Austin, TX 78730
(512) 874-3100

RCN, a Delaware corporation, is a direct, wholly owned subsidiary of Trilogy, formed solely for the purpose of facilitating the Merger.

Effects of the Merger (Page 42)

We have entered into a Merger Agreement, dated as of March 10, 2006, with Trilogy and RCN pursuant to which RCN will merge with and into Artemis. Upon completion of the Merger, which is scheduled to transpire on the fifth business day following the Special Meeting, RCN will cease to exist as a separate entity and Artemis will become a wholly-owned subsidiary of Trilogy and part of Trilogy’s recently announced Versata Group. Upon the completion of the Merger, (i) holders of our Common Stock will be entitled to receive $1.60 in cash for each share that they own (including shares of our restricted Common Stock), without interest, and (ii) holders of our Preferred Stock will be entitled to receive $2.20 in cash for each share that they own, without interest.

Interested Artemis Board Members

Joseph Liemandt serves on the board of directors of Artemis. Mr. Liemandt also is the Chairman of the board of directors, Chief Executive Officer (“CEO”) and President of Trilogy. Trilogy first presented an offer to purchase Artemis on February 8, 2006, at which time Mr. Liemandt became an interested Artemis board member by virtue of the positions he holds with Trilogy. Trilogy is acquiring Artemis as explained above and elsewhere in this proxy statement.

Pekka Pere is the Chairman of the Artemis board of directors. He also serves as the CEO of Proha Plc (“Proha”), the majority shareholder of Artemis. Olof Odman is the Chairman of the board of directors of Proha. Messrs. Pere and Liemandt served as two of the three Artemis board members comprising a special committee created by the Artemis board in January 2005, which was charged with exploring strategic alternatives, including but not limited to raising additional capital or pursuing a sale, and which would identify possible financial advisors that could assist the Company in exploring such alternatives. That special committee ultimately recommended to the full Artemis board of directors in February 2005 to pursue an outright sale of the Company. In the first acquisition offer submitted by Trilogy to the Company on February 8, 2006, Proha was provided the right to actively solicit and shop for an alternate transaction for the Company in which Proha would be able to participate. By virtue of this offer, Mr. Liemandt became an interested member of the board of directors of Artmeis and Messrs. Pere and Odman continued to be interested Artemis board members (a similar shop-right provision had been introduced into negotiations with the previous top bidder in mid-December 2005). Ultimately, the shop-right expired without Proha having identified any such alternate transaction.

Treatment of Stock Options (Page 66)

Upon the completion of the Merger, all options to acquire our Common Stock that are outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, in an amount equal to:

•       the amount by which $1.60 exceeds the exercise price for each share of Artemis Common Stock underlying such stock options multiplied by

•       the number of shares subject to such options.

All stock options, whether vested or unvested, with an exercise price per share of $1.60 or greater will be cancelled without any payment of consideration.

Payoff and Termination of Indebtedness Under the Credit Facility with Laurus Master Fund, Ltd.

Concurrent with the execution of the Merger Agreement, the Company has executed an agreement (the “Laurus Agreement”) that provides a final payout relating to, and thereby closing, the Company’s current line of credit secured from Laurus Master Fund, Ltd. (“Laurus”). By the earlier of the close of the Merger or June 16, 2006 (the “Payout Date”), the Company has agreed to pay Laurus the following amounts: (i) all principal outstanding pertaining to the over-advance provided to the Company, which equals $3,000,000, plus accrued interest, (ii) all principal outstanding under the minimum borrowing note, which equals $865,237, plus accrued interest and (iii) $110,000 in exchange for the cancellation of all outstanding warrants held by Laurus (collectively, the “Payments”). The parties have agreed to execute a customary payoff letter releasing all guarantees and liens under the Laurus facility at the Payout Date and agree that notwithstanding anything to the contrary arising under the Laurus facility, the Payments constitute payment in full of all obligations now owed and hereafter arising under the Laurus facility by the Company, as of the Payout Date, whether in respect of principal, interest, or otherwise, and that all warrants to purchase any securities of the Company issued in connection with the Laurus facility shall be cancelled as of immediately prior to the Payout Date.

Voting Agreements and Treatment of Warrants Held by Our Series A Preferred Stockholders

Concurrent with the execution of the Merger Agreement, Proha and certain holders of Preferred Stock have executed a stockholder voting agreement (the “Voting Agreement”) pursuant to which they have agreed to vote their shares in favor of the Merger, have granted certain Trilogy employees proxies to vote their shares and have agreed not to solicit, assist or vote for an alternative transaction, except that Proha had the right until March 31, 2006, to shop for an alternate transaction involving the Company. This shop-right expired without Proha having identified any such transaction. The Voting Agreement terminates (i) if the Merger Agreement is terminated or (ii) with respect to Proha, at Proha’s discretion, if the Company receives a superior offer. These stockholders are able to transfer their shares of the Company’s securities as long as the transferee agrees to be bound by the terms of the Voting Agreement. In addition, all of the holders of Preferred Stock with the exception of Trilogy Capital holdings Corporation (f/k/a Samuelson Investment Inc.), wholly owned by Trilogy—which is a party to the Merger Agreement—have agreed pursuant to the Voting Agreement to the cancellation of any outstanding warrants to purchase any securities of the Company issued in connection with their purchase of the Preferred Stock.

The stockholders that have entered into stockholder voting agreements in which they have agreed to vote their shares in favor of the approval and adoption of the merger agreement and the merger and have granted proxies to certain employees of Trilogy to vote their shares unless the stockholder voting agreements are terminated in accordance with their respective provisions own approximately 76.2% of our outstanding shares of Common Stock (including our outstanding shares of Preferred Stock on an as-converted basis) as of the record date. Therefore, subject to the right under certain circumstances of the parties to the stockholder voting agreements to terminate such agreements, the merger will be approved.

Conditions to the Merger (Page 60)

Under the terms of the Merger Agreement, before we can complete the Merger, a number of conditions must be satisfied or, if permissible, waived. These conditions include but are not limited to the following:

•       our stockholders approving and adopting the Merger Agreement and the Merger at the Special Meeting. In this regard, we must obtain the affirmative vote of the outstanding holders as of the record date for the Special Meeting of a majority of each of (i) the shares of our Preferred Stock, voting as a class by itself; and (ii) the shares of our Common Stock combined with the shares of our Preferred Stock (the holders of Preferred Stock shall be casting their votes together with the owners of Common Stock, on an as-converted basis, having one vote for each share of Preferred Stock held);

•       the absence of any order or restraint preventing the completion of the Merger or any law making the completion of the Merger illegal, or otherwise imposing material limitations on the ability of Trilogy effectively to acquire or hold the business of the Company;

•       all consents, waivers and approvals required by contracts having been obtained;

•       the representations and warranties of each party contained in the Merger Agreement (i) that are qualified or excepted by materiality or material adverse effect being true and correct in all respects on the closing date, except where the cumulative effect of all inaccuracies of such representations and warranties of a party could not reasonably be expected to have a material adverse effect on the counter-party and (ii) that are not qualified or excepted by materiality or material adverse effect being true and correct in all material respects on the closing date;

•       the performance in all material respects by each party of its obligations under the Merger Agreement;

•       the absence of actions or proceedings by governmental entities that reasonably would be expected to (i) restrain enjoin, prevent, prohibit or make illegal the consummation of the merger or (ii) impose limitations on the ability of Trilogy to acquire or hold the business of the Company; and

•       the absence of any material adverse effect on Artemis.

Position of the Board of Directors and Officers of Artemis, RCN and the Affiliated Stockholders as to the Fairness of the Merger (Pages 28, 40 and 48)

Our board of directors and each executive officer of the Company believes the Merger is procedurally fair for the following reasons:

•      the procedures and processes followed in conducting the transaction, including the following:

–                             three of our six directors are independent (as defined above), are not employed by us, and have no direct or indirect interest in the Merger that is different from the interests of our stockholders generally, except that Trilogy has agreed that we will continue certain director indemnification rights and related insurance coverage after the Merger;

–                             during the period from February 8, 2006, through March 10, 2006, the date on which our board of directors, acting through its disinterested directors, approved the Merger Agreement, our board of directors met eight times to consider, evaluate and supervise the manner in which the negotiations leading to the Merger Agreement were being conducted, and our board of directors received advice from our legal and financial advisors throughout this process;

–                             the terms of the Merger Agreement were determined through extensive negotiations between our board of directors, acting through its disinterested directors, management, our independent consultant and our legal and financial advisors, on the one hand, and Trilogy and its advisors, on the other hand; and

–                             in satisfaction of a condition precedent to the effectiveness of the Merger Agreement, we received an opinion from Cowen, our independent financial advisor, that, as of the date our board of directors, acting through its disinterested directors, approved the Merger Agreement, the $1.60 per share of Common Stock in cash offered by Trilogy was fair, from a financial point of view, to our holders of Common Stock, other than affiliates of Artemis (see the section of this proxy statement entitled “Special Factors—Opinion of Our Financial Advisor Regarding the Transaction” for a discussion of the Cowen opinion, including its assumptions, qualifications and limitations);

•      an extensive process, lasting almost a year, of soliciting acquisition proposals from qualified parties and making available to those parties that made credible bids extensive due diligence information regarding Artemis and conducting a bidding process designed to allow numerous parties to be engaged in the bidding in order to promote a competitive process and elicit the most favorable bid for Artemis (see the section of this proxy statement entitled “Special Factors—Background of the Merger”); and

•      holders of our shares who do not vote in favor of the Merger will have the right to demand judicial appraisal of their shares under Delaware law.

The preceding discussion of the factors considered by our board of directors and executive officers is not intended to be exhaustive, but does set forth the material factors considered by our board of directors and executive officers.

Our board of directors and each executive officers of the Company believes that the Merger is substantively fair to the unaffiliated holders of Artemis shares based on the following factors:

•       the executive officers’ understanding of Artemis’ business, assets, financial condition and results of operations, its competitive position, the nature of its business and the industry in which it competes;

•      the efforts of Artemis’ board of directors, acting through its disinterested directors, to maximize stockholder value, which included our board of directors’ evaluation of a range of alternatives other than the sale of Artemis prior to the solicitation of written bids from those parties that showed interest;

•      the fact that the Merger Consideration is all cash, which provides certainty of value to the holders of Artemis Common Stock;

•      the fact that Artemis’ board of directors received a written opinion from Cowen dated March 10, 2006, stating that as of that date and subject to the assumptions, qualifications and limitations set forth in the opinion, the Merger price of $1.60 per share of Common Stock was fair, from a financial point of view, to holders of Artemis Common Stock, other than affiliates of Artemis;

•      the terms of the Merger Agreement include the ability of Artemis’ board of directors, in the exercise of its fiduciary duties, to consider unsolicited bona fide alternative proposals which present a reasonable likelihood of resulting in a superior proposal; and

•      the fact that the controlling stockholder had a limited right to solicit competing proposals, which could have resulted in the Company obtaining a higher price per share value (Common Stock), than the $1.60 per share value as offered by Trilogy under the terms of the Merger Agreement. At the time the Merger Agreement was executed by the parties, the controlling stockholder had determined that it had a significant opportunity to solicit such a superior proposal within the time period allowed by the shop-right provision.

In consideration of the fairness of the Merger to Artemis’ unaffiliated stockholders, the executive officers did not conduct an appraisal of the assets of Artemis to determine a liquidation value for the Company. The executive officers considered Artemis’ business to be a viable going concern, and did not consider the liquidation value as a relevant valuation methodology. In addition, the board of directors and executive officers did not consider the book value of Artemis (which is negative) to be material to their conclusion regarding the fairness of the Merger because it is their view that book value does not accurately reflect the value of Artemis in light of the nature of its business and its assets.

RCN and the Affiliated Stockholders believe that the Merger is procedurally fair to Artemis’ unaffiliated stockholders notwithstanding that it was not structured to require the approval of at least a majority of unaffiliated stockholders because the Artemis board of directors retained Cowen as an independent financial advisor, conducted an extensive process in soliciting interest in Artemis, negotiated on behalf of the unaffiliated stockholders and ultimately approved the Merger by the unanimous vote of the disinterested members of our board of directors.

RCN and the Affiliated Stockholders considered all of the foregoing factors, positive and negative, as a whole, in making their determination that the proposed Merger is fair to Artemis’ unaffiliated stockholders. Based on their beliefs regarding these factors and the reasonableness of the conclusions and analysis of the board of directors, RCN and the Affiliated Stockholders adopted the conclusions and analysis of the board of directors and believe that the Merger is fair to our unaffiliated stockholders. This belief, however, should not be construed as a recommendation to such stockholders as to how they should vote on the Merger.

Non-Solicitation (Page 58)

The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Artemis. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our directors may respond to an unsolicited written bona fide proposal for an alternative acquisition and terminate the Merger Agreement and enter into an agreement with respect to a superior proposal after providing Trilogy a five business-day period to match or exceed the superior proposal and paying a $750,000 termination fee and under certain circumstances paying up to $500,000 of Trilogy’s expenses incurred in connection with the proposed Merger, provided that the aggregate amount paid by Artemis to Trilogy shall not exceed $750,000.

Termination of the Merger Agreement (Page 61)

The Merger Agreement may be terminated:

•       at any time by mutual written consent duly authorized by the board of directors of the Company, Trilogy and RCN;

•       by RCN or us if:

•        the Merger is not consummated by September 6, 2006, subject to certain limitations;

•        both categories of our stockholders do not approve the proposal to approve and adopt the Merger Agreement and the Merger at the Special Meeting or any adjournment or postponement of the Special Meeting. One category is comprised of the Preferred Stockholders combined with the Common Stock holders, while the second category is only the Preferred Stockholders by themselves, voting as a separate class;

•        a governmental entity has issued a final order preventing or materially altering the terms of the Merger; or

•        the other party breaches any of its representations, warranties or covenants in the Merger Agreement such that it cannot timely satisfy its closing conditions;

•       by RCN if:

•        we or any of our representatives materially breach our non-solicitation obligations or our obligation to submit the Merger Agreement and the Merger for approval and adoption by our stockholders;

•        any party (other than RCN) breaches any obligation under or terminates any Voting Agreement with respect to itself; or

•        our board of directors changes its recommendation regarding the Merger in a manner adverse to RCN, or recommends another acquisition proposal;

•       by us if:

•        our board of directors authorizes us to enter into a written agreement in respect of a superior proposal, subject to the payment of a $750,000 termination fee to RCN and certain other limitations.

Fees and Expenses (Page 53)

We will be obligated to pay a termination fee of $750,000 to RCN for reasons that include, but are not limited to the following:

•       if RCN terminates the Merger Agreement because our board of directors changes its recommendation regarding the Merger in a manner adverse to Trilogy or recommends another acquisition proposal;

•       if we terminate the Merger Agreement because our board of directors has authorized us to enter into a written agreement concerning a superior acquisition proposal; and

•       if RCN terminates the Merger Agreement because we materially breach our non-solicitation obligations or our obligation to submit the Merger Agreement and the Merger for approval and adoption by our stockholders, or any party (other than RCN) breaches any obligation under or terminates any Voting Agreement with respect to itself.

In addition, if the Merger Agreement is terminated by either RCN or us as a result of either of the voting categories of our stockholders failing to approve the proposal to approve and adopt the Merger Agreement and the Merger at the Special Meeting or an adjournment or postponement of the Special Meeting, or if the Merger Agreement is terminated by RCN as a result of Artemis breaching any of our representations, warranties or covenants in the Merger Agreement such that we cannot timely satisfy our closing conditions, we will be obligated to pay all documented costs and expenses incurred by Trilogy in connection with the Merger Agreement, not to exceed Five Hundred Thousand Dollars ($500,000). In no event, however, shall we be obligated to pay in the aggregate more than $750,000 to RCN with respect to termination fees, costs and expenses.

THE PROXY

The Company’s board of directors has selected and named as proxyholders. Robert Stefanovich and Charles Savoni. Mr. Stefanovich and Mr. Savoni are both executive officers of the Company. Mr. Stefanovich is Executive Vice President and Chief Financial Officer. Mr. Savoni is Senior Vice President, General Counsel and Secretary.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following discussion addresses briefly some questions that you may have regarding the Special Meeting of our stockholders and the proposed merger. These questions and answers do not, and are not intended to, address all questions that may be important to you as a stockholder of Artemis. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement. In this proxy statement, unless the context clearly indicates otherwise, the terms “Artemis,” “Company” “we,” “our,” “ours” and “us” refer to Artemis International Solutions Corporation and its subsidiaries.

Q:             Why am I receiving this Proxy Statement and Proxy?

A:             As a stockholder of the Company, you are being asked to vote on the following proposals:

•       To approve and adopt the Merger Agreement and the Merger, whereby on completion of the Merger, the holders of our Common Stock would receive $1.60 per share, holders of the Company’s Preferred Stock would receive $2.20 per share and holders of options with an exercise price of less than $1.60 per share will receive $1.60 per share less the exercise price per share; and

•       to approve the adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the Merger Agreement and the Merger.

The Merger

Q:             What is the proposed Merger?

A:             The proposed transaction is the acquisition of Artemis by Trilogy pursuant to the Merger Agreement. In the proposed transaction, RCN will merge with and into Artemis. Upon completion of the Merger, RCN will cease to exist as a separate entity and Artemis will become a wholly-owned subsidiary of Trilogy and part of Trilogy’s recently announced Versata Group. The Merger Agreement is attached to this proxy statement as Annex A. We encourage you to read it carefully.

Q:             Why are you proposing the Merger?

A:             Since the inception of Artemis in 2001 as a publicly traded company, we have incurred substantial operating and net losses, as well as (except for calendar years 2002 and 2005) negative operating cash flows. As a result, the independent auditor’s reports accompanying our consolidated financial statements starting with our Annual Report on Form 10 K for the year ended December 31, 2001 have contained an explanation that our financial statements have been prepared assuming that we will continue as a going concern. That is, we have been at risk in our ability to continue operating as a going concern for some time, nearly always being subject to our ability to raise working capital, streamline our operations and increase revenues. For substantial periods of this time (prior to the public announcement of the proposed Merger with RCN), our shares have traded at price levels below the Merger Price of $1.60 per share, although we do recognize that there have been certain periods during which our shares have traded above that level. We are proposing the Merger for a variety of reasons and after considering a multitude of factors as described in greater detail below in the section of this proxy statement entitled “Special Factors—Recommendation of Our Board of Directors; Fairness of the Merger” on page 28. As explained in that section, the market price of our

Common Stock has been generally trending down since the second quarter of calendar year 2005, and to the extent that our going concern value is reflected in the public market price of our stock, the per share consideration to be received by holders of our Common Stock in the Merger represents a premium to our going concern value that, absent the Merger, the public marketplace is unlikely to sustain and/or fully reflect in the market price of our Common Stock in the foreseeable future.

Q:             What will I receive in the Merger?

A:             Upon completion of the Merger, for each share of Artemis common stock (“Common Stock”) that you own (including shares of our restricted Common Stock) immediately prior to the Merger, you will be entitled to receive $1.60 in cash (the “Merger Consideration”), without interest. For example, if you own 100 shares of our Common Stock, you will be entitled to receive $160.00 in cash in exchange for your Artemis shares. In addition, if you hold stock options that are outstanding immediately prior to the effective time of the Merger, whether vested or unvested, to acquire shares of Artemis Common Stock, upon completion of the Merger such options will be cancelled and converted into a right to receive a cash payment, without interest and less applicable withholding taxes, in an amount equal to (i) the amount by which the Merger Consideration exceeds the exercise price for each share of Artemis Common Stock underlying such options multiplied by (ii) the number of shares subject to such options, less applicable withholding taxes. Any stock options, whether vested or unvested, with a per share exercise price equal to or greater than the Merger Consideration will be cancelled without payment of any consideration. In addition, if you are a holder of Artemis Series A convertible preferred stock (“Preferred Stock”), for each share of Preferred Stock that you own, you will be entitled to receive $2.20 in cash (“Liquidation Consideration”), without interest.

Q:             What are the U.S. federal income tax consequences of the Merger to me?

A:             The receipt of cash for shares in the Merger will be a taxable event for U.S. federal income tax purposes. In general, as a result, you will recognize gain or loss equal to the difference, if any, between the amount of cash that you receive in exchange for your shares of our stock and your adjusted tax basis in those shares. Because the tax consequences of the Merger are complex and may vary depending on your particular circumstances, we recommend that you consult with your tax advisor concerning the federal (and any state, local or foreign) tax consequences to you of the Merger.

Q:             Why is the vote required to complete the Merger?

A:             In order to complete the proposed Merger, we must obtain the affirmative vote from the holders as of the record date for the Special Meeting which represent a majority of the outstanding shares of our (i) Preferred Stock and (ii) Common Stock combined with the shares of our Preferred Stock (the holders of Preferred Stock shall be casting their votes together with the owners of Common Stock, converting each share of Preferred Stock held into one vote for purposes of voting together with the owners of the Company’s Common Stock). With respect to each vote, each share of our Common Stock and Preferred Stock, as applicable, is entitled to one vote.

In order to induce Trilogy to enter into the Merger Agreement, both Proha, Artemis’ majority stockholder, and certain holders of a majority of Artemis’ Preferred Stock, have executed Voting Agreements pursuant to which each of them has agreed to vote all shares of the Company’s Common Stock and/or Preferred Stock that each of them owns respectively “FOR” the proposal to approve and adopt the Merger Agreement and the Merger and have given certain employees of Trilogy proxies to vote their shares in such manner. Therefore, subject to certain limited rights to terminate the Voting Agreements, the merger will be approved. As of the record date for the Special Meeting, these persons who executed Voting Agreements owned shares of our stock as follows: Proha, representing 53.3% of the outstanding shares of our Common and Preferred Stock combined; Emancipation Capital LP, representing 33.3% of our Preferred Stock and 10.3% of our Common and Preferred Stock combined; Porridge, LLC, representing 11.1% of our Preferred Stock and 3.4% of our Common

and Preferred Stock combined; Potomac Capital Partners, LP, representing 8.5% of our Preferred Stock and 2.6% of our Common and Preferred Stock combined; Potomac Capital International, LTD, representing 2.8% of our Preferred Stock and 0.9% of our Common and Preferred Stock combined; and Pleiades Investment Partners R, LP, representing 5.3% of our Preferred Stock and 1.7% of our Common and Preferred Stock combined. A form of the Voting Agreement entered into by such persons is attached as Annex B to this proxy statement.

Q:             Is our board of directors recommending that I vote for the Merger Agreement?

A:             Yes. Each of the disinterested members of our board of directors—David Cairns, Mike Murphy and Bengt-Ake Älgevik—has considered a number of factors and believes that the terms of the Merger Agreement are advisable, fair to and in the best interests of Artemis and all of its stockholders. These disinterested members of our board of directors unanimously recommend that you vote “FOR” the approval and adoption of the Merger Agreement and the Merger.

The other members of the Artemis board of directors, as identified below, may have an interest in the Merger and for that reason did not participate in the deliberations by our board of directors regarding, and do not now comment about, the terms of the Merger. Joe Liemandt is the Chairman of the board of directors, Chief Executive Officer (“CEO”) and President of Trilogy. Trilogy is acquiring Artemis as explained above and elsewhere in this proxy statement. Pekka Pere is the CEO of Proha, and Olof Odman is the Chairman of the board of directors of Proha. Proha was provided the right under the terms of the Merger Agreement to actively solicit and shop through March 31, 2006 for an alternate transaction for the Company in which Proha would participate. This right expired without Proha having identified any such transaction.

Q:             Did our board of directors receive an opinion from an independent financial advisor in connection with the Merger?

A:             Yes. On March 10, 2006, our financial advisor, Cowen & Co., LLC (“Cowen”), formerly known as SG Cowen & Co., rendered its written opinion that, as of March 10, 2006, based upon and subject to certain assumptions, qualifications and limitations described in the Cowen opinion, the Merger Consideration ($1.60 per share) was fair, from a financial point of view, to holders of our Common Stock, other than affiliates of the Company. Cowen’s fairness opinion is attached as Annex C to this proxy statement and is described more fully under “Special Factors—Opinion of Cowen & Co., LLC Regarding The Transaction” beginning on page 33 of this proxy statement; we urge you to read that opinion carefully and in its entirety. Cowen’s opinion was directed to our board of directors and addresses only the fairness from a financial point of view of the Merger Consideration as of the date of the written opinion. The Cowen opinion does not address any other aspect of the transaction and does not constitute a recommendation to any Artemis stockholder or any other person as to how to vote or act with respect to the Merger or any other matter. Artemis has agreed to pay a transaction fee of $750,000 to Cowen, $550,000 of which is contingent upon the completion of the transaction, each of which is subject to a deduction of $100,000 to the extent that the Company concurrently pays an independent financial advisor on the transaction.

Q:             Do our directors and executive officers have any special interests in the Merger?

A:             Yes. A number of our directors have interests in the Merger, as explained in the answer to the earlier question as to whether our board of directors is recommending that you vote for the Merger Agreement. Again, we note that all of the disinterested members of the Company’s board of directors are recommending you vote for the Merger Agreement.

With respect to our executive officers, you should be aware that they may have interests that are different from, or in addition to, yours. Those interests include, among others, the potential receipt of severance payments and the accelerated vesting of outstanding stock options. In addition, with respect to the executive officers and all of the Company’s directors, you should be aware that such individuals will be privy to the continuing indemnification of, and provision of directors’ and officers’ insurance coverage to, current and former directors and executive officers of Artemis after the Merger. Please see the sections of this proxy statement entitled “Special Factors—Interests of Our Directors and Executive Officers In The Proposed Merger” and “The Merger Agreement—Directors and Officers Insurance and Indemnification” on pages 40 and 69 for a further description of the special interests of our directors and executive officers in the Merger.

Q:             Am I entitled to appraisal rights in connection with the Merger?

A:             Yes. Stockholders who provide a written demand for appraisal of their shares to Artemis prior to the vote at the Special Meeting, and who do not vote their shares in favor of the Merger, are entitled to exercise appraisal rights under Section 262 of the Delaware General Corporation Law. The conditions and requirements for properly exercising appraisal rights are further explained in the section of this proxy statement entitled “The Proposed Merger—Appraisal Rights” on page 61. In addition, Section 262 of the Delaware General Corporation Law is included in this proxy statement as Annex D. If you wish to exercise appraisal rights, you are urged to read Annex D in its entirety.

Q:             Should I send in my stock certificates now?

A:             No. Shortly after the Merger is completed, if you are a holder of the Company’s Common Stock or Preferred Stock, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive payment. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:             What will I need to do in order to receive the consideration I will be entitled to with respect to my stock options?

A:             All outstanding stock options under the Company’s option plans with an exercise price below the Merger Consideration shall be converted into the right to receive the value between the exercise price and the Merger Consideration, whether vested or unvested. Outstanding options with an exercise price equal to or greater than the Merger Consideration will receive no payment and shall be cancelled, whether vested or unvested.

The terms of each of the Company’s option plans have been amended to provide that the Company assumes you agree to the “cashless exercise” of all of your “in-the-money” options (both terms, as identified below), upon completion of the Merger, unless you provide the Company timely written notice that you either do not elect to exercise your outstanding, in-the-money options at all or that you do not elect to exercise your outstanding, in-the-money options using a “cashless exercise.” (The form of such written notice will be provided to you and explained further in a separate letter that the Company will be sending to you prior to the Special Meeting.) If you elect to provide such written notice, you will need to provide the Company a check for the total amount of the exercise. “Cashless exercise” means the exercise and automatic sale of a portion of the option shares held to pay for the exercise of the remainder of the option, and any withholdings applicable thereto. “In-the-money-option” means an option with a grant-date exercise price below the Merger Consideration.

If the Company does not receive the written notice (as explained above) from you, the Company will (i) assume that you have elected to perform a cashless exercise of your in-the-money stock options; (ii) effect such cashless exercise upon the completion of the Merger; and (iii) exchange the stock acquired through option exercise for the Merger Consideration. The Company will also assume that you authorize all necessary withholdings. On or as soon as practicable following the completion of the Merger, you will receive a check in an amount determined using the following calculation—number of shares realized on exercise multiplied by the Merger Consideration and reduced by the exercise price and any applicable tax or other withholding.

The Special Meeting and Other Information

Q:             What are the date, time and place of the Special Meeting?

A:             The Special Meeting will be held at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 599 Lexington Avenue, New York, NY 10022 on June 30, 2006, at 10:00 a.m., local time.

Q:             What matters will I be voting on at the Special Meeting?

A:             You will vote on the following proposals:

•       To approve and adopt the Merger Agreement and the Merger, whereby on completion of the Merger, holders of our Common Stock would receive the Merger Consideration ($1.60 per share), holders of the Company’s Preferred Stock would receive the Liquidation Consideration ($2.20 per share) and holders of options with an exercise price of less than $1.60 per share will receive $1.60 per share less the exercise price per share; and

•       to approve the adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the Merger Agreement and the Merger.

Q:             How does Artemis’ board of directors recommend that I vote on the proposals?

A:             As follows:

•       “FOR” the proposal to approve and adopt the Merger Agreement and the Merger, whereby on completion of the Merger, holders of our Common Stock would receive the Merger Consideration ($1.60 per share), holders of the Company’s Preferred Stock would receive the Liquidation Consideration ($2.20 per share) and holders of options with an exercise price of less than $1.60 per share will receive $1.60 per share less the exercise price per share; and

•       “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate to solicit additional proxies.

Q:             Who is entitled to vote at the Special Meeting?

A:             Two different categories of voters are entitled to vote at the Special Meeting.

•       All holders of Common Stock of record as of the close of business on June 2, 2006, which we refer to as “the record date,” as well as all holders of Preferred Stock as of the record date, will be entitled to notice of, and to vote at, the Special Meeting. These two categories of voters will be combined into one group in voting on the two ballot measure proposals. The holders of Preferred Stock will be treated as if they converted each share of Preferred Stock into one share of Common Stock with one vote per share for purposes of voting together with the owners of Common Stock. On the record date, approximately 10,877,087 shares of Common Stock, held by approximately 700 stockholders of record (excluding beneficial owners and any shares held in street name or by nominees), together with 4,090,908 shares of Preferred Stock, held by seven stockholders of record, were outstanding and entitled to vote on the two ballot measure proposals.

•       All holders of the Preferred Stock as of the record date will be voting a second time—as a group by itself, separate and apart from the holders of Common Stock—on the first ballot measure proposal, in approving and adopting the Merger Agreement and the Merger. On the record date, 4,090,908 shares of Preferred Stock, held by seven stockholders of record, were outstanding and entitled to vote a second time on the first ballot measure proposal, in approving and adopting the Merger Agreement and the Merger.

No matter which type of stockholder you are, you may vote all shares of Artemis stock that you owned as of the record date. You are entitled to one vote per share of Common Stock and Preferred Stock that you hold.

Q:             What do I need to do now?

A:             We urge you to read this proxy statement carefully, including its annexes, consider how the Merger would affect you as a stockholder and then vote or provide voting instructions as described below.

Q:             How do I vote?

A:             If you hold a stock certificate in your name for Artemis’ stock, you are the owner of record of the shares evidenced by that certificate. If you are a stockholder of record, you may attend the Special Meeting and vote in person. Alternatively, you may vote by proxy via mail, by marking, signing, dating and mailing each proxy card and returning it in the envelope provided.

Q:             If my broker holds my Common Stock shares in “street name,” will my broker vote my shares for me?

A:             If you hold shares of Common Stock in the name of a broker or financial institution, you are a beneficial owner, and the broker or financial institution holding your shares is the record holder of your shares. This is often referred to as holding stock in “street name.” If your shares of Common Stock are held in street name, you must follow the voting directions given by the broker or financial institution regarding how to instruct the broker or financial institution to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the Merger. If your shares are held in street name and you wish to attend and vote at the Special Meeting in person, you must bring an executed power of attorney or proxy in your name that has been signed by the record holder of your Artemis shares. Please contact your broker or financial institution for this information.

Q:             What should I do if I receive more than one set of voting materials?

A:             You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Common Stock. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Preferred Stock and Common Stock, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:             What if I want to change my vote after I have voted?

A:             You may revoke your proxy or change your vote at any time before the final vote at the Special Meeting or any adjournment or postponement of the Special Meeting. If you are the owner of record, you may do this by:

•       Giving written notice of revocation to the Corporate Secretary, Artemis International Solutions Corporation, 4041 MacArthur Boulevard, Suite 401, Newport Beach, California 92660;

•       Signing another valid proxy bearing a later date; or

•       Voting in person at the Special Meeting.

If you hold stock in street name, you must contact your broker or financial institution for information on how to revoke your proxy or change your vote.

Q:             What happens if I do not send in my proxy, if I do not instruct my broker to vote my shares or if I abstain from voting?

A:             If you do not send in your proxy, if you do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against the approval and adoption of the Merger Agreement and the Merger.

Q:             How are votes counted?

A:             For the proposal relating to the approval and adoption of the Merger Agreement and the Merger, as well as for the proposal to adjourn or postpone the meeting if necessary or appropriate to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you sign and return your proxy card without indicating your vote, your shares will be voted “FOR” the approval and adoption of the Merger Agreement and the Merger and “FOR” any proposal to adjourn or postpone the meeting, if necessary or appropriate to solicit additional proxies.

A broker non-vote generally occurs when a broker, bank or other nominee holding Common Stock shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present at the meeting. As a result, because approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of a majority of the outstanding shares of our Common Stock combined with the outstanding shares of our Preferred Stock, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement and the Merger. Broker non-votes and abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies. Accordingly, broker non-votes and abstentions have no effect on any proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies if a quorum is present at the Special Meeting. However, because adjournment of a stockholder meeting in the absence of a quorum requires the affirming vote of a majority of shares present in person or by proxy, a broker non-vote or an abstention in the absence of a quorum will have the same effect as a vote “AGAINST” any proposal to adjourn or postpone the meeting.

Q:             Who will bear the cost of this solicitation?

A:             We will pay the cost of this solicitation, which will be made by mail. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares they hold of record.

Q:             Where can I find more information?

A:             We file periodic reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available about Artemis, see the section of this proxy statement entitled “Where You Can Find More Information” on page 105.

Q:             Whom should I call if I have questions or want additional copies of documents?

A:             If you have any questions about the proposed Merger or this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should call (949) 660-6500.

CAUTIONARY/SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on certain estimates and assumptions. Forward-looking statements include information concerning the expected completion and timing of the Merger and other information relating to the Merger. There are forward-looking statements throughout this proxy statement, including under the headings “Summary Term Sheet,” “The Proposed Merger,” “Special Factors—Opinion of Cowen & Co., LLC Regarding the Transaction” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve various known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Artemis. These forward-looking statements speak only as of the date on which the statements were made and, except as may be required by applicable law, we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.

In addition to other factors and matters contained or incorporated by reference in this document, we believe the following uncertainties and risk factors could cause actual results and/or the anticipated timing of the Merger to differ materially from those discussed in the forward-looking statements:

•       the satisfaction of the conditions to consummate the Merger, including the receipt of the required stockholder or regulatory approvals;

•       the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•       the failure of the Merger to close for any other reason;

•       the amount of the costs, fees, expenses and charges related to the Merger;

•       the occurrence of a material adverse effect on the business, operations, assets, liabilities or results of operations of Artemis, taken as a whole, including as a result of one or a combination of any of the following:

•        our reliance on significant relationships with a small number of customers, and the loss of any of those customers or significant reductions in their purchases of our products;

•        changes in our relationships with vendors and other sources of materials, parts and supplies, including adverse changes in their financial viability;

•        delays in our receipt of materials, parts and supplies due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such items;

•        our ability to successfully develop and market our products in a volatile, competitive industry characterized by rapidly changing prices, technologies and customer demand;

•        relationships with companies in the electronic, computing and communications industry;

•        price erosion due to competition;

•        risks associated with having significant operations located in foreign countries;

•        risks associated with the sale of our products in foreign countries;

•        changes in key management personnel;

•        changes in government or regulatory requirements;

•        litigation that may have an adverse effect on our financial results or reputation;

•        intellectual property infringement claims that might be costly to resolve;

•        the protection of our intellectual property and the costs of such protection;

•        current political and general economic conditions or changes in such conditions;

•        terrorist activities in the U.S. or abroad; and

•        political, social, economic or other events resulting in the short- or long-term disruption in business at our facilities or offices; and

•       the risks, uncertainties and other factors set forth in our reports and documents filed with the SEC (which should be read in conjunction with this proxy statement; see “Where You Can Find More Information” on page 105).

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Our Common Stock is quoted on the OTCBB administered by NASDAQ. From April 4, 2000 until June 28, 2001, our Common Stock was listed on the NASDAQ National Market under the symbol “OPUS.” Since June 29, 2001, our Common Stock has been quoted on the OTCBB, whereby effective November 25, 2001, the trading symbol was changed to “AISC.” Subsequent to the Company’s one for twenty-five reverse stock split on February 7, 2003, the trading symbol was changed to “AMSI.” All information regarding our Common Stock, stock options, warrants and related per share amounts has been restated within this proxy statement to reflect the February 7, 2003 reverse stock split.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (commonly referred to as the “penny stock rules”), impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a “penny stock.” Subject to certain exceptions, a penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. The closing market price of our Common Stock on the OTCBB during the sixteen months ended April 30, 2006 has ranged between a high of $3.87 and a low of $0.90 per share, and our Common Stock is thus deemed to be penny stock for purposes of the Exchange Act. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage them from effecting transactions in our Common Stock, which could severely impair the liquidity of our stock in the secondary market.

At March 17, 2006, the number of stockholders of record was approximately 700 (excluding beneficial owners and any shares held in street name or by nominees). The following table sets forth the quarterly high and low sales prices based on bid quotations per share, as retroactively adjusted for the aforementioned reverse stock split.

	Artemis International Solutions Corp
	High	Low
YEAR ENDED DECEMBER 31, 2006
First Quarter	$ 1.55	$ 1.00
YEAR ENDED DECEMBER 31, 2005
First Quarter	3.10	2.55
Second Quarter	3.25	2.40
Third Quarter	3.00	1.80
Fourth Quarter	2.10	0.83
YEAR ENDED DECEMBER 31, 2004
First Quarter	2.00	1.35
Second Quarter	3.15	1.35
Third Quarter	2.50	1.90
Fourth Quarter	3.20	1.90

The closing price for our Common Stock was:

•       $1.35 on March 9, 2006, the last trading day prior to the date we entered into the Merger Agreement; and

•       $1.56 on June 7, 2006, the last trading day before the date of this proxy statement.

The above over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Dividend Policy

We do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any determination to pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements, general business conditions, restrictions imposed by financing arrangements, legal and regulatory restrictions on the payment of dividends and any other factors that our board of directors deems relevant.

In August, 2003, the Company obtained a revolving credit facility with Laurus. Under the Security Agreement executed in connection with the revolving credit facility, the Company may not directly or indirectly declare, pay or make any dividend or distribution on any class of its stock, except for indebtedness subordinated to Laurus.

On June 16, 2004, the Company completed a private placement of $9.0 million of convertible Preferred Stock. So long as at least 30% of the Preferred Stock is outstanding, the Company cannot, directly or indirectly, redeem, declare or pay any cash dividend or other distribution on the Common Stock without the prior express written consent of the holders of at least a majority of the Preferred Stock.

FINANCIAL FORECASTS

Our Financial Forecasts

As a matter of policy, we do not publicize forecasts or projections of future performance or results of operations. However, management prepared the financial forecasts for the years ending December 31, 2006 and 2007 (which we refer to in this section as “Financial Forecasts”) set forth below in good faith and in the ordinary course of our business for use by us in our business. The Financial Forecasts were not prepared with a view towards public disclosure or compliance with any published rules/regulations of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or accounting principles generally accepted in the United States of America (“GAAP”). Our independent registered public accounting firm has not examined or compiled the Financial Forecasts or expressed any form of assurance with respect to the Financial Forecasts and, accordingly, assume no responsibility for them. The Financial Forecasts are included below solely for the purpose of giving our stockholders access to the same non-public information that was provided to our special committee, our board of directors, Cowen, Trilogy and all other bidders.

The Financial Forecasts with respect to fiscal years 2006 and 2007 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. The Financial Forecasts are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the Financial Forecasts are based upon a variety of estimates and hypothetical assumptions made by our management. Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the Financial Forecasts will prove accurate, and actual results may materially differ. In addition, the Financial Forecasts do not take into account any of the transactions contemplated by the Merger Agreement, including the Merger and Merger-related expenses and fees, which may also cause actual results to materially differ.

Because of the reasons described above, the inclusion of the Financial Forecasts in this proxy statement should not be regarded as an indication that the Financial Forecasts represent an accurate prediction of future events, and they should not be relied on as such. No one has made, or makes, any representation to any stockholder regarding the information contained in the Financial Forecasts and, except as required by applicable securities laws, we do not intend to update or otherwise revise the Financial Forecasts to reflect circumstances existing after the date prepared or to reflect the occurrence of future events even if any or all of the assumptions are shown to be in error.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
Consolidated Financial Highlights

	Historical Financial Data Years Ended December 31,					Financial Forecasts Years Ending December 31,
	2001	2002	2003	2004	2005	2006	2007
Statement of Operations Data:
Revenue:
Software	$ 15,105	$ 15,070	$ 13,286	$ 13,055	$ 11,487	$ 14,650	$ 17,900
Support	15,512	15,690	16,568	17,186	17,248	16,415	16,876
Services	37,029	37,904	27,437	22,204	18,630	18,716	19,182
	67,646	68,664	57,291	52,445	47,365	49,781	53,958
Cost of revenue	33,097	32,710	26,029	23,490	20,410	19,801	19,667
% Margin	48.9%	47.6%	45.4%	44.8%	43.1%	39.8%	36.4%
Gross margin	34,549	35,954	31,262	28,955	26,955	29,980	34,290
% Margin	51.1%	52.4%	54.6%	55.2%	56.9%	60.2%	63.6%
Operating expenses	101,032	39,700	39,354	38,508	31,603	25,866	25,216
% Margin	149.4%	57.8%	68.7%	73.4%	66.7%	52.0%	46.7%
Operating income (loss)	(66,483)	(3,746)	(8,092)	(9,553)	$ (4,648)	$ 4,115	$ 9,074
% Margin	-98.3%	-5.5%	-14.1%	-18.2%	-9.8%	8.3%	16.8%

SPECIAL FACTORS

Purpose and Structure of the Merger

We entered into the Merger Agreement, which contemplates the acquisition of us by Trilogy, to permit our stockholders to realize a significant premium over historical market prices for our shares. The transaction has been structured as a Merger to facilitate completion of the transaction in an efficient manner as part of a single-step acquisition. Structuring the transaction as a Merger provides our stockholders the opportunity to vote on the transaction, and the Merger will be completed only if holders of a majority of our outstanding shares, where the holders of our Common Stock are voting together with holders of our Preferred Stock as a combined class of voters, while holders of our Preferred Stock are voting as a separate class, vote to adopt the Merger Agreement. Holders of a majority of the Common Stock and Preferred Stock have executed the Voting Agreements pursuant to which they have agreed to vote their shares in favor of the merger and have granted certain Trilogy employees proxies to vote their shares, subject to termination of the Voting Agreements.

As the above chart reflects, software revenue and total revenue have trended downward since 2003. Although our gross margin as a percentage of total revenue improved during that period, our cost structure was not sufficiently reduced to improve net income before accounting for amortization and restructuring expenses. As a result, our accumulated deficit increased from $75.1 million as of December 31, 2002, to $96.7 million, as of December 31, 2005. We view the Merger as a means by which to improve the Company’s financial performance, by providing funding from a strategic partner with solid financial wherewithal.

Background of the Merger

Since the inception of Artemis in 2001 as a publicly traded company, we have incurred substantial operating and net losses, as well as (except for calendar 2002 and 2005) negative operating cash flows. As a result, the independent auditor’s reports accompanying our consolidated financial statements starting with our Annual Report on Form 10-K for the year ended December 31, 2001 have contained an explanation that our financial statements have been prepared assuming that we will continue as a going concern. That is, we have been at risk in our ability to continue operating as a going concern for some time, nearly always being subject to our ability to raise working capital, streamline our operations and increase revenues. For substantial periods of this time (prior to the public announcement of the proposed Merger with RCN), our shares have traded at price levels below the Merger price of $1.60 per share, although we do recognize that there have been certain periods during which our shares have traded above that level.

Prior to late 2004, our board of directors was hopeful that we could significantly increase our market value, and thus the return to our investors, through our operating results. Our board, while recognizing that the sale of Artemis at the right time and under the right conditions could be beneficial to our stockholders, had deferred pursuing a sale because of the inherent uncertainty as to the outcome of the process of soliciting bidders as well as the potential disruption that process could cause and its potential for diverting the time and attention of senior management. By late 2004, however, our board became increasingly concerned with the continued going concern risk, the Company’s cash position, and the continuing need to raise operating capital. Our board recognized that pursuing certain options in raising capital could significantly dilute the ownership of our current stockholders, including those holding our Common Stock and our Preferred Stock.

On January 7, 2005, our board of directors unanimously approved the creation of a special committee, consisting of Artemis board members David Cairns, Joe Liemandt and Pekka Pere, which was charged with exploring strategic alternatives including but not limited to raising additional capital or pursuing a sale, and which would identify possible financial advisors that could assist the Company in exploring such alternatives. The Artemis board did not place any specific limitations on this special committee, but the board did retain the right to consider and approve any recommendation that the committee might ultimately submit. The Artemis board members comprising this special committee did not receive any compensation for serving on said committee.

On January 17, 2005, the special committee convened and established its operating procedures. The special committee and management considered four investment banks that would assist us in exploring the various alternatives. Over the course of the next approximate four weeks, the special committee conferred with these banks separately, and reviewed each respective bank’s recommendation regarding possible strategic alternatives. One bank recommended that we raise capital via a private investment in public entity (“PIPE”). A second bank recommended that we raise capital via a public, secondary offering. A third bank recommended that we hold off on taking any strategic path for the time being. Ultimately, the special committee selected a fourth bank, SG Cowen & Co., the name of which later in our sale process changed to Cowen & Co., LLC (“Cowen”), which recommended that we engage in a process of an outright sale. Other than considering taking no strategic action, the special committee only considered the three alternatives as noted above: (i) raising capital via a PIPE; (ii) raising capital via a secondary offering; and (iii) selling the company outright.

The special committee recommended to our full board of directors on February 17, 2005, that the Company engage in a process for the outright sale, and hire Cowen to run the process. The special committee was concerned that raising capital now, either through a PIPE or a secondary offering, and waiting to sell the Company outright at a later date, was too risky. The special committee cautioned that such a delay would leave little room for operational under-performance, and also questioned the Company’s ability to raise sufficient levels of financing without significantly diluting the then current holders of our stock. In addition, the committee expressed concern that the market in which the company operates would become increasingly competitive and/or that the multiples on valuations for outright sales, which recently were being achieved, would begin to deteriorate. The special committee also recognized that the new Sarbanes-Oxley requirements that had become effective for all public companies on July 30, 2002, and the significant amount of new SEC regulation being adopted under that statute, were likely to require significant increases in our ongoing expenses (including legal and accounting fees) in remaining a publicly-traded company. One consideration for example related to certain SEC rules and forms, and amendments thereto, implementing Section 404 of Sarbanes-Oxley. Section 404 requires companies such as ours to include in their annual reports a report of management on the company’s internal control over financial reporting and an accompanying auditor’s report, and to evaluate, as of the end of each fiscal quarter, any change in the company’s internal control over financial reporting that occurred during the period that has materially affected, or is reasonably likely to materially affect, the company’s internal control over financial reporting. At the time the special committee made its recommendation to our board of directors on February 17, 2005 for the Company to engage in the process to explore an outright sale, the Section 404 compliance date was pegged to our fiscal year ending on December 31, 2005. We estimated that the initiatives that would be involved in complying with Section 404 would cost us between $500,000 and $750,000. When we factored those costs into the other costs of operating as a publicly traded company, we estimated the total costs of operating as a publicly traded company to be between $1.5 and $2 million.

On February 17, 2005, our board of directors concluded—in light of the recommendation submitted by the board’s special committee and after consultation with by Cowen, as well as the board’s own familiarity with the Company’s situation and the input received from the other investment bankers—that the alternatives the board had been evaluating, other than the outright sale of Artemis, were not likely to meaningfully enhance long-term stockholder value. The other alternatives that had been explored simply presented too much risk in achieving increased institutional interest in our stock, improved analyst coverage and/or increased trading volume and price of our stock, long-term. Accordingly, our board of directors considered the recommendation of the special committee, and unanimously concluded on February 17, 2005, that the interests of all of our stockholders would best be served by the Company focusing on the possibility of an outright sale as the strategy most likely to address our circumstances and to increase stockholder value. Our board instructed management to engage Cowen to act as our financial advisor in connection with a possible sale of Artemis. Cowen was directed to identify and contact potential strategic and financial acquirors of Artemis, with an initial emphasis on the former, and to report back on the level of interest in such a transaction. Cowen was selected by our board of directors to act as our financial advisor (and to render an opinion if requested) because, in addition to being a nationally recognized investment-banking firm, Cowen committed to provide a team for the Artemis transaction that was very experienced in high technology industry, small to mid-capitalization, merger and acquisition transactions.

As discussed below, Cowen started running the sale process in earnest starting in April 2005, coinciding with our second quarter of 2005. The market price of our Common Stock has been trading down generally since the second quarter of 2005, albeit in each of the first three quarters of 2005 the low market price for the stock in each respective quarter was greater than the Merger price of $1.60 per share. A similar downward trend ocurred once the sale process was underway, whereby the acquisition price declined on purchase offers until that point in time that Trilogy submitted its first offer in February 2006 (thereby increasing the acquisition price), as also discussed below. The other strategic alternatives of raising capital through either a PIPE or a secondary offering were reconsidered by the Company from time-to-time during the sales process and as market price and purchase offers were declining. However, the Company’s operational performance on a quarter-to-quarter basis began experiencing difficulties starting in the first quarter of 2005, and a consensus was drawn that raising capital via either a PIPE or secondary offering would result in a price discounted to market, as well as significant dilution to the current stockholders.

During April 2005, Cowen began contacting potential acquirors on behalf of the Company. Through July 2005, thirty-five strategic parties and thirteen financial sponsors were contacted on behalf of the Company. Of the thirty-five strategic parties initially contacted, three expressed interest in Artemis and executed confidentiality agreements, nine other parties were still reviewing the acquisition opportunity and had not yet responded as to whether they were interested, and 23 companies had expressed no interest in acquiring Artemis. Of the thirteen financial sponsers initially contacted, six parties were still reviewing the acquisition opportunity and had not yet responded as to whether they were interested, four parties were still reviewing the opportunity but had executed confidentiality agreements, and three parties had expressed no interest in acquiring Artemis.

Our board met again on August 2, 2005 to deliberate further with respect to strategic alternatives, and the board agreed that the Company should continue to explore an outright sale of the Company. A “virtual data room” was created by which interested parties could gain access via the Internet on a strictly confidential basis, in order to begin their respective due diligence reviews of the Company. This data room was accessible by late August, 2005. In August, management conducted a series of conference calls with interested parties. At the same time, Cowen continued to contact parties that were determined might be interested in pursuing the transaction.

As of September 7, 2005, thirty-six strategic parties and thirty-three financial sponsors were contacted on behalf of the company. Three of the potential strategic partners that had participated in conference calls with our management were contacted, but none of the strategic partners contacted submitted an indication of interest. Of the thirty-three financial sponsors, sixteen of them had participated in conference calls with our management, and eleven of the financial sponsors submitted an indication of interest, all of which had executed confidentiality agreements.

Our management then worked with Cowen in identifying four of the eleven financial sponsors that had submitted an indication of interest in early September to remain as potential acquirors of Artemis as part of the sale process. The top four sponsors indicating the highest ranges of enterprise value for Artemis were identified, with the following ranges of implied price per share of our Common Stock: (i) $3.32-$3.88; (ii) $3.04-$3.60; (iii) $2.46-$2.75; and (iv) $2.16-$2.75. (In each indication of interest, any price per share to be paid to holders of our Common Stock at a value of $2.21 or higher would also apply to holders of our Preferred Stock under the rights they hold.) These four sponsors were invited to conduct additional due diligence and meet with our management.

During the week of September 19, 2005, representatives of each of these four financial sponsors spent one full day respectively in person with Patrick Ternier, our President and Chief Executive Officer, and Robert Stefanovich, our Executive Vice President and Chief Financial Officer, as well as with a representative of Cowen, for the purpose of engaging in additional diligence, as part of the sale process.

Mr. Ternier reported the progress of the sale process to our board in a meeting of our board of directors on September 27, 2005. The board instructed management to request the four remaining financial sponsors to submit revised bids for the Company as soon as practicable, given the needs of the sponsors in conducting additional diligence. The financial sponsors were contacted and October 12, 2005 was set as the deadline to submit revised bids to acquire the Company. During the week of October 12, 2005, management conducted conference calls with all four financial sponsors to provide them with an overview of the third quarter results, which were materially worse than results previously presented by management.

On October 17, 2005, our board of directors met to consider the revised proposals submitted by the four remaining financial sponsors. The two sponsors which had submitted the lowest ranges in early September elected not to submit a revised proposal. The other two remaining financial sponsors submitted substantially reduced bids. The previous top bidder submitted an “at market” offer, a price per share (Common Stock) of $2.00. The number two bidder from early September now had submitted the highest offer, with an implied price per share (Common Stock) of $2.54. The withdrawal of the two lowest bidders and the reduced bids of the other two were due to the revenue shortfall for the third quarter of 2005, as compared to projected revenue.

In light of the two sponsors dropping out of the process, the board determined that two other financial sponsors that had previously submitted lower indications of interest in early September would now be considered potential alternate bidders: both financial sponsors had indicated they could move quickly in submitting a revised bid should circumstances change. The board directed the Company’s chairman of the board of directors, Pekka Pere, to meet with the remaining financial sponsors, and to oversee and participate in further negotiations in an attempt to secure a higher bid.

Mr. Pere proceeded to meet in person later during the week of October 17, 2005, with the two top remaining financial sponsors, as well as with one of the alternate financial sponsors. The alternate financial sponsor informed Mr. Pere that it would not submit a new bid. Neither of the two remaining financial sponsors was willing to increase its reduced bid, due to the Company’s revenue shortfall for the third quarter of 2005.

Our board of directors held a meeting on October 24, 2005, during which Mr. Pere advised the board of his discussions with the financial sponsors. After deliberation regarding the situation, the board instructed management and Cowen to negotiate on behalf of the Company with the top bidder of the remaining two financial sponsors to obtain the best possible deal.

Our management and a representative of Cowen negotiated with the top bidder, in an effort to obtain an increased purchase price in selling Artemis. On November 1 and 2, 2005, Messrs. Ternier and Stefanovich met in person with representatives of the top bidding financial sponsor, including a representative of the sponsor’s bank. Messrs. Ternier and Stefanovich reviewed in detail with the representatives of the sponsor multiple financial scenarios that we would be facing in the upcoming months. The sponsor integrated those possible performance outcomes into its various modeling scenarios. In this regard, the financial sponsor was informed of the risks associated in acquiring Artemis. Mr. Ternier then engaged in a number of telephonic meetings with the financial sponsor the following week (week of November 7, 2005). During this time, the top bidder had retained outside counsel that began to negotiate with Artemis regarding the legal documents that would encompass the sales transaction. In addition, the top finalist continued its due diligence process.

At the meeting of our board of directors on December 5, 2005, Cowen reported that during the week of November 21, 2005, the top financial sponsor communicated it was lowering its bid to $1.50 per share of Common Stock. The financial sponsor had concluded that in order to maximize the valuation of Artemis, the sponsor would need to pair the Company with another operating company, meaning the sponsor would have to incur the expense of acquiring a second operating company. The bid also included an offer to buy all the shares of our Preferred Stock at a price of $2.20 per share, equal to the “liquidation preference” of the Preferred Stock. The liquidation preference of the Preferred Stock is a right of the holders of Preferred Stock (as set forth in Section 7 of the certificate of designations dated as of June 16, 2004 (the “Certificate of Designations”), executed as part of the Company’s PIPE financing with its holders of Preferred Stock) to receive at least $2.20 per share in the event of a change in control of the Company regardless if the amount paid per share of Common Stock is less than that amount. All subsequent bids under $2.20 per share for the Common Stock included purchasing the Preferred Stock at $2.20 per share.

At the meeting of our board of directors on December 5, 2005, our board received an update regarding the sale process from management and Cowen. During the meeting of our board of directors, our outside legal counsel, Kirkpatrick & Lockhart Nicholson Graham, LLP (which we refer to in this proxy statement as Kirkpatrick & Lockhart), discussed the board’s fiduciary duties with respect to a potential sale of the Company. The board directed our management and Cowen to continue the sale process and attempt to obtain a higher price in selling the Company.

On December 14, 2005, our board of directors held a meeting to discuss and deliberate regarding any further developments in the sale process. The board received an update regarding the sale process from management and Cowen. No new bids had been submitted by any parties, despite continuing contact with financial sponsors from the original contact list. During this time, the previously identified current top bidder continued its due diligence process. Mr. Pere asked whether the then current top bidder would be willing to allow our majority stockholder, Proha, to participate in a merger transaction (sale) as far as retaining an ownership interest in Artemis. Cowen further explained it had approached the then current top bidder a number of days prior to the board meeting to explore whether the financial sponsor would be amenable to Proha retaining an ownership interest in Artemis. The sponsor had responded in the affirmative, Cowen reported, noting that the sponsor would be comfortable allowing Proha to participate at a certain level of ownership in Artemis as part of the merger. Our Kirkpatrick & Lockhart attorneys explained to our board members that if Proha was indeed interested in participating in any such merger, the Artemis board members who are associated with Proha—Mr. Pere, who serves as the CEO of Proha, and Olof Odman, who serves as Proha’s Chairman of its board of directors—would have to recuse themselves from any Artemis board deliberations pertaining to an offer involving Proha’s participation. Messrs. Pere and Odman excused themselves from the meeting and the disinterested members of the Artemis board of directors discussed the proposal. The disinterested members of the board directed our management and Cowen to continue to pursue the sale process, including the potential participation of Proha.

From December 14 through December 23, 2005, the current high bidder had several discussions with management of the Company and representatives of Cowen. The bidder agreed to change the terms of the merger agreement to allow Proha to retain a percentage of ownership in Artemis. On December 23, 2005, the bidder orally indicated that it might be able to increase its bid to $1.58 per share (Common Stock). However, the sponsor had communicated that it would not be in a position to finalize the merger documents until some time in January due to vacation schedules coupled with the year end holidays.

Our board of directors held its next meeting on December 29, 2005. After a brief update from management and Cowen, Messrs. Pere and Odman exited the Artemis board meeting, as advised by our Kirkpatrick & Lockhart attorneys. The disinterested members of the Artemis board continued with the meeting. They deliberated on the question of whether Artemis should continue negotiating with the current high bidder. The disinterested board members unanimously concluded that proceeding with the sale process at that valuation with the then current top bidder was the best available option for Artemis at that point, considering the risks associated with the continued operation as a publicly traded company (with exposure to receiving another audit report which included a paragraph expressing substantial doubt about our ability to continue as a “going concern”).

On January 11, 2006, the high bidder communicated a new offer of $1.30 per share of Common Stock, as a result of its continued due diligence and valuation of the Company. During this same time period, Artemis and the financial sponsor continued to negotiate the terms and conditions of the merger agreement form, as well as other related legal documents. The financial sponsor also was engaged with our majority stockholder, Proha, in negotiating a voting agreement relating to the merger agreement. One of the terms at issue in both the voting agreement and the merger agreement pertained to whether Proha would be permitted to solicit and negotiate other proposals after the execution of a definitive merger agreement. The offer as currently structured did not permit such solicitation or negotiations. In the meantime, management of Artemis and representatives of Cowen continued informal discussions with the alternate financial sponsor that had completed its due diligence in late December. Management of Artemis and representatives of Cowen were also engaged in discussions with two other financial sponsors from the group originally contacted. However, neither had submitted or indicated that they would submit a formal bid.

Our board of directors held a meeting on January 17, 2006, which was adjourned and continued on January 18, 2006. The chairman of the board presented preliminary terms for an alternative transaction. Messrs. Pere and Odman then excused themselves from the Artemis board meeting. The disinterested members of the Artemis board continued with the meeting. The board considered the $1.30 price per share offer from the top financial sponsor, as well as the informal suggestions of a much lower price from the other financial sponsor that had completed its due diligence. The disinterested members of the Artemis board discussed and weighed the possibility that the then current top financial sponsor, with the bid price of $1.30 per share, might withdraw its offer if the Company failed to accept it within a matter of days. The disinterested members of the board concluded that management and Cowen should keep working to obtain a higher purchase bid, as well as the ability for our majority stockholder to continue shopping for a superior proposal after the execution of a definitive merger agreement.

On January 24, 2006, the then current high bidder submitted a revised offer letter. The financial sponsor presented two alternative options as part of the revised bid: (i) an increase in the purchase price per share (Common Stock) to $1.39; or (ii) retaining the purchase price per share at the $1.30 value, but allowing Proha, as our majority stockholder, to shop for a superior transaction after the signing of a definitive merger agreement. The financial sponsor indicated in the formal offer letter that the sponsor was prepared to execute a definitive merger agreement on or prior to January 27, 2006.

On January 26, 2006, the then current high bidder again submitted a revised offer letter, nearly identical to the previous letter, but this time noting that the financial sponsor was prepared to execute the legal documents encompassing the merger (sale) on or prior to January 30, 2006. Our board of directors convened a meeting on January 27, 2006. The board of directors was informed that the financial sponsor had communicated that the Proha shop provision applying to the pricing alternative of $1.30 per share would be good for a twenty-one day period after acceptance of the offer. Our disinterested board members asked Cowen to continue negotiating on behalf of the Company with the financial sponsor to expand the shopping period and reduce the $925,000 termination fee.

One of the original top eleven financial sponsors from early September that had recently re-entered the sale process then joined the Artemis board meeting to discuss that sponsor’s renewed interest in Artemis. That sponsor indicated an apparent interest at the $1.50 per share (Common Stock) level, but had not yet formally submitted such an offer. That sponsor proceeded to present its viewpoints on the Company, and the parties engaged in a thorough discourse as to a possible merger, including the possible requirements, both financially and timing-wise, that would be involved in order to close a transaction within a 21 day period and topping the then current high bid. The parties discovered that the indicated interest at the $1.50 per share level had not factored in the termination fee of $925,000 that would apply once and if the documentation concerning the current high bid were to be agreed upon and finalized in the very near term, and had also underestimated other fees and expenses. The sponsor communicated it was still interested in pursuing a transaction, and committed to submitting a formal bid quickly, and finalizing its due diligence process, within a three-week period; however, no formal bid/term sheet offer was subsequently submitted to the Company by the sponsor. As such, the Artemis board could not consider that sponsor’s apparent interest as a viable, competing offer.

Cowen then reported to the board that it had just completed a number of telephonic communications (during the board meeting) with the then current high bidder. The top bidding financial sponsor had agreed to increase the 21-day shop provision to approximately five weeks from the date the definitive merger documents are signed. However, the termination fee would remain at $925,000. The board adjourned, but continued its meeting on January 29, 2006. After a brief update, Messrs. Pere and Odman exited the Artemis board meeting.

The disinterested members of the Artemis board continued with the meeting. They deliberated on the question of whether Artemis should accept either or both of the pricing alternatives offered by the top financial sponsor, especially in light of the potential competing offer. The disinterested members determined to continue to pursue both pricing alternatives, given that Proha as the majority stockholder would have to approve one of the two alternatives, and the Artemis board did not know which alternative, if either, the Proha board would accept. In addition, the board determined to continue pursuing the potential competing offer, understanding that with an open solicitation/negotiation period, even executing a definitive merger agreement would not necessarily preclude the competing offer. The disinterested members directed management and Cowen to continue its discussions with these two financial sponsors.

On January 31, 2006, Proha informed the Company that its board had agreed to support the pricing alternative of $1.30 per share (Common Stock), where Proha would have the right to shop for a superior proposal for a period of about five weeks once the definitive merger documents were signed. Artemis promptly informed the top financial sponsor of the Proha board’s support in that regard, and management, the Kirkpatrick & Lockhart lawyers and Cowen attempted to finalize the definitive merger agreement.

The top financial sponsor and Artemis immediately began to conclude negotiations of and finalize the legal documents encompassing the merger. After a number of days, the primary issue that remained open was the language that would govern Proha’s ability to shop the deal for the five-week period. Proha and the financial sponsor had difficulty reaching agreement on that issue, which effectively precluded those parties from reaching final agreement that would otherwise be necessary for Artemis and the financial sponsor to finalize negotiations and execute definitive documents.

On February 7, 2006, our board of directors convened a meeting and received an update from management, Cowen and our Kirkpatrick & Lockhart attorneys as to the progress of the negotiations. By the end of the meeting, our board and advisors had identified a potential compromise on the primary open issue. Our board then directed management and Cowen to broach the compromise with the financial sponsor in an effort to finalize the negotiations.

On February 8, 2006, Trilogy submitted an offer regarding an acquisition. Trilogy offered to buy all shares of Common Stock at $1.50 per share and all shares of Preferred Stock at $2.20 per share, and would provide Proha with a right to shop for a superior proposal for a thirty-five day period after definitive documents were signed. Trilogy expressed confidence that it could complete its due diligence process within one week. On February 9, 2006, our board of directors convened to discuss the offer. Our Kirkpatrick & Lockhart attorneys advised that Joe Liemandt should exit the meeting, prior to the Artemis board deliberating on the Trilogy offer. Mr. Liemandt serves as a director of the Artemis board, and also serves as the Chairman of the board of directors, CEO and President of Trilogy, which wholly owns Trilogy Capital Holdings Corporation (f/k/a Samuelson Investment Inc.), a holder of Preferred Stock of Artemis. Our board’s disinterested directors—that is, those directors on the Artemis board whom are not associated with either Trilogy or Proha—David Cairns, Mike Murphy and Bengt-Ake Algevik, then asked fellow Artemis board members Pekka Pere and Olof Odman, in their respective roles as Proha representatives (Mr. Pere is CEO and President of Proha, while Mr. Odman serves as chairman of the Proha board of directors) whether Proha would be inclined to support the Trilogy offer. Messrs. Pere and Odman responded that in general, they would be receptive to the offer, with one exception: the termination fee of $925,000 appeared excessive to them. The Proha representatives and Mr. Liemandt then exited the meeting prior to any deliberations by the disinterested members of the Artemis board on the Trilogy offer.

The disinterested members of the Artemis board then directed management and Cowen to (i) go back to Trilogy in an effort to obtain a lower termination fee and finalize negotiations and (ii) go back to the previous high bidder—the top financial sponsor—to discern if the sponsor would increase its previous offer, and top the offer from Trilogy. Cowen reported to the board that the two financial sponsors that had recently re-entered the sale process were still interested in the Company. The board directed management and Cowen to continue in its discussions with those two sponsors, in an effort to obtain a formal bid higher than the then current bid from Trilogy.

During the next week, Trilogy completed nearly all of its due diligence on the Company. In addition, Trilogy and Artemis negotiated terms pertaining to the legal documents that would encompass the Merger. On February 17, 2006, the Company retained Fredrick M. Joseph as an independent consultant. Mr. Joseph is a former employee of Cowen who was extensively involved in the sale process as a representative of Cowen, including the proposed Merger with Trilogy. Mr. Joseph was retained by us to provide continuity, but Cowen would continue to oversee the sale process.

On February 17, 2006, Trilogy submitted a new offer, including: (i) an increase in the per share (Common Stock) value, from $1.50 to $1.60; (ii) a reduction in the termination fee, from $925,000 to $500,000; (iii) the elimination of the Proha shop-right provision; and (iv) an expiration time of later that evening, midnight Eastern time.

Also on February 17, 2006, the Company received a letter of intent by which one of the two financial sponsors that had re-entered the sale process submitted an indication of interest at the level of $1.50 per share (Common Stock), with a proposed structure that would allow Proha to retain its ownership interest in Artemis. That letter also included a provision by which the sponsor was demanding to be reimbursed for certain due diligence costs, and indicated that the period required to complete due diligence would be thirty days.

On February 17, 2006, our board convened a meeting. The disinterested Artemis board members agreed that the Artemis board should pursue the latest Trilogy offer. The disinterested members then asked Mr. Joseph to (i) approach the Proha board representatives in an effort to have Proha disclose the specific terms by which it would be amenable to an offer from Trilogy; and (ii) concurrently approach Trilogy in an effort to have Trilogy agree to extending the time frame by which its current offer was to expire.

On February 19, 2006, the board received a revised letter of intent from the financial sponsor that had submitted a letter of intent on February 17, 2006 at the $1.50 per share value (Common Stock). This revised letter increased the value from $1.50 to $1.60. The revised letter retained the terms by which the sponsor was demanding to be reimbursed for certain due diligence costs, and indicated that the period required to complete due diligence would be thirty days. The letter also specified that the offer would expire as of 5:00 p.m. Pacific time on February 20, 2006.

On February 20, 2006, Trilogy revised its offer, increasing the per share value to $1.70 (Common Stock). The other core terms remained the same: (i) a termination fee of $500,000; and (ii) no Proha shop-right provision. The new Trilogy offer would remain open through February 22, 2006, expiring at 6:00 p.m. Eastern time.

The board commenced a meeting on February 20, 2006, with Mr. Liemandt not participating. The disinterested Artemis board members asked the Proha representatives present on the Artemis Board—Messrs. Pere and Odman—whether the Proha board would be supportive of the new offer in from Trilogy. Mr. Pere, acting in his role of CEO of Proha, commented that the Proha board would be concerned with the short deadline on the latest Trilogy offer by which to deliberate. He commented that one additional week would be a more reasonable time period from the Proha board’s perspective, as a number of its members would not be available to convene sooner. Both Mr. Pere and Mr. Odman then exited the meeting. The disinterested Artemis board members then determined to continue to pursue the latest Trilogy offer of $1.70 per share (Common Stock). The disinterested board members also asked Mr. Joseph and Cowen to approach the financial sponsor with a current bid of $1.60 per share, in an attempt to obtain a purchase price that would top Trilogy’s then current offer of $1.70, and to determine whether that sponsor would be willing to commit to completing its due diligence in a shorter time period. Later that day, the financial sponsor communicated that it was not interested in increasing its offer of $1.60, nor was it willing to shorten the period of time it had indicated would be required to complete its diligence process.

On February 22, 2006, Trilogy submitted a new offer, by which two alternative values to buy out our holders of Common Stock were presented as options to us as part of the revised bid: (i) maintaining the purchase price per share of $1.70; or (ii) offering a purchase price per share of $1.60, but allowing Proha to shop for a superior proposal, with such right to expire on March 17, 2006. The offer at the $1.70 per share value included a termination fee of $500,000, while the alternative at the $1.60 per share value with the shop-right provision included a termination fee of $750,000. This dual offer would remain open through the end of the day on February 23, 2006.

Our board convened next on February 23, 2006. Messrs. Pere and Liemandt did not attend the meeting. The disinterested Artemis board members were interested in pursuing both of Trilogy’s pricing alternatives, and they so informed Mr. Odman in his role as the chairman of the Proha board of directors. Our disinterested directors asked Mr. Odman to convene a meeting of the Proha board of directors as soon as possible, in order to communicate back to Artemis on whether Proha was interested in Trilogy’s latest offer. The disinterested members of the Artemis board asked Mr. Joseph and Cowen to confer with Trilogy in an attempt both to extend the expiration date of its then current offer until such time that the Proha board could convene, and decide how it wished to proceed.

The next day, February 24, 2006, Trilogy communicated back through Mr. Joseph that it was extending its latest offer through the close of business on February 27, 2006. On February 27, 2006, Mr. Pere, acting in his role as a Proha representative, informed the Artemis Board of directors that the Proha board members were indicating that the Proha board would not be accepting of Trilogy’s then current offer, at either of the two pricing alternatives. Mr. Pere explained that the Proha board would be more receptive to offers that included allowing Proha to retain its ownership of Artemis as part of a sale transaction, and/or allowing Proha to purchase Artemis Finland and play a role as an Artemis distributor in the Scandinavian region.

On March 2, 2006, the disinterested members of the Artemis board met to discuss the status of the sale process. Mr. Joseph and Cowen informed the disinterested members that Trilogy was willing to re-submit an offer that would move towards addressing Proha’s stated preference—allowing Proha to retain ownership interest in Artemis as part of a sale transaction. In this regard, Mr. Joseph explained to Artemis’ disinterested board members that Trology was now willing to offer a purchase price at the $1.60 per share value (Common Stock), which would include a Proha shop-right provision, extending the shop right from March 17, 2006 to March 31, 2006. The disinterested board members discussed the possibility of such a new offer from Trilogy, noting that Proha had already communicated to the Artemis board that Proha would not be accepting of a price point at the $1.70 per share value since that price point would not allow Proha to retain any ownership of Artemis as part of the sale transaction. The disinterested Artemis board members also identified that one possible result flowing from the structure of the contemplated offer from Trilogy at the $1.60 per share value would be a strike price even higher than $1.70 per share, if Proha would be successful in securing an alternative superior proposal by the March 31st date. The disinterested directors drew a unanimous consensus, asking Mr. Joseph and Cowen to convey a request to Trilogy to re-submit the described offer at the $1.60 per share value, but in a manner that would allow sufficient time for the Proha board to convene and consider any such new offer.

On March 3, 2006, Trilogy submitted the offer: (i) retaining the purchase price per share at the $1.60 value (Common Stock), (ii) allowing Proha, as our majority stockholder, to shop for a superior proposal, with such right to extend through March 31, 2006; and (iii) retaining the termination fee at the $750,000 level. This offer was to remain open until the close of business on March 7, 2006.

Our board convened on March 7, 2006. Mr. Liemandt did not attend the meeting. The Proha board communicated to the Artemis board that Proha would accept Trilogy’s most recent offer. The Artemis board scheduled its next meeting for March 9, 2006.

During the course of the next two days, Trilogy and the Company attempted to finalize the few remaining issues regarding the legal documents encompassing the Merger. Trilogy was insisting on the Company extending the payout date in closing the Laurus credit line, as the payout date at that point had been set as April 30, 2006. Artemis would have to secure Laurus’ agreement to extend that payout date before an agreement in principle could be finalized. In addition, Proha and Trilogy worked on the voting agreement that would need to be executed contemporaneously with the Merger Agreement, specifically as between those two parties. Similarly, the largest holder of Preferred Stock, Emancipation Capital LP, took the lead in negotiating with Trilogy on the voting agreement that would need to be executed contemporaneous with the Merger Agreement, specifically as between the holders of Preferred Stock and Trilogy. Emancipation Capital worked with the other holders of Preferred Stock in effectuating agreement on the pertinent voting agreement with Trilogy.

Our board convened a meeting on March 9, 2006. Messrs. Pere and Liemandt were not in attendance; Mr. Odman was attending, as were our board’s disinterested members. Our Kirkpatrick & Lockhart attorneys presented a presentation to the board addressing various issues pertaining to the proposed Merger. Our board adjourned the meeting that day without deliberating on any issues in order for management and the Company’s advisors to continue to work toward completing all of the necessary steps to finalize the merger agreement, and scheduled to continue the board meeting the following day, March 10, 2006. After the meeting closed on March 9, 2006, and before the board continued its meeting on March 10, 2006, Laurus agreed to extend the payout date as described above, with Trilogy accepting the extended date of June 16, 2006. In addition, the holders of Preferred Stock had signed off on the required voting agreements. All of the remaining legal issues had been resolved upon commencement of the Artemis board meeting of March 10, 2006.

On March 10, 2006, the Company’s board continued its meeting from the previous day. Mr. Liemandt was not in attendance, but all of our other board members were attending. Members of management reviewed the proposed transaction, including the reasons why management supported the transaction. Representatives of Cowen then presented a summary of its financial analyses related to the consideration to be received by the holders of Common Stock. Cowen then delivered its oral opinion, subsequently confirmed in writing that, as of March 10, 2006, based upon and subject to certain assumptions, qualifications, limitations and factors described in the Cowen opinion, the $1.60 in cash per share to be received by holders of our Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of our Common Stock, other than affiliates of the Company. (Cowen’s fairness opinion is attached as Annex C to this proxy statement and is described more fully under “Special Factors—Opinion of Cowen & Co., LLC Regarding The Transaction” beginning on page 33 of this proxy statement. As noted in that discussion describing Cowen’s opinion, Cowen is entitled to certain fees from the Company, including but not limited to a transaction fee of up to $750,000, of which up to $550,000 is contingent upon the Merger being consummated.) Upon conclusion of the Cowen presentation, our board engaged management and the Cowen representatives in a thorough discourse, asking a number of questions. After thorough discussion and deliberation, our board’s disinterested members unanimously approved the Merger Agreement with Trilogy. The Merger Agreement was then duly executed by the parties on March 10, 2006.

Recommendation of Our Board of Directors; Fairness of the Merger

Three of our six directors are fully independent as defined in NASDAQ Marketplace Rule 4350. They are not employed by Artemis and have no direct or indirect interest in the Merger that is different from the interests of our stockholders generally, except for certain director indemnification rights and related insurance coverage after the Merger. Joseph Liemandt, Pekka Pere and Olof Odman are non-independent directors. Mr. Pere, CEO and President of Proha, and Mr. Odman, Chairman of the board of directors of Proha, held no direct or indirect interest in the Merger that was different from the interests of our stockholders generally, other than by virtue of unique go-shop and voting rights held by Proha under the terms of the Merger Agreement, (except for certain director indemnification rights and related insurance coverage after the Merger). (Note, the unique shop rights first held by Proha under the terms of the Merger Agreement expired as of March 31, 2006.) Mr. Pere took part in the due diligence conducted by Trilogy/RCN as well as by various other bidders that expressed interest in Artemis, but neither Mr. Pere nor Mr. Odman participated in any negotiations with Trilogy regarding any of the terms contained in the Merger Agreement (Proha’s counsel did negotiate limited matters involving Proha with Trilogy during the preliminary negotiations). Because Mr. Pere and Mr. Odman were not independent Artemis directors and had the possibility of an ongoing interest by virtue of Proha’s unique shop rights that differed from those held by other stockholders of the Company, neither Mr. Pere nor Mr. Odman participated in the vote of our board of directors on the Merger Agreement. Mr. Liemandt, Chairman of the board of directors, CEO and President of Trilogy, did not take part in the due diligence conducted by Trilogy/RCN and did not participate in any negotiations with Trilogy regarding any of the terms contained in the Merger Agreement (he did communicate with the Trilogy management involved in the negotiations). Mr. Liemandt did not take part in any negotiations involving, or any of the due diligence conducted by, various other bidders that expressed interest in buying Artemis prior to Trilogy making its offers. However, because Mr. Liemandt was not an independent director of Artemis by virtue of the positions he holds with Trilogy, and as he anticipates having an ongoing equity interest in the post-Merger entity as well as employment with such entity, he did not participate in the vote of our board of directors on the Merger Agreement.

At a meeting of our board of directors held on March 10, 2006, our board of directors, acting through its independent directors:

•       determined that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of, the unaffiliated stockholders;

•       approved the Merger Agreement; and

•       resolved to recommend that our stockholders vote to adopt the Merger Agreement.

In making the determinations and recommendation set forth above on March 10th, and throughout the entire sales process, our board of directors looked to the historical and current fiscal year operating performance of the Company as a reference point for deliberations. Operational cash continues to present significant challenges. That is, since the inception of Artemis as a publicly traded company in 2001, we have been at risk in our ability to continue operating as a going concern, nearly always being subject to our ability to raise working capital, streamline our operations and increase revenues. Our board is aware that the great majority of our competitors are not publicly traded, and that our Company would enjoy substantial savings and benefits by going private and being backed by either a strategic partner or a financial sponsor with financial wherewithal. After a solid fourth quarter in 2004, our operational performance started to decline in 2005 shortly after our board’s decision to pursue an outright sale. Once the operational performance started to trend downward, it became clear that the PIPE/secondary offering, which the board had considered as a strategic alternative to an outright sale, could now only be effectuated by a price per share (Common Stock) value discounted to market, which at the same time would significantly dilute the ownership interest of our current stockholders, given our cash needs. The price per share value offered via the Trilogy Merger is at or near the market price for our Common Stock, and we need an infusion of operating capital. It is within this context that our board of directors, acting through its independent directors, considered the following material positive factors during its deliberations of the March 10th meeting:

•       our board of directors’ knowledge of our business, assets, financial condition and results of operations, our competitive position, the nature of our business and the industry in which we compete;

•       our efforts to maximize stockholder value, which included our board of directors’ evaluation of a range of alternatives other than the sale of Artemis prior to the solicitation of written bids from those parties that showed interest (see the section of this proxy statement entitled “Special Factors—Background of the Merger”);

•       the fact that the Merger Consideration is all cash, which provides certainty of value to our stockholders;

•       the financial presentation of Cowen, including its opinion dated March 10, 2006, to our board of directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its written opinion that was concurrently delivered to us, the Merger price of $1.60 per share of Common Stock was fair, from a financial point of view, to our holders of Common Stock, other than affiliates of Artemis (see the section of this proxy statement entitled “Special Factors—Opinion of Cowen & Co., LLC Regarding the Transaction,” as well as the full text of the Cowen opinion contained in Annex C, for the assumptions, qualifications and limitations set forth therein, as well as the presentation made by Cowen to our board of directors in connection with Cowen’s opinion—As noted in the “Special Factors” section herein referenced, Cowen is entitled to certain fees from the Company, including but not limited to a transaction fee of up to $750,000, of which up to $550,000 is contingent upon the Merger being consummated);

•       the fact that, under the terms of the Merger Agreement, our board of directors would be entitled, when required by its fiduciary duties, to consider unsolicited bona fide alternative proposals that present a reasonable likelihood of resulting in a superior proposal, and would be entitled to terminate the Merger Agreement in order to accept a proposal that our board of directors found to be superior, as well as the termination fee provisions of the Merger Agreement, which Trilogy required as an inducement to enter into the Merger Agreement and which our board concluded would not preclude a third party from making a superior proposal;

•       the fact that approval by holders of a majority of our outstanding shares, both with respect to holders of our Common Stock combined with holders of our Preferred Stock, as well as our Preferred Stockholders voting as a separate class, is a requirement for the consummation of the Merger; and

•       the fact that our controlling stockholder has a limited right to solicit competing proposals, which could have resulted in the Company obtaining a higher price per share value (Common Stock), than the $1.60 per share value as offered by Trilogy under the terms of the Merger Agreement. At the time the Merger Agreement was executed by the parties, the controlling stockholder had determined that it had a significant opportunity to solicit such a superior proposal within the time period allowed by the shop-right provision.

Our board of directors, acting through its independent directors, also considered potentially negative factors in its deliberations concerning the Merger, including:

•       we would cease to be a public company, and our current stockholders would no longer participate in any potential future growth;

•       we would be unable to solicit competing proposals under the terms of the Merger Agreement and would be required to pay RCN a termination fee if the Merger Agreement would be terminated under certain circumstances, including if we would terminate the Merger Agreement to accept a superior proposal;

•       gains from all cash transactions would be generally taxable to our stockholders for federal income tax purposes; and

•       the possibility of disruption to our operations following the announcement of the Merger, and the resulting effect on us if the Merger did not close.

Our board of directors, acting through its independent directors, concluded that the potentially negative factors associated with the Merger were substantially outweighed by the potential benefits of the Merger.

Our board of directors does not believe that our net book value (which is negative) liquidation value or going concern value are relevant considerations in determining the fairness of the Merger to the unaffiliated stockholders. Our board of directors believes that:

•       our net book value, which is an accounting concept, has no correlation to the fair value of our shares in the context of a sale of Artemis and is not material to their conclusion regarding the fairness of the Merger because it is their view that, since our net book value is negative, it does not accurately reflect the value of Artemis in light of the nature of its business and its assets;

•       selling our business as an ongoing operation to Trilogy as part of the Merger will realize greater value for the unaffiliated stockholders that is more certain and more immediate than the value, if any, that would be realized in an orderly liquidation of our business, after the satisfaction of our outstanding liabilities; and

•        to the extent that our going concern value is reflected in the public market price of our stock, the per share consideration to be received by holders of our Common Stock in the Merger represents a premium (see the table on page 35 of this proxy statement) to our going concern value that, absent the Merger, the public marketplace is unlikely to sustain and/or fully reflect in the market price of our Common Stock in the foreseeable future. As indicated by the tables on pages 16 and 35 of this proxy statement, the market price of our Common Stock had been generally trending down since the second quarter of calendar 2005. For the two months ended February 29, 2006, the closing market price of our Common Stock exceeded $1.50 per share only once. To the extent that our going concern value is measurable by any other criteria, our board of directors believes that the most meaningful criteria for Artemis is the value placed on the ongoing operation of our business by a willing buyer in a transaction such as the Merger, which our board of directors believes is evidenced by the $1.60 per share (Common Stock) Merger price negotiated with Trilogy.

Our board of directors was fully aware of and considered possible conflicts of interest of the executive officers. See the section of this proxy statement entitled “Special Factors—Interest of Our Directors and Executive Officers in the Proposed Merger.” The fact that three of our six directors are fully independent, with no interest in the completion of a sale transaction that is different from the interests of our public stockholders generally, and that, other than Proha’s unique go-shop and voting rights, Mr. Pere and Mr. Odman are in the same position and have the same interests as our public stockholders, permitted our board, acting through its disinterested directors, to represent effectively the interests of the unaffiliated stockholders.

Our board of directors believes the Merger is procedurally fair for the following reasons:

•       the procedures and processes followed in conducting the transaction, including the following:

—              three of our six directors are independent (as defined above), are not employed by us, and have no direct or indirect interest in the Merger that is different from the interests of our stockholders generally, except that Trilogy has agreed that we will continue certain director indemnification rights and related insurance coverage after the Merger;

—              during the period from February 8, 2006, through March 10, 2006, the date on which our board of directors, acting through its disinterested directors, approved the Merger Agreement, our board of directors met eight times to consider, evaluate and supervise the manner in which the negotiations leading to the Merger Agreement were being conducted, and our board of directors received advice from our legal and financial advisors throughout this process;

—              the terms of the Merger Agreement were determined through extensive negotiations between our board of directors, acting through its disinterested directors, management, our independent consultant and our legal and financial advisors, on the one hand, and Trilogy and its advisors, on the other hand; and

—              in satisfaction of a condition precedent to the effectiveness of the Merger Agreement, we received an opinion from Cowen, our independent financial advisor, that, as of the date our board of directors, acting through its disinterested directors, approved the Merger Agreement, the $1.60 per share of Common Stock in cash offered by Trilogy was fair, from a financial point of view, to our holders of Common Stock, other than affiliates of Artemis (see the section of this proxy statement entitled “Special Factors—Opinion of Cowen & Co., LLC Regarding the Transaction” for a discussion of the Cowen opinion, including its assumptions, qualifications and limitations, and note that as described therein, Cowen is entitled to certain fees from the Company, including but not limited to a transaction fee of up to $750,000, of which up to $550,000 is contingent upon the Merger being consummated);

•       an extensive process, lasting almost a year, of soliciting acquisition proposals from qualified parties and making available to those parties that made credible bids extensive due diligence information regarding Artemis and conducting a bidding process designed to allow numerous parties to be engaged in the bidding in order to promote a competitive process and elicit the most favorable bid for Artemis (see the section of this proxy statement entitled “Special Factors—Background of the Merger”); and

•       holders of our shares who do not vote in favor of the Merger will have the right to demand judicial appraisal of their shares under Delaware law.

Our board of directors believes that the Merger Agreement and the Merger are procedurally fair to Artemis’ unaffiliated stockholders notwithstanding that it was not structured to require the approval of at least a majority of unaffiliated stockholders because our board of directors retained Cowen as an independent financial advisor, conducted an extensive process in soliciting interest in Artemis, negotiated on behalf of the unaffiliated stockholders and ultimately approved the Merger by the unanimous vote of the disinterested members of our board of directors.

The preceding discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the material factors considered by our board of directors. Our board of directors reached its collective conclusion to approve the Merger Agreement and the Merger in light of the various factors described above and other factors that our board of directors believed to be appropriate. In view of the wide variety of factors considered in connection with the evaluation of the Merger and the complexity of these matters, our board of directors found it impracticable, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered or determine that any one factor was of particular importance in reaching its determination that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of, all our stockholders. Rather, our board of directors viewed its recommendations as being based upon its judgment, in light of the totality of the information presented and considered. In considering the factors discussed above, individual directors may have given different weights to different factors. Our board of directors expressly adopt Cowen’s conclusions and analysis, set forth below, concerning the going concern value of Artemis as of March 10, 2006, the date the Merger Agreement was signed.

Our board of directors believes that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of, all our stockholders. By the unanimous vote of our independent directors, our board of directors recommends that you vote FOR the adoption of the Merger Agreement. Our board of directors also recommends that you vote FOR the approval of any adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the Merger proposal or otherwise to satisfy the conditions contained in the Merger Agreement to complete the Merger.

Opinion of Cowen & Co., LLC Regarding the Transaction

Pursuant to an engagement letter dated March 23, 2005, as amended on December 22, 2005, and February 23, 2006, Artemis retained Cowen to act as financial advisor in connection with a proposed transaction involving a possible sale of the Company (“Cowen Engagement Letter”).

On March 10, 2006, Cowen rendered its oral opinion to the Artemis board, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of March 10, 2006, the consideration provided for in the Merger Agreement was fair, from a financial point of view, to the unaffiliated holders of outstanding shares of Artemis Common Stock.

The full text of the written opinion of Cowen, dated March 10, 2006, is attached as Annex C and is incorporated into this proxy statement by reference. Holders of Artemis Common Stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. Cowen’s opinion was prepared for and addressed to the Artemis board and is directed only to the fairness, from a financial point of view, of the Merger Consideration provided for in the Merger Agreement, and does not constitute an opinion as to the merits of the transaction or a recommendation to any stockholder as to how to vote on the proposed transaction. The consideration to be received in the transaction was determined through negotiations between Artemis and Trilogy and not pursuant to recommendations of Cowen.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•       a draft of the Merger Agreement dated March 10, 2006;

•       certain publicly available financial and other information for Artemis and certain other relevant financial and operating data furnished to Cowen by Artemis management, including an analysis of the Company’s future cash flows, which demonstrated a pending liquidity problem in the second quarter of 2006;

•       discussions Cowen had with certain members of the management of Artemis concerning the historical and current business operations, financial condition and prospects of the Company and such other matters Cowen deemed relevant;

•       certain operating results and the reported price and trading histories of the shares of Artemis Common Stock as compared to operating results and the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•       certain financial terms of the transaction as compared to the financial terms of certain selected business combinations Cowen deemed relevant; and

•       such other information and such other factors that Cowen deemed relevant for the purposes of its opinion.

In addition, Cowen considered the prospects of Artemis in the absence of the transaction, including, but not limited to, the amount owed on the over-advance of Artemis’ revolving line of credit with Laurus and the need for additional financing. Cowen also considered the duration, extent and results of the process undertaken by Artemis in pursuit of a possible sale transaction.

In conducting its review and arriving at its opinion, Cowen, with our consent, assumed and relied upon, without independent investigation, the accuracy and completeness of all financial and other information provided to it by Artemis or which was publicly available. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, Cowen did not conduct any physical inspection of the properties or facilities of

Artemis. Cowen further relied upon the assurance of management of Artemis that they were unaware of any facts that would make the information provided to Cowen incomplete or misleading in any respect.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of Artemis, nor was Cowen furnished with these materials. With respect to all legal matters relating to Artemis, Cowen relied on the advice of legal counsel to Artemis. Cowen expressed no opinion with respect to any legal matters. Cowen’s services to Artemis in connection with the transaction were comprised of rendering an opinion, from a financial point of view, of the Merger Consideration provided for in the Merger Agreement. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. Although subsequent developments may affect the Merger, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so. Cowen, however, reserves the right to withdraw, revise or modify its opinion based upon additional information which may be provided to it or obtained by it, which suggests, in its judgment, a change in the assumptions (or the bases therefor) upon which its opinion is based.

In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the transaction would be satisfied without waiver thereof. Cowen assumed that the final form of the Merger Agreement would be substantially similar to the last draft received by Cowen prior to rendering its opinion. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that, in the course of obtaining any such consents or approvals, no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction.

Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed transaction. Cowen’s opinion does not imply any conclusion as to the likely trading range for Artemis Common Stock following public disclosure of the proposed transaction or otherwise, which may vary depending on numerous factors that generally influence the price of securities. Cowen’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration provided for in the Merger Agreement. Cowen expresses no opinion as to the underlying business reasons that may support the decision of the Artemis board to approve, or Artemis’ decision to consummate, the transaction.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Artemis the assumptions on which such analyses were based and other factors, including the historical financial results of Artemis. No limitations were imposed by the Artemis board with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

Analysis of Selected Publicly Traded Companies.   To provide contextual data and comparative market information, Cowen compared selected historical operating and financial data and ratios for Artemis to the corresponding financial data and ratios of certain other companies. Cowen selected these companies because each company is a low growth, low profitability enterprise software company with less than

$100 million in revenue, whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to Artemis. These companies, referred to as the Selected Companies, were:

•       I-Many, Inc.

•       Magic Software Enterprises Ltd.

•       Kana Software, Inc.

•       Vitria Technology, Inc.

•       NetManage, Inc.

•       BroadVision, Inc.

•       Motive, Inc.

•       Selectica, Inc.

•       Trintech Group plc

The data and ratios included the market capitalization of Common Stock plus total debt less cash and equivalents (“Enterprise Value”) of the Selected Companies as multiples of latest reported twelve month revenues (“LTM revenues”) and calendar year 2005 estimated revenues.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues and calendar year 2005 estimated revenues. The information in the table is based on the closing price of Artemis Common Stock on March 9, 2006.

Multiple Implied by consideration to be received in the
	Selected Company Multiples				Artemis/Trilogy
	Low	Mean	Median	High	transaction
Enterprise Value as a ratio of:
LTM Revenues	0.3x	0.7x	0.8x	1.8x	0.6x
CY 2005E Revenues	0.3x	0.7x	0.8x	1.8x	0.6x

As the table above demonstrates, an enterprise value of 0.6x LTM revenues or 0.6x CY 2005E revenues is within the range of enterprise value revenues multiples of the Selected Companies.

Although the following table was not provided to our board of directors as part of the Cowen presentation, we are providing this table, which presents for illustrative purposes, each of the multiples set forth above in terms of implied enterprise value, implied equity value, implied equity value to Common Stockholders and implied price per share of Common Stock of the Company.

	Selected Company Multiples				Multiple Implied by consideration to be received in Artemis/
(in millions, other than price per share)	Low	Mean	Median	High	Trilogy transaction
Multiple	0.3x	0.7x	0.8x	1.8x	0.6x
Implied Enterprise Value	$12.3	$34.1	$38.0	$87.3	$28.9
Implied Equity Value	$10.1	$31.9	$35.8	$85.9	$26.7
Implied Equity Value to Common Stockholders	$1.1	$22.9	$26.3	$64.8	$17.7
Implied Price Per Share of Common Stock*	$0.10	$2.03	$2.31	$5.17	$1.60

*                    Assumes that the each share of preferred stock would be paid its full liquidation preference of $2.20 in the event that the implied price per share of Common Stock is equal or less than $2.20 per share. Also assumes exercises of options, conversion of preferred stock and convertible debt at implied prices per share above the exercise price / conversion price of the respective instrument.

As the table above demonstrates, $1.60 per share of Common Stock is within the range of prices per share implied by the Selected Companies.

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Artemis. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Artemis to which they were compared.

Analysis of Selected Transactions.   Cowen reviewed the financial terms, to the extent publicly available, of nine transactions (the “Precedent Transactions”), involving the acquisition of low growth, low profitability enterprise software companies with less than $100 million in revenue, which were announced or completed since January 1, 2003. These transactions were (listed as acquiror/target/announcement date):

•       Saba Software, Inc./Centra Software, Inc. (10/7/05)

•       Syntellect Inc. (Enghouse Systems Limited)/Apropos Technology, Inc. (9/27/05)

•       SSA Global Technologies, Inc./E.piphany Inc. (8/3/05)

•       Golden Gate Private Equity Inc./Blue Martini Software, Inc. (03/1/05)

•       Art Technology Group, Inc./Primus Knowledge Solutions, Inc. (8/10/04)

•       chinadotcom corporation/Pivotal Corporation (12/8/03)

•       Jaguar Technology Holdings, LLC/Firepond, Inc. (10/9/03)

•       SSA Global Technologies, Inc./EXE Technologies, Inc. (8/18/03)

•       Witness Systems, Inc./Eyretel plc (2/26/03)

Cowen reviewed the Enterprise Value paid in the Precedent Transactions as a multiple of LTM revenues.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues. The information in the table is based on the closing stock price of Artemis Common Stock on March 9, 2006.

Multiple Implied by consideration to be received in the
	Multiples for Precedent Transactions				Artemis/Trilogy
	Low	Mean	Median	High	transaction
Enterprise Value as a ratio of:
LTM Revenues	0.3x	0.8x	0.7x	1.2x	0.6x

As the table above demonstrates, an enterprise value of 0.6x LTM revenues is within the range of enterprise value revenues multiples of the Precedent Transactions.

Although the following table was not provided to our board of directors as part of the Cowen presentation, we are providing this table, which presents for illustrative purposes, each of the multiples set forth above in terms of implied enterprise value, implied equity value, implied equity value to Common Stockholders and implied price per share of Common Stock of the Company.

	Multiples for Precedent Transactions				Multiple Implied by consideration to be received in Artemis/
(in millions, other than price per share)	Low	Mean	Median	High	Trilogy transaction
Multiple	0.3x	0.8x	0.7x	1.2x	0.6x
Implied Enterprise Value	$12.2	$36.7	$32.6	$55.9	$28.9
Implied Equity Value	$9.9	$34.5	$30.3	$54.6	$26.7
Implied Equity Value to Common Stockholders	$0.9	$25.3	$21.3	$40.8	$17.7
Implied Price Per Share of Common Stock*	$0.08	$2.23	$1.90	$3.36	$1.60

*                    Assumes that the each share of preferred stock would be paid its full liquidation preference of $2.20 in the event that the implied price per share of Common Stock is equal or less than $2.20 per share. Also assumes exercises of options, conversion of preferred stock and convertible debt at implied prices per share above the exercise price / conversion price of the respective instrument.

As the table above demonstrates, $1.60 per share of Common Stock is within the range of prices per share implied by the Precedent Transactions.

Although the Precedent Transactions were used for comparison purposes, none of those transactions is directly comparable to the Artemis/Trilogy transaction, and none of the companies in those transactions is directly comparable to Artemis. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Artemis to which they were compared.

Analysis of Premiums Paid in Selected Transactions.   Cowen reviewed the premiums of the transaction prices over the trading prices one trading day prior to the announcement date of three different sets of Selected Transactions:

•       63 acquisition transactions in the software industry with enterprise values greater than $20 million announced since January 1, 2004 (the “Software Industry Transactions”);

•       15 transactions in the software industry with enterprise values between $20 million and $100 million ( the “Small Cap Software Industry Transactions”), which are a subset of the Software Industry Transactions; and

•       the 9 Precedent Transactions, all of which are a subset of the Small Cap Software Industry Transactions, other than Syntellect Inc. (Enghouse Systems Limited)/Apropos Technology, Inc., Jaguar Technology Holdings, LLC/Firepond, Inc. and SSA Global Technologies, Inc./EXE Technologies, Inc. which had enterprise values of less than $20 million.

Cowen selected Precedent Transactions to analyze the premiums paid in transactions that may be considered similar to this transaction. Cowen selected Small Cap Software Industry Transactions to broaden the number of transaction premiums analyzed, and finally, Cowen selected Software Industry Transactions to further broaden the number of transaction premiums analyzed.

The following table presents the premiums of the transaction prices over the trading prices one trading day prior to the announcement date for the Software Industry Transactions, the Small Cap Software Industry Transactions and the Precedent Transactions, and the premiums implied for Artemis, based on the consideration provided for in the Merger Agreement. The information in the table is based on the closing price of Artemis Common Stock on March 9, 2006.

Premium Implied by consideration to be
	Premiums / (Discount) Paid for:												received in the Artemis/
	Software Industry Transactions				Small Cap Software Industry Transactions				Precedent Transactions				Trilogy transaction
	Low	Median	Mean	High	Low	Median	Mean	High	Low	Median	Mean	High	consideration
Premiums / (Discount) Paid to Stock Price:
1-day prior to announcement	(5)%	27%	33%	115%	(3)%	29%	32%	77%	(8)%	18%	17%	63%	19

As the table above demonstrates, a premium of 19% over the trading prices one trading day prior to the announcement date is within the range of premiums paid in each of the Software Industry Transactions, the Small Cap Software Industry Transactions and the Precedent Transactions.

Although the following table was not provided to our board of directors as part of the Cowen presentation, we are providing this table, which presents for illustrative purposes, each of the multiples set forth above in terms of implied enterprise value, implied equity value, implied equity value to Common Stockholders and implied price per share of Common Stock of the Company.

	Premiums / (Discount) Paid for:												Premium Implied by consideration received in the Artemis/
(in millions, other than percentages	Software Industry Transactions				Small Cap Software Industry Transactions				Precedent Transactions				Trilogy Transaction
and price per share)	Low	Median	Mean	High	Low	Median	Mean	High	Low	Median	Mean	High	consideration

Premium	(5)%	27%	33%	115%	(3)%	29%	32%	77%	(8)%	18%	17%	63%	19%
Implied Enterprise Value	$25.2	$30.2	$31.3	$47.9	$25.5	$30.5	$31.1	$39.3	$24.8	$28.7	$28.7	$36.3	$28.9
Implied Equity Value	$22.9	$28.0	$29.1	$46.5	$23.2	$28.3	$28.9	$37.0	$22.6	$26.5	$26.5	$34.0	$26.7
Implied Equity Value to Common Stockholders	$13.9	$19.0	$20.1	$34.6	$14.2	$19.3	$19.9	$27.3	$13.6	$17.5	$17.5	$25.0	$17.7
Implied Price Per Share*	$1.28	$1.71	$1.80	$2.90	$1.31	$1.74	$1.78	$2.39	$1.25	$1.59	$1.58	$2.20	$1.60

*       Assumes that the each share of preferred stock would be paid its full liquidation preference of $2.20 in the event that the implied price per share of Common Stock is equal or less than $2.20 per share.  Also assumes exercises of options, conversion of preferred stock and convertible debt at implied prices per share above the exercise price / conversion price of the respective instrument.

As the table above demonstrates, $1.60 per share of Common Stock is within the range of prices per share implied by the premiums analysis.

Historical Stock Trading Analysis.   Cowen analyzed the closing prices of Artemis Common Stock over various periods beginning March 10, 2005 and ending March 9, 2006. The table below illustrates the historical closing stock prices for those periods, and the premium or discount implied by the offer price in the Artemis/Trilogy transaction.

	Stock Price	Premium (Discount) Implied by Offer Price
Avg. Price for the Six Months Prior	$1.64	(3)%
Avg. Price for the Three Months Prior	1.36	18%
Stock Price Three Months Prior	1.60	0%
Avg. Price for the One Month Prior	1.34	19%
Stock Price One Month Prior	1.40	14%
Low (latest twelve months)	0.90	78%
High (latest twelve months)	3.87	(59)%
March 9, 2006	1.35	19%

Discounted Cash Flow Analysis.   Cowen did not conduct a discounted cash flow analysis in forming its opinion. Cowen believes that such an analysis would not be meaningful to this transaction because Artemis has not reached full-year profitability on the basis of earnings before interest and taxes in the past four years and has not performed according to its projections. The utility of a discounted cash flow analysis depends on the reliability of projected financial performance, and because the Company has historically failed to perform in accordance with its projections, a discounted cash flow analysis based on the Company’s projections would have relatively low utility for purposes of valuation of Artemis. Additionally, Cowen believes that its other financial analyses included in this proxy statement, including its analyses of multiples for Selected Companies, multiples for Precedent Transactions, premiums paid in Precedent Transactions, and historical stock trading are more appropriate valuation methodologies for Artemis.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Artemis board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Artemis. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Artemis board of directors in making its decision to enter into the Merger Agreement and should not be considered as exclusively determinative of such decision.

Cowen was selected by the Artemis board to render an opinion to the Artemis board of directors because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Other than the financial services provided to Artemis in connection with this transaction, Cowen has had no other relationship with Artemis during the past two years. Cowen and its affiliates in the ordinary course of business may in the future provide commercial and investment banking services to Artemis, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and may in the future receive fees for rendering such services.

Pursuant to the Cowen Engagement Letter, as amended, if the Merger is consummated, Cowen will be entitled to receive a transaction fee equal to $750,000, $550,000 of which is contingent upon the completion of the transaction, each of which is subject to a deduction of $100,000 to the extent that the Company concurrently pays Mr. Joseph as an independent financial advisor on the transaction. Artemis has also agreed to pay a fee of $400,000 to Cowen for rendering its opinion, $150,000 of which shall be credited against any transaction fee to be paid.  Artemis has also paid Cowen a retainer fee of $50,000, which shall be credited against any transaction fee to be paid. Additionally, Artemis has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary for transactions similar in nature to the Merger, were negotiated at arm’s length between Artemis and Cowen, and the board of directors of Artemis was aware of the arrangement, including the fact that as much as $550,000 of the fee payable to Cowen by the Company is contingent upon the completion of the Merger. Cowen has consented to the use of its opinion in this proxy statement, and to the description of such opinion and to the references to its name contained herein.

Interests of Our Directors and Executive Officers in the Proposed Merger

In considering the recommendation of our board of directors that Artemis stockholders vote in favor of adoption of the Merger Agreement, you should be aware that some of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, their interests as stockholders of Artemis and may create potential conflicts of interest. These interests are described below.

Equity Ownership in Artemis

Our directors, executive officers and entities affiliated with them beneficially own, in the aggregate, approximately 63% of the outstanding shares of our Common Stock and Preferred Stock, combined, as of February 28, 2006. These directors, executive officers and entities affiliated with them will receive the same cash consideration for their shares as all other stockholders of Artemis; however, neither Trilogy’s subsidiary that owns our stock nor Mr. Liemandt will be receiving cash for their shares.

In addition, our directors and executive officers hold, in the aggregate, stock options to acquire 627,560 shares of our Common Stock as of February 28, 2006. The Merger Agreement provides that, immediately prior to the Merger, we will cash out all options, whether or not then exercisable, at a price equal to the excess, if any, of the Merger Consideration over the per share exercise price of each option. Accordingly, our directors and executive officers will receive the same cash consideration for their stock options as all of our other option holders.

Based upon the issued shares and outstanding options to purchase shares beneficially owned by our directors and executive officers (which includes shares not owned directly by such directors and executive officers), the following are the anticipated proceeds for our directors and executive officers from the Merger:

Name of Director or Executive Officer	Merger Proceeds
Charles F. Savoni	$6,825
David Cairns	2,175
Michael Murphy	525
Olof Odman	1,050
Patrick Ternier	62,860
Robert Stefanovich	37,000

For further information regarding the beneficial ownership of Artemis securities by our directors and executive officers, see the section of this proxy statement entitled “Voting Securities and Principal Holders Thereof.”

Employment with the Surviving Corporation

No agreements with the executive officers of the Company have been entered into by Trilogy or any of its affiliates. The executive officers’ current base annual salaries are: $275,000 for Mr. Ternier, $200,000 for Mr. Stefanovich and $164,300 for Mr. Savoni. The consummation of the Merger will constitute a “Change-of-Control” under the Employment Agreements for Messrs. Ternier, Stefanovich and Savoni. Upon either termination without cause, or a Resignation for Good Reason, as defined under the respective Employment Agreements for these three individuals, following a Change-of-Control, (i) Mr. Ternier is entitled to receive 12 months of severance pay over 12 months, bonus and immediate vesting of his outstanding stock options, (ii) Mr. Stefanovich is entitled to receive 12 months of severance pay over 12 months; bonus and medical benefits and immediate vesting of his outstanding stock options, and (iii) Mr. Savoni is entitled to receive 9 months of severance pay in a lump sum, bonus and immediate vesting of his outstanding stock options. It is anticipated that the current benefits afforded to the executive officers, including healthcare allowances, will remain in effect through the closing of the Merger.

Directors and Officers Indemnification and Insurance

Trilogy has agreed that it will cause Artemis as the surviving corporation in the Merger to indemnify and hold harmless our current and former directors and officers to the fullest extent permitted by law, both prior to and after completion of the Merger. Trilogy has also agreed that the governing documents of the surviving corporation will, for a period of at least six years from the completion of the Merger, retain the indemnification provisions contained in our existing certificate of incorporation and bylaws. Artemis, as the surviving corporation, is also required to maintain with respect to acts or omissions occurring prior to the effective time, until the fourth anniversary of the completion of the Merger, directors’ and officers’ liability insurance policies that are at least as favorable as the Company’s current policies, subject to an aggregate maximum cost of $450,000.

Interest of Trilogy Directors in the Merger

As previously noted, Mr. Liemandt is a director of Artemis and is Chairman of the Board, President and Chief Executive Officer of Trilogy. Charles Frumberg is a Trilogy director and is the managing member of Emancipation Capital, LLC which is the general partner of Emancipation Capital, LP which owns approximately 33.3% of the Preferred Stock and 10.1% of the Common Stock and Preferred Stock,

on a combined basis. Emancipation Capital, LP has executed a Voting Agreement to vote in favor of the merger. Mr. Frumberg was employed as Co-Head of Equities at Cowen from 1998-2002.

Effects of the Merger; Plans Or Proposals For Artemis

Upon consummation of the Merger, RCN will merge with and into Artemis and Artemis will survive the Merger, becoming a wholly owned subsidiary of Trilogy. Except for Trilogy, no current stockholders of Artemis are expected to have an equity interest in Artemis or Trilogy immediately following the Merger and, accordingly, will no longer have the opportunity to participate in the earnings (if any) and growth of Artemis or to vote on corporate matters. Similarly, our stockholders will no longer bear the risk of losses generated by Artemis’ operations or decline in the value of its outstanding capital shares.

If the Merger is completed, Trilogy, as the sole stockholder of RCN, will own a 100% interest in Artemis’ book value and net earnings, if any, and will benefit from any future increases in Artemis’ business value. Similarly, Trilogy will bear the risk of any decrease in this value after the Merger and you will not face the risk of any decline in this value.

The following table sets forth the interests of each of our existing directors and executive officers and each person known by us to beneficially own more than 5% of our Common Stock (on a one-for-one as-converted basis with our Preferred Stock) in our net book value and net income (loss), based upon the approximate percentage of his, her or its beneficial ownership of our Common Stock as of May 31, 2006:

NAME OF BENEFICIAL OWNER	PERCENTAGE OF COMMON STOCK BENEFICIALLY OWNED(1)	NET BOOK VALUE(2)	NET INCOME (LOSS)(3)
Proha Plc	53.3%	$(7,256,795)	$(3,135,639)
Emancipation Capital LP	10.3%	(1,402,345)	(605,949)
Trilogy Capital Holdings Corporation	9.2%	(1,252,580)	(541,236)
Directors and Executive Officers
Bengt-Ake Algevik	*	—	—
David Cairns	*	—	—
Joseph Liemandt	*	—	—
Michael Murphy	*	—	—
Olof Odman	*	—	—
Pekka Pere	*	—	—
Charles F. Savoni	*	—	—
Robert Stefanovich	*	—	—
Patrick Ternier	*	—	—
All directors and executive officers as a group (9 persons)	3.9%	(530,985)	(229,437)

*       Less than one percent.

(1)   Based on 14,967,996 shares of the Company’s Common Stock outstanding as of May 31, 2006 (on an as-converted basis with the Company’s preferred stock), except in the case of persons who have options exercisable within 60 days of May 31, 2006, in whose case the number of shares subject to options exercisable within 60 days are included in the number of shares outstanding in determining such person’s ownership percentage in accordance with Securities and Exchange Commission rules. It is not anticipated that these options will be exercised prior to the Merger.

(2)   Based on the Company’s stockholders’ equity (deficit) of ($13,615,000) as of March 31, 2006 as set forth in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2006.

(3)   Based on the Company’s net income (loss) of ($5,883,000) for the twelve months ended March 31, 2006.

The following table sets forth for each of our existing directors and executive officers and each person known by us to beneficially own more than 5% of our Common Stock (on a one-for-one as-converted basis with our Preferred Stock), his, her or its interest in our net book value and net income after giving effect to the Merger, based upon the percentage of his, her or its expected beneficial ownership of capital stock of the surviving corporation:

NAME OF BENEFICIAL OWNER	PERCENTAGE OF COMMON STOCK BENEFICIALLY OWNED(1)	NET BOOK VALUE(2)	NET INCOME (LOSS)(3)
Proha Plc	—	$—	$—
Emancipation Capital LP	—	—	—
Trilogy Capital Holdings Corporation	—	—	—
Trilogy, Inc.	100%	(13,615,000)	(5,883,000)
Directors and Executive Officers	—
Bengt-Ake Algevik	—	—	—
David Cairns	—	—	—
Joseph Liemandt	—	—	—
Michael Murphy	—	—	—
Olof Odman	—	—	—
Pekka Pere	—	—	—
Charles F. Savoni	—	—	—
Robert Stefanovich	—	—	—
Patrick Ternier	—	—	—
All directors and executive officers as a group (9 persons)	—	—	—

(1)   Based on 14,967,996 shares of the Company’s Common Stock outstanding (on an as-converted basis with the Company’s preferred stock).

(2)   Based on the Company’s stockholders’ equity (deficit) of ($13,615,000) as of March 31, 2006 as set forth in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2006.

(3)   Based on the Company’s net income (loss) of ($5,883,000) for the twelve months ended March 31, 2006.

Following the Merger, our shares will no longer be quoted on the OTCBB administered by NASDAQ. The registration of our shares under the federal securities laws will be terminated upon application to the SEC after the Merger. Therefore, we will no longer be required to file periodic reports with the SEC after the Merger.

Trilogy has informed us that, after the Merger, it will continue to evaluate and review Artemis and its assets, corporate structure, capitalization, operations, properties, management, personnel and policies to determine what changes, if any, that it deems necessary to maximize its investment in Artemis. Except as otherwise described in this proxy statement, to our knowledge, neither Trilogy nor any of its stockholders has any current plans or proposals that would result in an extraordinary corporate transaction involving Artemis, such as a reorganization or liquidation of the Company, any purchase, sale or transfer of a material amount of the Company’s assets, or any other material change in the Company’s corporate structure or business.

For U.S. federal income tax purposes, no gain or loss will be recognized by Artemis as a result of the Merger. The tax year of Artemis will close as a result of the Merger, and Artemis will thereafter be treated as a member of a new consolidated group with Trilogy as the parent Company.

Related Party Transactions

During the fourth quarter of 2003, the Company engaged Bengt-Ake Algevik to perform certain business consultancy functions for which he received consideration, including reimbursement of travel and other expenses, of approximately $200,000. Mr. Algevik completed his assignment in May 2004 and was appointed a director of the Company effective June 16, 2004.

At December 31, 2005, 2004 and 2003, the Company had no receivables due from Proha, which upon factoring in the Common Stock conversion rights of the Preferred Stock owns approximately 53% of the Company’s outstanding Common Stock, assuming conversion of all outstanding shares of our Preferred Stock. At December 31, 2005, 2004 and 2003, the Company had payables to Proha of $0.5 million, $0.4 million and $0.3 million, respectively.

On March 1, 2004, the Company’s wholly-owned subsidiary in Finland, Artemis Finland Oy (“Artemis Finland”), entered into a loan agreement with a financial institution in the amount of approximately $3.1 million. The loan was originally due on March 1, 2006 and accrues interest at 0.5 percentage points above the 3-month Euribor rate per annum, which is payable on a quarterly basis. The loan was secured by cash collateral provided by Proha equal to the loan amount and a security interest in all of Artemis Finland’s property and assets. Artemis and Proha executed a letter of commitment, whereby Proha agreed to provide the Company sufficient advance notice of its intent to demand the return of its collateral from the financial institution to give the Company a minimum of 90 days to provide additional collateral, if necessary, or repay the loan. On October 11, 2004, the Company received a notification from Proha declaring its intent to demand the return of the $3.1 million provided to the financial institution as collateral. Under this notification, the Company was required to repay the loan by January 10, 2005. On January 11, 2005, Artemis Finland and Proha informed the financial institution to use the cash collateral provided by Proha as the method by which Artemis Finland shall be deemed to have pre-paid the loan in full. Contemporaneously, Artemis Finland entered into a Payment Schedule Agreement (“Payment Agreement”) with Proha, whereby Proha effectively replaced the financial institution as the creditor and Artemis Finland agreed to pay Proha 2.5 million Euros in three installments (1.25 million Euros by January 17, 2005, 625,000 Euros by February 27, 2005 and 625,000 Euros by March 31, 2005). The Company paid the first two installments on their due dates and the final installment of approximately $0.8 million was paid on April 1, 2005.

There are several related party agreements in place between Proha or its subsidiaries and investees and Artemis Finland as described further below:

•       Artemis Finland shares office space with Proha, for which Proha charges Artemis Finland a share of its office-related costs (“Office Allocation Charge”), such as rent, utilities, telecommunication costs, office maintenance and certain other business costs based on headcount. The Office Allocation

Charge was $424,000, $431,000 and $341,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

•       Accountor Oy, a provider of accounting and payroll services, which was owned by Proha (80.1%) and Artemis (19.9%) through November 2002 until its sale to an unrelated party, is providing certain bookkeeping, payroll and reporting services (“Service Charge”) to Artemis Finland. The Service Charge was zero for the years ended December 31, 2005 and 2004, and approximated $80,000 for the year ended December 31, 2003.

•       Intellisoft Oy, an application service provider, which is owned by Proha (80.1%) and Artemis (19.9%), is providing certain application hosting and other services to Artemis Finland and its customers (“ASP Services Fee”). The ASP Services Fee approximated $0, $116,000 and $254,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

•       Datamar Oy, a subsidiary of Proha (90%), is providing certain project management and programming services to Artemis Finland (“Management Programming Fee”). The Management Programming Fee charged to Artemis Finland approximated $158,000, $173,000 and $229,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

•       Tesnet Group Oy (formerly Intellitest International Oy), a company partially owned by Proha (35%), provides certain software testing services to Artemis Finland (“Testing Services”). These Testing Services approximated $122,000, $175,000 and $225,000 for the years ended December 31, 2005, 2004 and 2003, respectively. This relationship was terminated as of December 31, 2005.

•       Artemis Finland is a distributor of software products provided by Safran Software Solutions AS (“Safran”), a Norwegian company wholly owned by Proha. The royalty paid by Artemis Finland to Safran approximated $41,000, $29,000 and $47,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

•       Artemis Finland has provided certain software development services to ProCountor International Oy (“ProCountor”), a company majority owned by Proha (63%). Artemis Finland has charged approximately $4,000, $0 and $0 to ProCountor for such software development services for the years ended December 31, 2005, 2004 and 2003, respectively. ProCountor has provided certain software development services to Artemis Finland and charged a fee for use of a web-based travel and expense claims program of $4,000, $20,000 and $11,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

On August 12, 2005, the Company’s wholly owned subsidiary in Japan, Artemis International KK (“Artemis Japan”), entered into a loan agreement with a financial institution in the amount of approximately $2.1 million (or 233 million Yen), of which $1.7 million was outstanding at December 31, 2005. The loan bears interest at 1.95% per annum and is due in monthly installments through July 31, 2008. The proceeds from the loan were used to acquire certain intellectual property rights from the Company’s wholly owned subsidiary in the United Kingdom (the “UK”).

The Company maintains equity holdings in certain joint ventures, which are accounted for under the equity method, with the exception of Metier Scandinavia AS (Norway), Metier Plancom BV(Netherlands) and DA Management Solutions(Finland), which are accounted for under the cost method. The Company records its equity interest in net losses first to the investment balance, then against loans or advances.

In September 2000, Artemis International France Sarl (“Artemis France”) entered into a joint venture agreement (the “Agreement”) with the Canadian company Changepoint Corporation (“Changepoint”) and established the joint venture, Changepoint France Sarl (“Changepoint France”). Artemis France and Changepoint owned 40% and 60% of Changepoint France, respectively. The Agreement provided for a put and call option for Artemis France to sell and Changepoint to purchase the 40% interest held by Artemis France under certain conditions. The Company exercised its put option to sell its 40% interest in Changepoint France. In May 2004, Compuware Corporation acquired privately held Changepoint.

An issue arose regarding the Company exercising the put option described above, which the parties settled in March of 2005 (the “Settlement”). Pursuant to the Settlement, the Company received $829,000 (including VAT of $136,000) and $557,000  (including VAT of $92,000) in cash in March and April of 2005, respectively, representing the nominal value of the shares held by Artemis France in the joint venture, stockholder loans and other receivables owed to the Company. As a result of the Settlement, the Company recognized a pretax gain of $756,000 reported under the caption “Other (income), net” in its 2005 consolidated statement of operations.

The following directors and executive officers received option grants from Artemis on the date indicated and for the number of shares of our Common Stock and exercise prices indicated below:

NAME	NUMBER OF SECURITIES UNDERLYING OPTIONS GRANTED (#)	DATE	EXERCISE PRICE PER SHARE ($/SH)
Bengt-Ake Algevik	15,000	6/16/04	1.95
Bengt-Ake Algevik	7,500	6/16/05	3.87
David Cairns	15,000	11/30/04	1.95
David Cairns	3,500	11/30/04	1.95
David Cairns	3,500	11/30/04	1.95
David Cairns	7,500	11/30/05	1.45
David Cairns	3,500	11/30/05	1.45
David Cairns	3,500	11/30/05	1.45
Joseph Liemandt	15,000	6/16/04	1.95
Joseph Liemandt	3,500	6/16/04	1.95
Joseph Liemandt	3,500	9/10/04	2.05
Joseph Liemandt	7,500	6/16/05	3.87
Joseph Liemandt	3,500	6/16/05	3.87
Joseph Liemandt	3,500	9/12/05	2.40
Mike Murphy	15,000	2/24/04	1.65
Mike Murphy	3,500	2/24/04	1.65
Mike Murphy	3,500	9/10/04	2.05
Mike Murphy	3,500	2/24/05	2.70
Mike Murphy	7,500	3/17/05	2.70
Mike Murphy	3,500	9/12/05	2.40
Mike Murphy	3,500	2/24/06	1.45
Olof Odman	480	7/31/01	2.00
Olof Odman	7,500	2/24/04	1.65
Olof Odman	3,500	2/24/04	1.65
Olof Odman	3,500	2/24/04	1.65
Olof Odman	3,500	6/16/04	1.95
Olof Odman	7,500	2/17/05	2.95
Olof Odman	3,500	2/24/05	2.70
Olof Odman	3,500	2/24/05	2.70
Olof Odman	3,500	6/16/05	3.87
Olof Odman	7,500	7/11/05	2.99
Olof Odman	3,500	2/24/06	1.45
Olof Odman	3,500	2/24/06	1.45
Pekka Pere	480	7/31/01	2.00
Pekka Pere	7,500	2/24/04	1.65
Pekka Pere	7,500	2/17/05	2.95
Pekka Pere	7,500	7/11/05	2.99
Charles Savoni	2,800	4/11/02	1.25
Charles Savoni	4,200	10/1/02	1.25
Charles Savoni	8,750	4/15/04	1.35
Charles Savoni	8,750	4/15/04	1.35
Robert Stefanovich	20,000	10/1/02	1.25
Robert Stefanovich	120,000	4/15/04	1.35
Patrick Ternier	3,600	1/17/02	1.50

Patrick Ternier	30,446	4/15/04	1.35
Patrick Ternier	219,554	4/15/04	1.35
TOTAL:	627,560

All stock options listed above have provisions accelerating the vesting in the event of a change in control.

Financing of the Merger

Trilogy intends to finance the Merger through use of its cash reserves. As of the date of this proxy statement, Trilogy represents and warrants that it has sufficient cash and cash equivalents to consummate the Merger. The total consideration to be paid by Trilogy upon the Close of the Merger is approximately $23.9 million, comprised of  (i) the Merger Consideration of approximately $17.2 million; (ii) the Liquidation Consideration of approximately $6.5 million; and (iii) approximately $0.2 million in exchange for the cancellation of all in-the-money vested and unvested stock options outstanding. Because Trilogy has sufficient funds to finance the Merger, the Merger is not conditioned on any third party financing arrangements. The expenditure for payment of the Merger Consideration estimated by Trilogy will be reduced by the amount related to shares whose owners seek appraisal rights under Delaware law.

Purpose and Reasons of RCN and the Affiliated Stockholders for the Merger

The purpose of the Merger Agreement and the Merger for RCN and the affiliated holders of Artemis shares, which include Trilogy, Trilogy Capital Holdings Corporation and Joseph A. Liemandt (collectively, the “Affiliated Stockholders”), is to allow the Affiliated Stockholders to acquire ownership of all of our outstanding equity. The Merger will allow them to participate in 100% of our future earnings (if any) and growth once our Common Stock ceases to be publicly traded. Public company status imposes a number of limitations on us and our management in conducting operations. The Merger will allow the Affiliated Stockholders greater operating flexibility and will allow management to concentrate on long-term growth rather than the short-term, quarter-to-quarter performance often emphasized by the public markets. The Merger will also enable the Affiliated Stockholders to use in our operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

RCN and the Affiliated Stockholders’ Position as to Fairness of the Merger

The rules of the Securities and Exchange Commission (the “SEC”) require RCN and the Affiliated Stockholders to express their belief as to the fairness of the Merger to our unaffiliated stockholders. The Affiliated Stockholders did not seek, from any other source, an evaluation of the fairness of the Merger to Artemis’ unaffiliated stockholders. Because Mr. Liemandt serves as both a director on our board and as Chairman of the board of directors, CEO and President of Trilogy, Inc. (which wholly owns Trilogy Capital Holdings Corporation, a holder of our Common Stock and our Preferred Stock), he did not participate in the deliberations of our board of directors regarding the Merger. However, Mr. Liemandt was aware of and in fact received substantially the same information on which our board based its decision regarding the Merger. As a result, RCN and the Affiliated Stockholders considered the factors described above under the heading “Special Factors—Recommendation of our Board of Directors; Fairness of the Merger,” other than those factors regarding Cowen and its involvement including the factors regarding the substantive and procedural fairness of the Merger.

In addition to those factors considered by our board, RCN and the Affiliated Stockholders also considered the following factors, which in isolation may weigh against a determination that the Merger is both substantively and procedurally fair:

•       the Merger Agreement was not structured so that approval of at least a majority of unaffiliated security holders is required to approve the Merger; and

•       pursuant to a Voting Agreement, holders of approximately 76% of our outstanding shares of Common Stock (including our outstanding shares of Preferred Stock on an as-converted basis) have agreed to vote in favor of the Merger, although the voting provisions of such Voting Agreement terminate upon termination of the Merger Agreement.

RCN and the Affiliated Stockholders believe that the Merger is procedurally fair to Artemis’ unaffiliated stockholders notwithstanding that it was not structured to require the approval of at least a majority of unaffiliated stockholders because our board of directors retained Cowen as an independent financial advisor conducted an extensive process in soliciting interest in Artemis, vigorously negotiated on behalf of the unaffiliated stockholders and ultimately approved the Merger by the unanimous vote of the disinterested members of our board of directors.

RCN and the Affiliated Stockholders considered all of the foregoing factors, positive and negative, as a whole, in making their determination that the proposed Merger is fair to Artemis’ unaffiliated stockholders. Based on their beliefs regarding these factors and the reasonableness of the conclusions and analysis of our board of directors, RCN and the Affiliated Stockholders adopted the conclusions and analysis of the board of directors and believe that the Merger is fair to our unaffiliated stockholders. This belief, however, should not be construed as a recommendation to such stockholders as to how they should vote on the Merger.

Because of the variety of factors considered, RCN and the Affiliated Stockholders did not find it practicable to quantify or otherwise assign weights to, and did not make specific assessments of, the individual factors considered in reaching their determination. This determination was made after an evaluation of all the factors considered in the aggregate. As Artemis is a going concern, RCN and the Affiliated Stockholders did not believe that our net book value (which is negative) would accurately reflect the value of Artemis because it did not take into account goodwill and other intangible assets, nor does it measure the Company’s future prospects as a going concern. Similarly, RCN and the Affiliated Stockholders believed the liquidation value was an inappropriate measure, given that Artemis is not going out of business or selling all or substantially all of its assets.

RCN and the Affiliated Stockholders conducted their own analysis of the going concern value of Artemis, which included careful consideration of the following factors:

•       Artemis’ existing customer base and forecasted revenues and expenses associated with that customer base;

•       Artemis’ prospects for revenue growth and profit margin expansion;

•       Artemis’ financial condition, including current operating losses and the need to raise additional working capital to fund existing operations;

•       Artemis’ debt structure and other liabilities; and

•       potential synergies resulting from the combination of Artemis with RCN and Trilogy, and the costs to realize those synergies.

Although RCN and the Affiliated Stockholders were not provided with Cowen’s conclusions and analysis prior to March 10, 2006, the date the Merger Agreement was signed, and Cowen had not consented to the use of or reliance on such opinion by RCN and the Affiliated Stockholders, the independent analysis of Artemis’ going concern value conducted by RCN and the Affiliated Stockholders supports Cowen’s conclusions. As a result, RCN and the Affiliated Stockholders adopt Cowen’s analysis and conclusions, set forth on pages 33 through 40 of this proxy statement, concerning the going concern value of Artemis as of March 10, 2006, the date the Merger Agreement was signed.

Advantages and Disadvantages of the Merger

The Merger will present certain potential advantages and disadvantages to RCN, the Affiliated Stockholders and our unaffiliated stockholders.

RCN and the Affiliated Stockholders

If the Merger is consummated, the possible advantages to RCN and the Affiliated Stockholders include the following:

•       Information concerning us and our operations, financial results and directors and executive officers will no longer be available to competitors.

•       Our management will be able to focus on our operations and will not be required to spend considerable time and resources preparing the information regarding financial results and other matters that are required to be reported to the public and the SEC.

•       The administrative, legal, accounting and other costs and fees, as well as the potential liability, associated with operating as a public company will be eliminated.

•       The Affiliated Stockholders will be the sole beneficiaries of any future earnings or increase in enterprise value.

•       As the Affiliated Stockholders will not receive the Merger Consideration or Liquidation Consideration, the Merger will not be a taxable event to them for federal income tax purposes.

•       Our management will be able to focus on long-term growth as opposed to short-term earnings or loss per common share.

If the Merger is consummated, the possible disadvantages to RCN and the Affiliated Stockholders include the following:

•       There will be no public market for our shares of Common Stock, and the Affiliated Stockholders will be unable to dispose of their shares at a readily ascertainable price.

•       The Affiliated Stockholders will bear the sole burden of any future losses or decrease in enterprise value.

•       We may have reduced access to capital to finance growth, meet working capital requirements or acquire other businesses, since the public equity markets will not be available to us.

Unaffiliated Stockholders

If the Merger is consummated, the possible advantages to our unaffiliated stockholders include the following:

•       The Merger Consideration represents a premium of (i) 18.5% over the closing price of our Common Stock on March 10, 2006, the last trading day prior to public announcement of our entering into the Merger Agreement and (ii) 19%, 18% and 3% over the average of the closing prices during the 30, 90 and 180 trading days, respectively, prior to public announcement of our entry into the Merger Agreement.

•       The Merger Consideration consists entirely of cash, which provides greater assurance of stockholder value and eliminates any uncertainties in valuing the Merger Consideration to be received by stockholders.

•       The Merger will enable the stockholders to dispose of their shares of Common Stock at a price our board of directors has determined to be a fair price, notwithstanding the fact that our Common Stock has generally experienced low trading volumes and limited liquidity.

•       The stockholders will be able to sell their shares without paying the usual transaction costs associated with open market sales.

•       The stockholders will not have to bear the risk of any future losses or decrease in enterprise value.

If the Merger is consummated, the possible disadvantages to our unaffiliated stockholders include the following:

•       The stockholders will not participate in any future earnings or increase in enterprise value.

•       Receipt of the Merger Consideration will be a taxable transaction for federal income tax purposes.

•       The Merger Consideration of $1.60 per share of our Common Stock could, at the effective time of the Merger, be less than the market price of our Common Stock. Stockholders may wish to watch for future changes in the market price of our Common Stock.

•       The stockholders will not have the opportunity to benefit from any potential future sale, Merger or other significant transaction.

The Position of the Executive Officers as to the Fairness of the Merger

The executive officers believe that the Merger is substantively and procedurally fair to the unaffiliated holders of Artemis shares. However, none of the executive officers has performed, or engaged a financial advisor to perform, any valuation analysis for the purpose of assessing the fairness of the Merger to the unaffiliated holders of Artemis shares. Moreover, none of the executive officers participated in the deliberations of our board of directors related to the Merger or the Merger Agreement.

Each of the executive officers individually believes that the Merger is substantively fair to the unaffiliated holders of Artemis shares based on the following factors:

•       the executive officers’ understanding of Artemis’ business, assets, financial condition and results of operations, its competitive position, the nature of its business and the industry in which it competes;

•       the efforts of Artemis’ board of directors, acting through its disinterested directors, to maximize stockholder value, which included our board of directors’ evaluation of a range of alternatives other than the sale of Artemis prior to the solicitation of written bids from those parties that showed interest;

•   the fact that the Merger Consideration is all cash, which provides certainty of value to the holders of Artemis Common Stock;

•  the fact that Artemis’ board of directors received a written opinion from Cowen dated March 10, 2006, stating that as of that date and subject to the assumptions, qualifications and limitations set forth in the opinion, the Merger price of $1.60 per share of Common Stock was fair, from a financial point of view, to holders of Artemis Common Stock, other than affiliates of Artemis (see the section of this proxy statement entitled “Special Factors—Opinion of Cowen & Co., LLC Regarding the Transaction” for a discussion of the Cowen opinion, including its assumptions, qualifications and limitations, and note that as described therein, Cowen is entitled to certain fees from the Company, including but not limited to a transaction fee of up to $750,000, of which up to $550,000 is contingent upon the Merger being consummated);

•       the terms of the Merger Agreement include the ability of Artemis’ board of directors, in the exercise of its fiduciary duties, to consider unsolicited bona fide alternative proposals which present a reasonable likelihood of resulting in a superior proposal;

•       the fact that the controlling stockholder had a limited right to solicit competing proposals which could have resulted in the Company obtaining a higher price per share value (Common Stock), than the $1.60 per share value as offered by Trilogy under the terms of the Merger Agreement.  At the time the Merger Agreement was executed by the parties, the controlling stockholder had determined that it had a significant opportunity to solicit such a superior proposal within the time period allowed by the shop-right provision.

In considering the fairness of the Merger to Artemis’ unaffiliated stockholders, the executive officers did not obtain a separate valuation of the assets of Artemis to determine a liquidation value for the Company. The executive officers considered Artemis to be a viable going concern, and did not consider the liquidation value as a relevant valuation methodology. In addition, the executive officers did not consider the book value of Artemis (which is negative) to be material to their conclusion regarding the fairness of the Merger because it is their view that book value does not accurately reflect the value of Artemis in light of the nature of its business and its assets.

Each of the executive officers believes that the Merger is procedurally fair to the unaffiliated holders of Artemis shares based on the following factors:

•       the procedures and processes followed by Artemis’ board of directors, acting through its disinterested directors, in conducting the transaction, including the following:

—              The fact that three of the six directors are independent, are not employed by Artemis, and have no direct or indirect interest in the Merger that is different from the interests of Artemis’ stockholders generally, except that Trilogy has agreed that Artemis will continue certain director indemnification rights and related liability insurance after the Merger, and these independent directors unanimously approved the Merger Agreement;

—              during the period from February 7, 2006 through March 10, 2006, the date on which the board of directors, acting through its disinterested directors, approved the Merger Agreement, the board of directors met nine times to consider, evaluate and supervise the manner in which the negotiations leading to the Merger Agreement were being conducted, and the board of directors received advice from legal and financial advisors to Artemis throughout this process;

—              the terms of the Merger Agreement were determined through extensive arms-length negotiations between the board of directors, acting through its disinterested directors, management, our financial consultant and the legal and financial advisors to Artemis, on the one hand, and Trilogy and its advisors, on the other hand, with Mr. Liemandt, Mr. Pere and Mr. Odman not participating in any of the negotiations either on behalf of Artemis or Trilogy; and

—              in satisfaction of a condition precedent to the effectiveness of the Merger Agreement, the board of directors received an opinion from Cowen, their independent financial advisor, that, as of the date the board of directors, acting through its disinterested directors, approved the Merger Agreement, the $1.60 per share of Common Stock in cash offered by Trilogy was fair, from a financial point of view, to Artemis’ holders of Common Stock, other than affiliates of Artemis (see the section of this proxy statement entitled “Special

Factors—Opinion of Cowen & Co., LLC Regarding the Transaction” for a discussion of the Cowen opinion, including its assumptions, qualifications and limitations, and note that as described therein, Cowen is entitled to certain fees from the Company, including but not limited to a transaction fee of up to $750,000, of which up to $550,000 is contingent upon the Merger being consummated);

•       the extensive process, lasting almost a year and conducted by an independent financial advisor, of soliciting acquisition proposals from qualified parties and making available to those parties that made credible bids extensive due diligence information regarding Artemis and conducting a bidding process designed to elicit the most favorable bid for Artemis;

•       holders of Artemis’ shares who do not vote in favor of the Merger will have the right to demand judicial appraisal of their shares under Delaware law.

The executive officers believe that the Merger is procedurally fair despite the fact that the terms of the Merger Agreement do not require the approval of at least a majority of the unaffiliated Artemis stockholders, and that the board of directors, acting through its disinterested directors, did not retain an independent representative to act solely on behalf of the unaffiliated Artemis stockholders for the purpose of evaluating the proposed terms of the Merger Agreement.

Based on the above-listed factors, each of the executive officers believes that the Merger, the Merger Agreement and the related transactions are fair to Artemis’ unaffiliated stockholders. None of the executive officers believes that it is possible to assign specific relative weights to the foregoing factors in reaching his opinion as to the procedural fairness of the Merger, the Merger Agreement and the related transactions. In making this determination, each of the executive officers took into account the negative factor that unaffiliated stockholders would no longer participate in any potential future growth of Artemis.

The executive officers have interests in the Merger transaction not shared by other stockholders of Artemis. These interests are described above under the heading “Interests of Our Directors and Officers in the Proposed Merger.”  No executive officer makes any recommendation as to how any stockholder of Artemis should vote on the Merger Agreement.

Fees and Expenses of the Merger

The estimated fees and expenses of the Company in connection with the Merger are as follows:

Financial Advisor Fees and Expenses	$1,050,000
Legal, Accounting and Other Professional Fees	800,000
Printing, Proxy Solicitation and Mailing Costs	55,000
Filing Fees	2,849
Paying Agent Fees	1,000
Miscellaneous	10,000
Total:	1,918,849

The Merger Agreement provides that Artemis, Trilogy and RCN will each pay all costs and expenses incurred by it in connection with the Merger Agreement and the Merger. The estimate for legal fees set forth in the table above does not include any amounts attributable to any future litigation challenging the Merger. None of these costs or expenses will reduce either the Merger Consideration or Liquidation Consideration to be received by our stockholders in the Merger.

We will be obligated to pay RCN $750,000 under certain circumstances in which the Merger Agreement is terminated. For a description of this termination fee, see the section of this proxy statement entitled “The Merger Agreement—Termination Fee.” Under other circumstances, we will be obligated to pay RCN up to $500,000 of its documented costs and expenses. For a description of the expense reimbursement obligation, see the section of the proxy statement entitled “The Merger Agreement—Expense Reimbursement.”

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of material U.S. federal income tax consequences of the Merger that are generally applicable to our stockholders that exchange their shares for cash in the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (“Code”), applicable current and proposed U.S. Treasury Regulations, administrative rulings, and judicial decisions, each as in effect on the date of this proxy statement. These income tax laws, Treasury Regulations, and the interpretations reflected in administrative rulings and judicial decisions may change at any time, possibly on a retroactive basis. No ruling from the Internal Revenue Service has been or will be requested in connection with the Merger.

This discussion assumes that our stockholders hold their shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant in light of a stockholder’s particular circumstances, or that may apply if a holder is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, holders subject to the alternative minimum tax, tax-exempt organizations, financial institutions, mutual funds, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold our shares as part of a hedge, straddle, constructive sale or conversion transaction or stockholders who acquired their shares through the exercise of employee stock options). In addition, this discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. Holders of our shares are urged to consult their own tax advisor to determine the particular tax consequences applicable to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for their shares pursuant to the Merger.

As used herein, the term “U.S. holder” means a beneficial owner of our shares that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has validly made an election to be treated as a U.S. person under applicable Treasury Regulations.

As used herein, the term “non-U.S. holder” means a person (other than a partnership) that is not a U.S. holder.

The U.S. federal income tax consequences of the Merger to a partner in a partnership holding our shares will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding our shares should consult their own tax advisor.

U.S. Holders

The receipt of cash in exchange for shares pursuant to the Merger or upon exercise of appraisal rights will be a taxable event for federal income tax purposes. A U.S. holder generally will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered. If the holding period of the shares surrendered is greater than one year upon the completion of the Merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If a U.S. holder acquired blocks of shares at different times and different prices, such holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of shares.

A U.S. holder of shares may be subject to information reporting on cash received unless an exemption applies. Back-up withholding may also apply, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the back-up withholding rules. Back-up withholding is not an additional tax and any amounts withheld under the back-up withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from back-up withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash in exchange for Artemis shares pursuant to the Merger or upon exercise of appraisal rights by a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax unless, (i) the gain is effectively connected with a U.S. trade or business (or, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed like a U.S. holder (as discussed above under “U.S. Holders”), (ii) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” and the non-U.S. holder owned more than 5% of our shares at any time during the five years preceding the Merger.

An individual non-U.S. holder described in (i) above will be subject to tax on his or her net gain under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in (ii) above will be subject to a flat 30% tax on the gain, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under (i) above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding will apply to cash received unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to believe that the holder is in fact a United States person as defined under the Code) or such holder otherwise establishes an exemption. Each non-U.S. holder should complete, sign and return to the paying agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Delisting and Deregistration of Artemis’ Shares

If the Merger is completed, our shares will no longer be quoted on the OTCBB administered by NASDAQ and will be deregistered under the federal securities laws. As a result, all of the Company’s Exchange Act reporting responsibilities can be discontinued. In addition, the Company intends to withdraw its effective registration statements as to the shares of our Common Stock registered thereby that have not been sold into the public market by their beneficial owners.

Litigation Challenging the Merger

None.

THE SPECIAL MEETING

Date, Time and Place

The Special Meeting will be held on June 30, 2006, at 10:00 a.m., local time, at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 599 Lexington Avenue, New York, NY 10022.

Purpose

At the Special Meeting, our stockholders as of the close of business on June 2, 2006 will consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 10, 2006, among Artemis, Trilogy and RCN, referred to in this proxy statement as the Merger Agreement, and the Merger contemplated thereby. Our stockholders must approve and adopt the Merger Agreement and the Merger in order for the Merger to occur. If our stockholders fail to do so, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about June 9, 2006.

We do not expect that any matters other than (i) the approval and adoption of the Merger Agreement and the Merger and (ii) the adjournment or postponement of the Special Meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the Merger Agreement and the Merger will be brought before the Special Meeting.

Record Date and Shares Entitled To Vote; Procedures For Voting

Our board of directors has fixed the close of business on June 2, 2006 as the record date for determining the holders of shares of our Common Stock and Preferred Stock who are entitled to notice of, and to vote at, the Special Meeting. A stockholders’ list will be available at our principal executive office for inspection by any stockholder entitled to vote at the Special Meeting, beginning 10 business days before the date of the Special Meeting and continuing through the Special Meeting. As of the record date, (i) 10,877,087 shares of our Common Stock and (ii) 4,090,908 shares of our Preferred Stock were issued and outstanding. You are entitled to one vote for each share of our Common Stock and/or Preferred Stock that you hold as of the record date.

If you are a record holder of shares of our stock on the record date, you may vote those shares in person at the Special Meeting or by proxy as described below in the section of this proxy statement entitled “The Special Meeting—Voting of Proxies.”  If your shares of our stock are held in “street name,” that is through a broker or other financial institution, you must follow the instructions provided by the broker or other financial institution regarding how to instruct it to vote those shares.

Quorum

The presence, in person or by proxy, of shares of our Common Stock and Preferred Stock representing a majority of all outstanding shares of our stock as of the record date will constitute a quorum for the transaction of business at the Special Meeting. A quorum is necessary to hold the Special Meeting. Any shares of our stock held in treasury by Artemis or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any postponement or adjournment thereof. However, if a new record date is set for the adjourned meeting, a new quorum will have to be established.

Vote Required

We cannot complete the Merger unless the holders of a majority of the shares of our (i) Preferred Stock and (ii) Common Stock combined with the shares of our Preferred Stock outstanding as of the record date vote “FOR” the proposal to adopt and approve the Merger Agreement and the Merger. In order for your shares of Artemis stock to be included in the vote, if you are a stockholder of record, you must return the enclosed proxy card by mail or vote in person at the Special Meeting.

If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received these voting instructions or require further information regarding these voting instructions, contact your broker, bank or other nominee and it can give you directions on how to vote your shares. Nominees that hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the Merger proposal, and thus, absent specific instructions from the beneficial owner of the shares, brokers, banks and other nominees are not empowered to vote those shares in connection with the adoption of the Merger Agreement (i.e., “broker non-votes”). Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists. Because adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of our (i) Preferred Stock and (ii) Common Stock combined with the shares of our Preferred Stock outstanding as of the record date, failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” adoption of the Merger Agreement.

In order to induce Trilogy to enter into the Merger Agreement, Proha, Artemis’ majority stockholder, and certain holders of a majority of Artemis’ Preferred Stock, have executed voting agreements pursuant to which each of them has agreed to vote all shares of the Company’s Common Stock and/or Preferred Stock that each of them owns “FOR” the proposal to approve and adopt the Merger Agreement and the Merger and have granted proxies to certain Trilogy employees to vote their shares in such manner. Therefore, subject to the limited rights of termination of the Voting Agreement, the Merger will be approved. As of the record date for the Special Meeting, these persons who executed stockholder voting agreements owned shares of our stock as follows:  Proha, representing approximately 53.3% of the outstanding shares of our Common and Preferred Stock combined; Emancipation Capital LP, representing approximately 33.3% of our Preferred Stock and approximately 10.3% of our Common and Preferred Stock combined; Porridge, LLC, representing approximately 11.1% of our Preferred Stock and approximately 3.4% of our Common and Preferred Stock combined; Potomac Capital Partners, LP, representing approximately 8.5% of our Preferred Stock and approximately 2.6% of our Common and Preferred Stock combined; Potomac Capital International, LTD, representing approximately 2.8% of our Preferred Stock and approximately 0.9% of our Common and Preferred Stock combined; and Pleiades Investment Partners R, LP, representing approximately 5.3% of our Preferred Stock and approximately 1.7% of our Common and Preferred Stock combined. A form of the stockholder Voting Agreement entered into by such persons is attached as Annex B to this proxy statement.

Voting of Proxies

If you return a signed proxy card by mail, your shares will be voted at the Special Meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card, your shares will be voted “FOR” the approval and adoption of the Merger Agreement and the Merger and, if necessary, “FOR” the approval of the adjournment of the Special Meeting to solicit additional proxies.

Revocability of Proxies

You may revoke your proxy or change your vote at any time before the final vote at the Special Meeting. If you are the owner of record, you may do this by:

(1)         giving written notice of revocation to the Corporate Secretary, Artemis International Solutions Corporation, 4041 MacArthur Boulevard, Suite 401, Newport Beach, California 92660;

(2)         signing another valid proxy bearing a later date; or

(3)         voting in person at the Special Meeting. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker, bank or other nominee to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your nominee to change these instructions.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the Special Meeting. If a quorum is not present at the Special Meeting, or a quorum is present but we do not have sufficient votes to approve Proposal No. 1 described in this proxy statement, the persons named as proxies may propose one or more adjournments of the Special Meeting to permit further solicitation of proxies. If a quorum is present, any such adjournment will require that the votes cast in favor of the adjournment exceed the votes cast opposing the adjournment. If a quorum is not present, any such adjournment will require the affirmative vote of the holders of a majority of our Common Stock represented at the Special Meeting in person or by proxy. Any signed proxies received by Artemis will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” adoption of the Merger Agreement will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares on a matter or matters. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present at the meeting. Accordingly, because adjournment of a stockholder meeting, once a quorum is present, requires more votes cast in favor of an adjournment than against, broker non-votes and abstentions have no effect on any proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies if a quorum is present at the Special Meeting. However, because adjournment of a stockholder meeting in the absence of a quorum requires a vote of a majority of shares present in person or by proxy, a broker non-vote or an abstention in the absence of a quorum will have the same effect as a vote “AGAINST” any proposal to adjourn or postpone the meeting.

Proxy Solicitation

This proxy solicitation is being made on behalf of our board of directors. We will solicit proxies principally by mail. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our Common Stock they hold of record.

THE PROPOSED MERGER

Artemis International Solutions Corporation
4041 MacArthur Blvd., Suite 401
Newport Beach, California 92660
(949) 660-6500

Artemis, a Delaware corporation, is headquartered in Newport Beach, California. The Company is one of the world’s leading providers of planning and control solutions that help organizations execute strategy through effective portfolio and project management. Artemis has refined 30 years experience into a suite of solutions and packaged consulting services that address the specific needs of both industry and public sector including, new product development, IT management, program management, fleet and asset management, outage management and detailed project management. With a global network covering 44 countries, Artemis is helping thousands of organizations to improve their business performance through better alignment of strategy, investment planning and project execution. Our Common Stock is quoted on the OTCBB under the symbol “AMSI.”  The Annual Report on Form 10-K for the fiscal year ended December 31, 2005 is included in this proxy statement as Annex E.

Trilogy, Inc.
6011 West Courtyard Drive
Austin, TX 78730
(512) 874-3100

Trilogy, a Delaware corporation, is headquartered in Austin, Texas. Trilogy provides technology powered business services. Trilogy business services are focused on the Automotive, Insurance and Consumer Electronics industries. A privately held company, Trilogy employs 500 business professionals worldwide, with offices in Bangalore, India and Hangzhou, China. Trilogy’s Versata group, headquartered in Austin, Texas, is a leading provider of business rules, configuration and pricing management systems. Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. The Versata solution effectively and efficiently replaces time-intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specifications.

RCN Acquisition, Inc.
6011 West Courtyard Drive
Austin, TX 78730
(512) 874-3100

RCN, a Delaware corporation, is a direct, wholly owned subsidiary of Trilogy, formed solely for the purpose of facilitating the Merger.

Structure of the Merger; Consideration to be Received by Our Stockholders

In the Merger, RCN will be merged with and into Artemis, and Artemis will be the surviving corporation in the Merger. Upon completion of the Merger, Artemis will be a wholly owned subsidiary of Trilogy. Other than Trilogy and its affiliates, no other current Artemis stockholders are expected to have any equity interest in RCN or Artemis immediately after the Merger. Our shares will no longer be publicly traded after the Merger. The registration of our shares and our reporting obligations under the federal securities laws will be terminated after the Merger upon application to the SEC.

At the effective time of the Merger, each of our outstanding shares, other than shares held by Trilogy or its subsidiaries, held in our treasury, or held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive the Merger Consideration, without interest.

At the effective time of the Merger, outstanding options to acquire our shares granted under our various stock option plans, shall be cancelled and in consideration of such cancellation, shall entitle their holder to the right to receive the excess, if any, of $1.60 per share over the per share exercise price of the applicable option, less any applicable withholding taxes.

Conditions to the Merger

The Merger is conditioned on the adoption of the Merger Agreement by our stockholders, which requires the affirmative vote of the holders of a majority of the shares of our (i) Preferred Stock and (ii) Common Stock combined with the shares of our Preferred Stock outstanding as of the record date.

The completion of the Merger is also subject to a number of other conditions that are set forth in the Merger Agreement. These conditions include the absence of any law or order of any governmental authority that prohibits the completion of the Merger, the receipt of all necessary consents and approvals, and the satisfaction by Trilogy and us of all of our respective obligations under the Merger Agreement. For a more complete description of these conditions, see the section of this proxy statement entitled “The Merger Agreement—Conditions to the Merger.”

Other than compliance with applicable SEC requirements, we do not anticipate that any regulatory actions or approvals will be necessary to complete the Merger.

If our stockholders adopt the Merger Agreement and the other conditions to the Merger are satisfied or waived, we expect that the Merger will be completed as soon as practicable after the Special Meeting. Although we hope to complete the Merger prior to September 6, 2006, the date after which either party to the Merger Agreement may terminate the Merger Agreement, we cannot assure you that the Merger will be completed at that time. Should the Merger not occur by September 6, 2006, the Company would examine the appropriateness of continuing to rely upon the Cowen opinion.

Payment of Merger Consideration, Liquidation Consideration and Surrender of Share Certificates

Please do not return your share certificates with the enclosed proxy. You should not forward your share certificates to the paying agent until you have received a letter of transmittal after the completion of the Merger.

We will engage a paying agent for purposes of making the cash payments to our stockholders provided by the Merger Agreement. At the closing, Trilogy will deposit, or cause to be deposited, with the paying agent cash in an aggregate amount necessary to pay the Merger Consideration to our holders of Common Stock and the Liquidation Consideration to our holders of Preferred Stock. The paying agent will use these funds for the sole purpose of paying the Merger Consideration and Liquidation Consideration to our stockholders. The paying agent will, in accordance with irrevocable instructions, deliver to you the Merger Consideration and/or Liquidation Consideration, as applicable, to which you are entitled according to the procedure summarized below. Trilogy and the surviving corporation shall pay all fees and expenses of the paying agent in connection with the distribution of the Merger Consideration and the Liquidation Consideration.

As soon as reasonably practicable after the effective time of the Merger, the surviving corporation will instruct the paying agent to mail you a letter of transmittal and instructions advising you of the effectiveness of the Merger and the procedure for surrendering your share certificates to the paying agent in exchange for the Merger Consideration and/or the Liquidation Consideration. Upon the surrender of your share certificates to the paying agent for cancellation, together with a letter of transmittal duly executed and completed in accordance with its instructions and any other items specified by the letter of transmittal, the paying agent will pay you the Merger Consideration and/or the Liquidation Consideration, as appropriate, to which you are entitled and your share certificates will be cancelled. No interest will be paid on the Merger Consideration and/or the Liquidation Consideration.

If your share certificates have been lost, mutilated or destroyed, you may instead deliver to the paying agent an affidavit and, if required by the surviving corporation after the Merger, an indemnity bond in form and substance, and with surety reasonably satisfactory to the surviving corporation.

If the Merger Consideration and/or the Liquidation Consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the Merger Consideration and/or the Liquidation Consideration that your share certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to the satisfaction of the surviving corporation that the taxes have been paid or are not required to be paid.

As of the effective time of the Merger, you will cease to have any rights as a stockholder of Artemis, except for the right to surrender your share certificates, according to the procedure described above, in exchange for payment of the Merger Consideration and/or the Liquidation Consideration, without interest, or, if you properly exercise appraisal rights, the right to receive the appraised “fair value” for your shares in cash under Delaware law. See the section of this proxy statement entitled “The Proposed Merger—Appraisal Rights.” As of the effective time of the Merger, the stock ledger with respect to our shares will be closed and no further registration of transfers of our shares will be made.

After one year following the effective time of the Merger, the paying agent will, on demand, deliver to the surviving corporation all cash that has not yet been distributed in payment of the Merger Consideration, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, you may surrender your share certificates to the surviving corporation and receive the Merger Consideration and/or the Liquidation Consideration to which you are entitled, without interest. However, you will have no greater rights against the surviving corporation than may be accorded to general creditors of the surviving corporation under applicable law. None of the surviving corporation, Trilogy or RCN will be liable to you for any Merger Consideration and/or the Liquidation Consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Appraisal Rights

Under Section 262 of the Delaware General Corporation Law (which we refer to in this proxy statement as Section 262), if you provide a written demand for appraisal of your shares prior to the Special Meeting of stockholders and do not vote your outstanding shares in favor of adoption of the Merger Agreement, you will be entitled to seek appraisal and elect to have the “fair value” of your shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262, a copy of which is included in this proxy statement as Annex D. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares as to which appraisal rights are asserted. If you have a beneficial interest in our shares held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect your appraisal rights.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the Special Meeting of our stockholders described in this proxy statement, a corporation, not less than 20 days prior to the meeting, must notify each of its stockholders on the record date entitled to appraisal rights that appraisal rights are available, and must include in the notice a copy of Section 262. This proxy statement is that notice to you, and a copy of Section 262 is included in this proxy statement as Annex D. If you wish to exercise your appraisal rights or to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of that Section will result in the loss of appraisal rights.

If you wish to exercise the right to dissent from the Merger and demand appraisal under Section 262, you must satisfy each of the following conditions:

•       You must deliver to us a written demand for appraisal of your shares before the vote on adoption of the Merger Agreement at the Special Meeting, which demand will be sufficient if it reasonably informs us of your identity and that you intend to demand the appraisal of your shares;

•       You must not vote in favor of adoption of the Merger Agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, if you vote by proxy and wish to exercise appraisal rights, you must vote against adoption of the Merger Agreement or abstain from voting on adoption of the Merger Agreement; and

•       You must continuously hold your shares from the date of making a written demand through the effective time of the Merger. If you are the record holder of shares on the date the written demand for appraisal is made but thereafter transfer these shares prior to the effective time of the Merger, you will lose any right to appraisal in respect of the shares.

Neither voting in person or by proxy against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

Only a holder of record of shares issued and outstanding immediately prior to the effective time of the Merger is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares owned and that the stockholder intends thereby to demand appraisal of the stockholder’s shares.

If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand should be made in that capacity. If your shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising those rights with respect to the shares held for other beneficial owners; in that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all of our shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Artemis International Solutions Corporation, 4041 MacArthur Blvd., Suite 401, Newport Beach, CA, 92660, Attention: Corporate Secretary.

Within ten days after the completion of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former Artemis stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of adoption of the Merger Agreement. Within 120 calendar days after completion of the merger, but not thereafter, either Artemis or any holder of dissenting shares who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (the “Court”) demanding a determination of the fair value of all shares held by dissenting stockholders. We are under no obligation to and have no present intent to file a petition for appraisal, and you should not assume that we will file a petition or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after completion of the Merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from us, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. We must mail this statement to the stockholder within 10 days of receipt of a request.

A stockholder timely filing a petition for appraisal with the Court must deliver a copy to Artemis, as the surviving corporation in the Merger, which will then be obligated within 20 days to provide the Court with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to the stockholders, the Court is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Court may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Court may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to an appraisal, the Court will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. Upon application of a holder of dissenting shares, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the Merger Consideration you would receive under the Merger Agreement if you did not seek appraisal of your shares. You should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a

“narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Any stockholder who has demanded an appraisal in compliance with Section 262 will not, after the completion of the Merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the Merger).

If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder’s shares will be converted into the right to receive the Merger Consideration in cash in accordance with the Merger Agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the Merger. A stockholder may withdraw a demand for appraisal by delivering to us a written withdrawal of the demand for appraisal and acceptance of the Merger Consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the Merger will require the written approval of the continuing corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Court.

To the extent that there are any inconsistencies between the foregoing summary and Section 262, Section 262 shall control.

APPROVAL OF THE MERGER AGREEMENT
(PROPOSAL NO. 1)

We are asking our stockholders to approve and adopt the Merger Agreement, dated as of March 10, 2006, among Artemis, Trilogy and RCN, a wholly owned subsidiary of Trilogy, and the Merger contemplated thereby, pursuant to which each share of Common Stock will be converted into the right to receive $1.60 in cash, without interest,,each share of Preferred Stock will be converted into the right to receive $2.20 in cash, without interest, and and each option with an exercise price of less than $1.60 per share will be converted into the right to receive $1.60 per share less the exercise price per share, without interest and less applicable withholding taxes.

In order to complete the proposed Merger, we must obtain the affirmative vote from the outstanding holders as of the record date for the Special Meeting which represent a majority of the shares of our (i) Preferred Stock and (ii) Common Stock combined with the shares of our Preferred Stock (the holders of Preferred Stock shall be casting their votes together with the owners of Common Stock, converting each preferred share held into one vote for purposes of voting together with the owners of the Company’s Common Stock). With respect to each vote, each share of our Common Stock and Preferred Stock, as applicable, is entitled to one vote.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
(PROPOSAL NO. 2)

We may ask our stockholders to vote on a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the Merger Agreement and the Merger.

RECOMMENDATIONS OF OUR BOARD OF DIRECTORS

Our board of directors believes that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of, our stockholders. By the unanimous vote of our independent directors, our board of directors recommends that you vote FOR the adoption of the Merger Agreement. Our board of directors also recommends that you vote FOR the approval of any adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the Merger proposal or otherwise to satisfy the conditions contained in the Merger Agreement to complete the Merger.

THE MERGER AGREEMENT

The following summary of the material terms of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is included in this proxy statement as Annex A, exclusive of the schedules to the Merger Agreement, and is incorporated herein by reference. You are encouraged to read the Merger Agreement in its entirety.

The Merger

The Merger Agreement provides for the Merger of RCN with and into Artemis. Artemis will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Trilogy. All of the shares of our (i) Common Stock, other than shares held by Trilogy or its subsidiaries, in our treasury, or held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $1.60 per share in cash, without interest, (ii) Preferred Stock, other than shares held by Trilogy or its subsidiaries, in our treasury, or held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $2.20 per share in cash, without interest, and (iii) each option with an exercise price of less than $1.60 per share will receive $1.60—less the exercise price per share, without interest and less any applicable withholding taxes. Each share of Common Stock and of Preferred Stock that is converted in the Merger automatically will be cancelled. After the effective time of the Merger, the holders of our shares of Common Stock and Preferred Stock will cease to have any rights in such shares other than statutory appraisal rights and the right to receive the applicable Merger Consideration and/or Liquidation Consideration upon surrender of their respective share certificates.

Certificate of Incorporation; Bylaws; Directors and Officers

As a result of the Merger, the certificate of incorporation of the surviving corporation will be amended and restated as set forth in the Merger Agreement. Also as a result of the Merger, the bylaws of Artemis as the surviving corporation will be amended and restated to read the same as the bylaws of RCN, as in effect immediately prior to the effective time, except that the name of the Company shall be “Artemis International Solutions Corporation.” The directors and officers of RCN immediately prior to the effective time of the Merger will become the directors and officers of Artemis, as the surviving corporation in the Merger.

Consideration To Be Received By Our Stockholders

At the effective time of the Merger, each of our outstanding shares of (i) Common Stock, other than shares held by Trilogy or its subsidiaries or in our treasury, or held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $1.60 per share in cash, without interest and (ii) Preferred Stock other than shares held by Trilogy or its subsidiaries or in our treasury, or held by stockholders who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $2.20 per share in cash, without interest.

Each common share of RCN outstanding at the effective time of the Merger will become one fully paid and non-assessable common share of Artemis, as the surviving corporation in the Merger.

Stock Options

All of the outstanding options granted under our various stock option plans to acquire shares of our Common Stock will be cancelled at the effective time of the Merger, whether or not the options are then exercisable. In exchange for such cancellation, option holders will receive with respect to each option a payment equal to the amount, if any, by which the Merger Consideration of $1.60 per share exceeds the exercise price applicable to the option, multiplied by the number of shares subject to the option. After the effective time of the Merger, option holders will have no further rights in the options that were cancelled and the surviving corporation will have no options to purchase shares outstanding.

Our Representations and Warranties

We have made customary representations and warranties to Trilogy and RCN in the Merger Agreement. These representations and warranties relate to, and in some instances include exceptions regarding:

•       the organization, qualification and capital structure of Artemis;

•       our power and authority to enter into the Merger Agreement and complete the Merger, and the validity, binding effect and enforceability of the Merger Agreement against us; the absence of any conflict between our entering into the Merger Agreement or completing the Merger and our governing documents, agreements or other obligations;

•       the consents and approvals of governmental authorities and other parties that are required in connection with the Merger Agreement and the Merger;

•       our compliance with our obligation to make periodic filings with the SEC and the compliance of such filings with applicable law;

•       the absence of any material changes or developments with respect to the Company;

•       the absence of any litigation against us;

•       the accuracy of the information in this proxy statement or that we have supplied for use in connection with the Schedule 13E-3 that we filed with the SEC relating to the going-private aspect of the proposed Merger;

•       the absence of any breaches or violations under any of our governing documents or our contracts with third parties, and the validity and enforceability of such contracts;

•       our compliance with applicable tax laws and our filing of all required tax returns;

•       our compliance with the terms of our employee benefit plans and applicable law in the operation of our employee benefit plans;

•       our compliance with all applicable labor laws, and the absence of any litigation against us by our current or former employees;

•       our compliance with all applicable environmental laws;

•       the existence of valid leases with respect to the properties, rights and assets that we lease;

•       our valid ownership of, or right to use, the intellectual property rights that we use in our business;

•       the validity of our insurance policies;

•       the absence of any transactions with affiliates, except as otherwise disclosed;

•       the vote of our stockholders that is required to adopt the Merger Agreement and the recommendation of our disinterested board of directors;

•       the receipt by us of an opinion from Cowen to the effect that the Merger Consideration is fair from a financial point of view to our stockholders, except affiliates of Artemis (see the section of this proxy statement entitled “Special Factors—Opinion of Cowen & Co., LLC Regarding the Transaction” for a discussion of the Cowen opinion, including its assumptions, qualifications and limitations, and note that as described therein, Cowen is entitled to certain fees from the Company, including but not limited to a transaction fee of up to $750,000, of which up to $550,000 is contingent upon the Merger being consummated); and

•       the inapplicability of the Delaware business combination statute to the Merger Agreement or the Merger.

Representations and Warranties By Trilogy and RCN

Trilogy and RCN have made customary representations and warranties to us in the Merger Agreement. These representations and warranties relate to:

•       the organization and qualification of Trilogy and RCN;

•       the power and authority of Trilogy and RCN to enter into the Merger Agreement and complete the Merger, and the validity, binding effect and enforceability of the Merger Agreement against them, and the absence of any conflict between Trilogy and RCN entering into the Merger Agreement or completing the Merger and their governing documents, agreements or other obligations;

•       the consents and approvals of governmental authorities and other parties that are required in connection with the Merger Agreement and the Merger;

•       the accuracy of the information supplied by Trilogy and RCN for inclusion in this proxy statement and the Schedule 13E-3 (relating to the going-private aspect of the Merger) that we filed with the SEC regarding the proposed Merger; and

•       the availability to Trilogy and RCN of sufficient funds to complete the Merger.

Our Covenants

During the period from the date of the Merger Agreement until the effective time of the Merger or the earlier termination of the Merger Agreement, except as expressly permitted by the Merger Agreement or to the extent that RCN otherwise consents in writing, we have agreed to:

•       conduct our business in the ordinary course consistent with past practice;

•       use commercially reasonable efforts to preserve intact our present business organization, reputation and relationships, comply with all relevant laws and orders of all governmental or regulatory authorities;

•       pay our debts, liabilities and Taxes when due and pay or perform our other obligations when due;

•       use commercially reasonable efforts to preserve substantially intact our business organization, keep available the services of our present employees, preserve our assets and properties and preserve our relationships with governmental authorities, customers, suppliers and other persons; and

•       confer on a regular basis with Trilogy regarding our business and operations and matters relevant to the Merger and promptly advise Trilogy of any changes or event which could reasonably be expected to have a material adverse effect on the Company.

We have also agreed that during the aforementioned period, except as expressly permitted by the Merger Agreement or to the extent that Trilogy otherwise consents in writing, we will not do any of the following:

•       amend our certificate of incorporation or our bylaws;

•       issue, deliver or sell any capital shares or any securities convertible into capital shares except in accordance with our stock option plans or our rights plan;

•       declare, set aside or pay any dividends on any of our capital shares;

•       split, combine or reclassify any of our capital shares or issue or authorize any securities in substitution for any of our capital shares;

•       incur any indebtedness for borrowed money except in the ordinary course of business and pursuant to our existing credit facility;

•       adopt a plan of liquidation, Merger, consolidation, restructuring, recapitalization or reorganization;

•       redeem, repurchase or otherwise acquire any of our capital shares except in connection with our stock option plans;

•       acquire any business or assets other than inventory or other assets to be used or sold in the ordinary course of our business, consistent with past practice;

•       sell, lease or encumber any of our assets or properties other than sales of inventory in the ordinary course of our business consistent with past practice;

•       make any tax election or settle or compromise any material income tax liability other than as required by law;

•       except for the vesting of all unvested options pursuant to the Merger Agreement, enter into, adopt, amend or terminate any of our employee benefit plans, agreements or policies, pay any benefits not required by existing compensation arrangements, increase the compensation of any of our directors or officers, or increase the compensation or benefits of any non-officer employee except for normal increases in the ordinary course of our business consistent with past practice;

•       enter into any contract or amend or modify any existing contracts, or enter into any new transaction with any of our affiliates outside of the ordinary course of our business and inconsistent with past practice or not on an arm’s length basis;

•       authorize or make any capital expenditures, except as reasonably deemed necessary to replace or repair property following the unanticipated loss or damage of such property in an aggregate amount not to exceed $100,000;

•       settle or compromise any material litigation that is pending or threatened;

•       enter into any contracts or agreements with Proha or any of its affiliates or enter into a contract or agreement granting any third party “most favored nation” price protection or similar provisions;

•       Propose or consent to any material change in the pricing of our products; or

•       take any action that could reasonably be expected to materially impair or delay the consummation of the Merger.

No Solicitation

The Merger Agreement provides that neither we nor our directors, officers, employees, advisors, agents or representatives may, directly or indirectly:

•       initiate, solicit or encourage any inquiries or the making by any third party of any proposal (including any proposal or offer to any of our stockholders) relating to an alternative acquisition proposal (which includes any Merger, consolidation or other business combination involving us and any acquisition of greater than 10% of the assets or securities of the Company); or

•       engage in any negotiations or discussions with, or provide any confidential information to, any third party relating to an alternative acquisition proposal.

In addition, we agreed to cease any existing discussions or negotiations with any parties with respect to any of the foregoing. However, our board of directors is not prohibited from furnishing information to (but only pursuant to a confidentiality agreement having terms and conditions that are no less favorable than the terms and conditions of the confidentiality agreement between Trilogy and us) or entering into discussions or negotiations with any third party who makes an unsolicited alternative acquisition proposal and our board of directors, acting though its disinterested directors, determines in good faith (after consulting with Artemis’ legal counsel and our outside financial advisor), that the alternative acquisition proposal is or presents a reasonable likelihood of resulting in a proposal that provides greater value to our stockholders, is supported by fully committed financing and did not result from a breach of any of the provisions of the Merger Agreement described in this section.

Our board of directors is also not prohibited from taking and disclosing to our stockholders a position required under the federal securities laws with regard to an alternative acquisition proposal, or making any disclosure to our stockholders, if in its good faith judgment (after receiving advice from the Company’s outside legal counsel) there is a reasonable basis to believe that such disclosure is required by law.

Our board of directors may not withdraw or modify in any manner adverse to Trilogy the approval or recommendation of the Merger Agreement or the Merger or propose publicly to approve or recommend an alternative acquisition proposal unless our board of directors, acting through its disinterested directors, determines in its good faith judgment (after consulting with the Company’s outside legal counsel) that there is a reasonable basis to conclude that the failure to take such action would result in a breach of our board of directors’ fiduciary duties under applicable law.

We are required to promptly notify RCN if we receive any alternative acquisition proposal, or any request for information relating to Artemis by any third party that has made an alternative acquisition proposal, or any amendment to a previously disclosed alternative acquisition proposal, and are required to keep RCN fully informed on a current basis of the status and details of any such request. We may not enter into any agreement or arrangement or make any recommendation to our stockholders (other than as required by law) with respect to any alternative acquisition proposal for five business days after delivery of notice to Trilogy of our intention to enter into such an agreement or arrangement with another party or to make such a recommendation to our stockholders. During such five-day period, we must negotiate exclusively in good faith with RCN to make such adjustments in the terms and conditions of the Merger Agreement as would enable us to proceed with the Merger Agreement. Any such adjustments to the terms and conditions of the Merger Agreement are at the discretion of the parties.

Financing Matters

Trilogy and RCN have available sufficient funds to provide both for the payment of the Merger Consideration, Liquidation Consideration, the payment for the options with an exercise price less than $1.60 and all fees and expenses required to be paid by Trilogy and RCN related to the Merger.

Employee Matters

Trilogy has agreed that following completion of the Merger until the last day of the calendar year in which the Merger occurs, it will maintain our existing (i) United States employee benefit plans (other than equity-based compensation plans) and (ii) foreign employee benefit plans (other than equity-based compensation plans).

Directors and Officers Indemnification and Insurance

Trilogy has agreed that it will, and it will cause Artemis as the surviving corporation in the Merger to, indemnify and hold harmless our current and former directors and officers to the fullest extent permitted by law with regard both prior to or after the completion of the Merger. Trilogy has also agreed that the governing documents of the surviving corporation will, for a period of at least six years from the completion of the Merger, retain the indemnification provisions contained in our existing certificate of incorporation and bylaws. Trilogy is also required to maintain with respect to acts or omissions occurring prior to the effective time, until the fourth anniversary of the completion of the Merger, directors’ and officers’ liability insurance policies at least as favorable as the Company’s current policies, up to an aggregate cost not greater than $450,000.

Expense Reimbursement

Artemis is not reimbursing those legal expenses incurred by its executive officers in order to enable the Company to perform its own obligations under the Merger Agreement (such as the preparation of this proxy statement and the related Schedule 13E-3), as determined by our board of directors. In addition, Artemis is not reimbursing those expenses incurred in connection with the negotiation of the individual arrangements of its executive officers for post-merger employment and equity participation.

If the Merger Agreement is terminated under any of the following circumstances, we will be required to pay RCN all documented costs and expenses incurred by RCN and its majority indirect shareholder in connection with the Merger Agreement and the transactions contemplated thereby, provided that in no event shall the amount payable under this provision exceed $500,000.00, provided further that the aggregate amount of fees payable by Artemis to Trilogy or its affiliates shall not exceed $750,000.00;

•       terminated by RCN because the approval of our stockholders is not obtained after a duly held vote; or

•       terminated by RCN due to a material breach of any representation, warranty, covenant or agreement in the Merger Agreement on the part of the Company and such breach is not cured within 30 days of notice of such breach.

Conditions to the Merger

The obligation of us, Trilogy and RCN to complete the Merger is subject to the satisfaction of the following conditions:

•       the adoption of the Merger Agreement by the holders of a majority of our outstanding shares of (i) Common Stock (including the Preferred Stock on an as-converted basis) and (ii) Preferred Stock; and

•       the absence of any law or order of any governmental authority that prohibits the completion of the Merger.

The obligation of Trilogy and RCN to consummate the Merger is subject to the satisfaction of the following additional conditions:

•       our representations and warranties in the Merger Agreement must be true and correct in all material respects as of the closing date;

•       we must have performed in all material respects our agreements and covenants under the Merger Agreement;

•       we must have obtained all consents or approvals required in connection with the consummation of the Merger in form and substance satisfactory to Trilogy and RCN;

•       the Company and Proha must have entered into an agreement with regard to certain arrangements between the parties, and this agreement, as well as the agreement between the Company and Laurus, the voting agreements and the stockholder letter agreement, shall be in full force and effect;

•       Trilogy must have received certificates duly executed by the chief financial officer of the Company with regard to certain matters related to net indebtedness and cash and cash equivalents of the Company;

•       Trilogy must have received duly executed releases from resigning officers and directors, as well as duly executed proprietary information and inventions assignment agreements from certain employees of the Company; and

•       there must not be in effect any judgment, order or decree of or any law enacted by any governmental authority which imposes material limitations on the ability of Trilogy or its affiliates to complete the Merger or operate our business after the Merger.

Our obligation to consummate the Merger is subject to satisfaction of the following additional conditions:

•       the representations and warranties of Trilogy and RCN in the Merger Agreement must be true and correct in all material respects as of the closing date;

•       each of Trilogy and RCN must have performed in all material respects its agreements and covenants under the Merger Agreement; and

•       the Company shall have received a certificate signed on behalf of Trilogy and RCN by the chief executive or chief financial officer of Trilogy that each of the foregoing conditions have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the Merger, whether before or after adoption of the Merger Agreement by our stockholders:

•       by mutual written agreement of us (authorized by our board of directors), RCN and Trilogy;

•       by either us or RCN at any time after September 6, 2006 if the Merger has not been completed on or prior to that date and the failure to complete the Merger is not caused by a breach of the Merger Agreement by the terminating party;

•       by either us (as long as we are in compliance with certain provisions of the Merger Agreement) or RCN if the approval of our stockholders is not obtained after a duly held vote;

•       by either us or RCN if there has been a material breach of any representation, warranty, covenant or agreement in the Merger Agreement on the part of the non-terminating party and such breach is not cured within 30 days of notice of such breach;

•       by either us or RCN if any court or other governmental authority has issued a law or order making illegal or otherwise prohibiting the completion of the Merger;

•       by us if our board of directors receives an unsolicited alternative acquisition proposal and, acting through its disinterested members, determines in good faith (after consulting with the Company’s outside legal counsel) that the alternative acquisition proposal is or presents a reasonable likelihood of resulting in a proposal that provides greater value to our stockholders, is supported by fully committed financing and did not result from a breach of any of the provisions of the Merger Agreement, provided that we must pay to Trilogy the expense reimbursement fee and termination fee described below provided further that in no event shall the aggregate amount of fees payable by the Company to Trilogy exceed $750,000;

•       by RCN if any party (other than RCN) breaches any obligation under or terminates any voting agreement with respect to itself; or

•       by RCN if our board of directors shall have withdrawn or modified or qualified in a manner adverse to Trilogy the board’s approval or recommendation of the Merger Agreement or the Merger, or the Company has breached its obligations with respect to the stockholder’s meeting, proxy or non-solicitation, or the breach by any party (other than RCN) of its obligations under the voting agreements, provided that we must pay to Trilogy the expense reimbursement fee and termination fee described below provided further that in no event shall the aggregate amount of fees payable by the Company to Trilogy exceed $750,000.

If the Merger Agreement is terminated, such agreement will become null and void and none of us, Trilogy or RCN will be obligated to complete the Merger.

Termination Fee

If the Merger Agreement is terminated under any of the following circumstances, we will be required to pay RCN a termination fee of $750,000:

•       if we terminate the Merger Agreement because our board of directors receives an unsolicited alternative acquisition proposal and our special committee determines in good faith (after consulting with the Company’s outside legal counsel) that the alternative acquisition proposal is or presents a reasonable likelihood of resulting in a proposal that provides greater value to our stockholders, is supported by fully committed financing and did not result from a breach of any of the provisions of the Merger Agreement;

•       if either we or RCN terminates the Merger Agreement because the approval of our stockholders is not obtained after a duly held vote, and/or an alternative acquisition proposal has been publicly disclosed or publicly proposed to us or our stockholders and such proposal was not publicly withdrawn prior to the vote and we consummate a transaction involving the acquisition of at least a majority of our outstanding voting securities or assets within twelve months of the date of termination; or

•       if Trilogy and RCN terminate the Merger Agreement because our board of directors has withdrawn or modified or qualified in a manner adverse to Trilogy the board’s approval or recommendation of the Merger Agreement or the Merger, or the Company has breached its obligations with respect to the stockholder’s meeting, proxy or non-solicitation, or the breach by any party (other than RCN) of its obligations under the voting agreements.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock as of May 31, 2006, for (i) each person known by the Company to beneficially own more than 5% of our Common Stock (on a one-for-one as converted basis with our Preferred Stock); (ii) each director and nominee for director; (iii) each Named Executive Officer (as defined); and (iv) all of the Company’s executive officers and directors as a group. Unless otherwise indicated, the principal address of each stockholder listed below is c/o Artemis International Solutions Corporation, 4041 MacArthur Boulevard, Suite 401, Newport Beach, California 92660.

NAME OF BENEFICIAL OWNER	TOTAL AMOUNT OF SHARES BENEFICIALLY OWNED(1)	PERCENTAGE OF COMMON STOCK BENEFICIALLY OWNED(11)
Proha Plc(2)	7,977,062	53.3%
Maapallonkuja 1 A
FIN-02210 Espoo
Emancipation Capital LP(7)	1,678,984	10.3%
Trilogy Capital Holdings Corporation(8)(10)	1,376,904	9.2%
Directors and Executive Officers
Bengt-Åke Älgevik(5)	22,500	*
David Cairns(5)	22,000	*
Joseph Liemandt(5)(8)(9)	1,409,904	*
Michael Murphy(5)	33,000	*
Olof Odman(3)(4)(5)	43,980	*
Pekka Pere(3)(4)(5)	8,000,042	*
Charles F. Savoni(5)	15,750	*
Robert Stefanovich(5)	140,000	*
Patrick Ternier(4)(5)	253,600	*
All directors and executive officers as a group (9 persons)(6)	586,810	3.9%

*                    Less than 1%

(1)          Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)          Based upon information contained in a Form 13D/A dated November 20, 2001, filed with the SEC by Proha Plc on behalf of itself and related entities, such entity owns 7,977,062 shares of Common Stock.

(3)          This individual also serves on the board of directors of Proha Plc.

(4)          Director or executive officer disclaims beneficial ownership of 7,977,062 shares held by Proha Plc, except to the extent of his pecuniary interests in Proha Plc.

(5)          Includes the number of shares of Common Stock that could be acquired within sixty days of May 31, 2006, pursuant to outstanding stock options, as follows: Mr. Odman, 42,980 shares; Mr. Pere 22,980 shares; Mr. Liemandt 33,000 shares; Mr. Murphy 33,000 shares; Mr. Algevik 22,500 shares; Mr. Cairns 22,000 shares; Mr. Stefanovich 140,000 shares; Mr. Ternier 253,600 shares; Mr. Savoni 15,750 shares, and of the group 586,810 shares.

(6)          The shares beneficially owned by Proha Plc (7,977,062) and Trilogy Capital Holdings Corporation (1,376,904) are not included in this total as the respective directors disclaimed beneficial ownership per footnotes (4) and (9).

(7)          The principal address of Emancipation Capital LP, or EC, is 153 East 53rd Street, Suite 26B, New York, NY 10022. Emancipation Capital LLC acts as the general partner of EC and has voting and dispositive power over the securities held by EC. The managing member of Emancipation Capital LLC is Mr. Charles Frumberg. Emancipation Capital LLC and Mr. Frumberg disclaim beneficial ownership of the securities held by EC, except for their pecuniary interest therein. The total shares beneficially owned by EC of 1,678,984 include (i) 1,390,336 share of Common Stock currently issuable upon the conversion of Series A Convertible Preferred Stock, (ii) 136,364 shares of Common Stock currently issuable to EC upon exercise of certain warrants that were fully vested and exerciseable on the issuance date, and (iii) 152,284 shares of Common Stock issued upon exercise of other warrants.

(8)          Trilogy Capital Holdings Corporation (f/k/a Samuelson Investment Inc.) is wholly owned by Trilogy, Inc. Mr. Liemandt is Chairman of the Board, President and CEO of Trilogy, Inc.

(9)          Director disclaims beneficial ownership of 1,376,904 shares held by Trilogy Capital Holdings Corporation (f/k/a Samuelson Investment Inc.)

(10)   The total shares beneficially owned by Trilogy Capital Holdings Corporation (f/k/a Samuelson Investment Inc.) of 1,376,904 includes (i) 1,136,364 shares of Common Stock currently issuable upon conversion of Preferred Stock, (ii) 113,636 shares of Common Stock currently issuable upon exercise of certain warrants that were fully vested and exerciseable on the issuance date, and (iii) 126,904 shares of Common Stock issued upon exercise of other warrants.

(11) Based on 14,967,996 shares of the Company’s Common Stock outstanding as of May 31, 2006 (on an as-converted basis with the Company’s preferred stock), except in the case of persons who have options exercisable within 60 days of May 31, 2006, in whose case the number of shares subject to options exercisable within 60 days are included in the number of shares outstanding in determining such person’s ownership percentage in accordance with Securities and Exchange Commission rules. It is not anticipated that these options will be exercised prior to the Merger.

ARTEMIS BUSINESS DESCRIPTION

Artemis is one of the world’s leading providers of Investment Planning and ControlTM (“IP & C”) software and services. Since 1976, we have been helping organizations improve their performance through portfolio, project and resource management.

We provide a comprehensive set of Investment Planning and Control solutions designed to help organizations execute their strategies through effective project portfolio management. These solutions combine our flagship product Artemis 7 with verticalized solutions and oriented consulting services to address the needs of both private and public sector organizations in the areas of:

•       New Product Development (NPD) and launch

•       Information Technology (“IT”) Management and Governance

•       Strategic Asset Optimization

•       Aerospace and Defense Program Management

•       Public Investment Management

Our Investment Planning and Control solutions cover the full investment lifecycle, from selection and prioritization based on strategy and operational goals, to reiterative budgeting and resource allocation, to project execution and performance measurement, including value and benefit assessment. Our customers rely on us to provide them with a solution to better manage their IT investments, develop and launch new products such as pharmaceuticals and high techs, promote business efficiency through better alignment and allocation of funds in governmental agencies, optimize investments in assets like nuclear power stations, and manage defense programs.

The solutions are deployed in a phased approach using SM², the Artemis Solution Management MethodologyTM, designed to accelerate return on investment (“ROI”) and minimize implementation risks.

More than 440 companies representing 645,000 users in 44 different countries have licensed Artemis solutions in a broad range of industries, including: AMI Semiconductor, Chicago Mercantile Exchange, Denso, Exelon Energy, Lockheed Martin, MoneyGram, Nokia, Telecom Italia, Toshiba, and USAA.

Our corporate offices are located at 4041 MacArthur Boulevard, Suite 401, Newport Beach, CA 92660 and our telephone number at that address is (949) 660-6500.

Industry Overview

Private and public sector organizations are under growing pressure to deliver more with less, and improve the alignment of their investments with evolving objectives in an increasingly competitive market characterized by tighter margins, shorter product lifecycles, economic and political uncertainty, and more stringent regulatory controls and compliance criteria.

Across all industry sectors, the past two years have confirmed the urgent need to improve the processes for selecting, budgeting, prioritizing and executing investments in order to optimize corporate resources, improve business performance and ensure visibility throughout the process.

Similar issues exist in all areas of the business including IT, Research and Development and Asset Lifecycle Management:

•       Increasing visibility and alignment of the investment portfolio with evolving business strategy

•       Making objective, value-based investment selections

•       Maintaining agility in the allocation of funds and resources to reflect changing priorities

•       Aligning investment planning and execution to ensure business benefits achievement and value delivery

•       Minimizing unnecessary costs by early identification of investments that bring insufficient value

•       Enabling effective governance over both strategy and execution

•       Ensuring regulatory compliance through standard methods and processes

These requirements make Portfolio and Value Management one of the most powerful combinations for improved business performance.

•       Within R&D organizations, according to AMR Research and Aberdeen Group, Product Portfolio Management is one of the most strategic investments companies can make in improving Product Life cycle Management, as it can help them to focus their resources on the products that will provide the highest value. The resulting PPM application market is estimated at $300 million growing at 13% a year. The increasing focus of companies on improving profit growth through better innovation management offers an additional confirmation of the dynamics of this market segment.

•       Within IT organizations, according to Gartner Group, the two top priorities of CIOs—“linking business and IT strategies and plans” and “delivering projects that enable business growth”—will continue to fuel the demand for IT Portfolio Management applications, pushing the market to increase over 5% per year until 2009. Other leading analyst firms report similar trends, confirmed by our own customers.

Most organizations have been trying to solve the above issues using in-house tools, desktop software and point solutions, without being able to leverage the benefits associated with a comprehensive and dynamic view of the investment portfolio through its full life cycle, and involving all stakeholders throughout the organization.

Our Solutions

Our solutions help translate strategy into measurable results by providing a permanent, comprehensive view of the investment portfolio, agility to respond to change, detailed performance analysis, support for rapid objective decision making, and timely communication to stakeholders.

They incorporate a fully integrated set of top-down and bottom-up processes enabling all stakeholders to concentrate on the key business decisions related to their investments and projects without getting caught-up in the details: from selection and prioritization based on strategy and operational goals, to reiterative budgeting and resource allocation, to project execution and performance measurement, including value and benefit assessment.

Our solutions are designed to deliver value throughout the full investment life-cycle to all stake-holders: R&D managers, Chief Information Officer, Chief Financial Officers, line of business managers, project and resources managers, knowledge workers, customers and partners. Unlike other systems, our solutions are completely integrated to offer a real connection between the different processes including demand management, portfolio and budgeting management, project and resource management, benefit measurement and delivery control.

The web-based software underlying our solutions is accessible through any browser, and is scalable for tens of thousands of users. Multiple language and currency support ensures seamless integration, consolidation and analysis of all investments for our global customers.

Strategy

Our strategy is to become the leading provider of Investment Planning and Control solutions for large private and public sector organizations.

Our plan includes the following key components:

•       Shift more of our efforts toward the New Product Development market to leverage the recent focus of R&D organizations on increasing their investments in innovation and on getting more return from their R&D dollars

•       Continue to show leadership in functionality not only in IT Management, but in other investment intensive businesses areas such strategic asset management

•       Increase the leverage created by our extensive international presence to improve our sales in growing and emerging regions

•       Add more strategic partnerships to increase our access to the market and the value delivered to customers

•       Cultivate customer intimacy to enhance implementation service quality and build more industry best practices into our solutions

Products

Artemis 7, the software product underlying our Investment Planning and Control solutions, was first introduced in December 2001 under the name Portfolio Director. Version 6.1 was released in July 2005, extending the capabilities of the previous version by adding:

•       Workflow driven idea and request management

•       Advanced Planning and Scheduling as an alternative to Microsoft Project usage

•       Improved time reporting features

•       Support of IBM DB2 Universal Database

We expect to release Artemis 7, version 6.2 in June/July 2006, with content particularly focused on improvement requests from our large existing customer base. The objective is to increase user satisfaction and allow customers to expand their implementations beyond their existing scope.

In Q3 2006, we also expect to launch version 7 of Artemis 7, a major release clearly focused on satisfying specific requirements of the New Product Development and R&D target market in the areas of:

•       Ideation Management

•       Product Portfolio Management analysis

•       Phase-Gate process management, a methodology widely used in R&D organizations

•       Master Plan Management

Artemis 7 incorporates a fully integrated set of top-down and bottom-up collaborative processes:

Investment Portfolio Management

•        Collect demands and ideas

•        Define, classify, prioritize investments

•        Model and simulate alternative investment strategies

•        Record investment risks and issues

•        Regularly review investment performance and communicate status to stakeholders

Performance Based Budgeting

•        Financial management of multi-year investments

•        Dynamic linkage of budgets to strategy

•        Manage fund requests, arbitration and allocation process

•        Maintain visibility of budgeting and resource allocation decisions

•        Manage full cost of investments

Execution Management

•        Manage projects and work

•        Allocate and optimize resources

•        Manage deliverables

•        Track time

•        Manage risk and issues

•        Assess results

This integrated set of processes is supported by horizontal capabilities:

Dashboards & Analytics

Artemis 7 provides a comprehensive set of standard dashboards and unlimited analytical capabilities on investment portfolio management, budget and cost control, benefit measurements, resource usage and project management.

In addition to multiple scorecards and other on-line key performance indicators, the product offers sophisticated web-based integration with Microsoft Excel. An unlimited number of Excel based reports can be created through pre-defined templates and fully integrated in each user environment while respecting data security requirements. The software also facilitates use of other third party Business Intelligence tools by providing access to a set of ready to use reporting data tables.

Work Flow Management

The product uses investment and project management methodology templates to provide integrated workflow control and stage gate capabilities. These governance templates contain the steps, milestones and stakeholders involved in the lifecycle approval and funding process for each investment or project including review, approval and authorization steps. The application uses workflows to prompt identified stakeholders to formally review and approve different milestones and stages throughout the lifecycle of investments, programs and projects.

Triggers can send alerts within the Artemis 7 platform or via email to defined investment project stakeholders, providing instant notification of critical issues for review and approval.

Collaboration

The product provides a comprehensive collaborative capability, allowing stakeholders and contributors to store and share information. The integrated document management capability allows documents and data to be linked directly to the target investment, project or work items, while the discussion area provides an informal process for threaded comments and notes. Risks are more easily monitored and controlled through the shared Risks and Issues Register. Users may subscribe to specific documents receiving updates through email and home page alerting.

Integration Management

Artemis 7 is an extensible solution, allowing integration with existing systems and the capacity to extend standard system functionality through Custom Plug-ins, Application Program Interface (“API”) and Extensible Markup Language (“XML”) capabilities.

Artemis 7 allows configurable access levels based on role and rights granted that allow users to access the various processes and features of the solution based on their individual needs. This approach by process favors phased implementations, allowing the organization to start with a 25 user system initially focused on portfolio and budget optimization, then expanding to ten of thousands of users leveraging all the business processes supported by the solution.

Artemis Views, a web and client server product designed to manage project based work in organizations with well-established project management practices, comprises a series of core modules including: Project Management, Advanced Planning and Resourcing, Earned Value Management, Time Reporting, and Project Analytics.

Technology and Architecture

The technology underlying our solutions offers a highly scalable and configurable environment on a web-based architecture designed to support distributed environments.

Multi-Platform

Built in J2EE (the most established Java programming language), Artemis 7 supports the majority of popular platforms and environments, allowing organizations to leverage their existing investment in deployed technologies.

Security

Role based access security ensures that authorized users are presented with an intuitive, easy to navigate interface that provides only the information appropriate to their role.

Internationalization

Designed for global deployment using multiple currencies, Artemis 7 provides multi-language support including DBCS (Double Byte Character Set) and is available today in English, French, German, Spanish, Italian, Russian, Dutch, Japanese, Chinese and Korean.

Integration

Artemis 7 is a fully extensible solution, allowing integration with existing systems and the capacity to extend standard system functionality. Custom Plug-ins enable event driven extensions, while our API provides for more complex integrations and extensions. In addition, the application provides a complete XML schematic to aid custom data transfer.

Expansion and Strategic Alliances

From a sales perspective, we will seek to continue to consolidate our leadership throughout Europe and Japan, while increasing sales in North America. We established a program for growth in the Japanese market and will selectively extend our presence in emerging markets such as China and Australia. To support our growth within specific industry market segments, we have established strategic alliances with a number of specialized consulting companies and system integrators. These include Atos Origin, BearingPoint, IBM Global Services, Unilog, Fujitsu Consulting, DMR Conseil (Quebec). Our technology-focused alliances include companies such as IBM Corporation, Oracle Corporation, Microsoft Corporation, Cognos, BEA Systems, and Sun Microsystems.

Selling and Marketing

We market our solutions through our own direct sales organizations in the United States, the United Kingdom, France, Finland, Germany, Italy, Japan and Singapore. Additionally, our joint venture and distributor network provides sales and service capabilities in other European countries, Australia, Asia Pacific and Latin America.

We also support our growth within specific markets through consulting partnerships that enhance our total offering by providing an integrated solution deployment and systems integration capability.

Our overall marketing strategy is to continue to position our Investment Planning and Control offering as the leading solution in the market. An IP&C solution that provides a management framework for the optimization of the complete set of investments of a given organization during their full lifecycle, from value assessment to benefit realization.

Customers

We provide mission-critical software solutions to hundreds of organizations worldwide. The below list demonstrates the diverse geographical and industry coverage we have recently established with our solutions.

Financial Services:   AIG Insurance, Allianz-AGF, AXA Life Insurance, Banco Espirito Santo, Banque La Poste, BNP Paribas, Chicago Mercantile Exchange, Crédit Agricole, Calyon, Generali Insurance, Moneygram, Promina Group Insurance, USAA.

High-Tech & Manufacturing:   AMI Semiconductor, Arcelor, Cummins, Denso Corporation, Hitachi, Jatco, LG, McData Corporation, Ogihara, Philips Medical Systems, Renault, Sara lee, Trigem Computers.

Lifescience:   Actelion Pharmaceutical, Celesio, Kirin, Gambro, Lundbeck, Maruho , Pfizer, Tanabe, Unomedical.

Government:   Bordeaux District Council, Brisbaine City Council, City of Munich, French UNEDIC, Office of UK Deputy Prime Minister, Singapore Immigration & Checkpoint Authority, Italian Ministry of Economy & Finance, UK Metropolitan Police, UK Regional Development Agencies.

Telecommunications:   China Telecom Shanghai, France Telecom, Indonesia PT Telecom, Nokia Corporation, Telecom Italia, Telefonica Moviles, Telenor, T-Systems, Vodafone, Wind Spa.

Energy:   CEA, Ergon Energy, Exelon Nuclear, Exelon Energy Delivery, Gazprom, GE Oil & Gas, Osaka Gas.

Aerospace & Defense Program:   Alcatel Space, BAE Systems, Bath Iron Works, Liebherr Aerospace, Lockheed Martin Space Systems, Raytheon, Thales, Turbomeca

To date, more than 440 companies representing 645,000 users have licensed our software solutions.

Intellectual Property

Patents do not protect our proprietary products. However, to protect our intellectual property rights, we license our software products and require our customers to enter into license agreements that impose restrictions on their ability to utilize the software or transfer it to other users. Additionally, we seek to avoid disclosure of our trade secrets through a number of means, including, but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. In addition, we protect our software, documentation, templates and other written materials under trademark, trade secret and copyright laws. Even with all of these efforts, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not independently be able to develop similar technology. If, in the future, litigation is necessary to enforce our intellectual property rights, to protect our trade secrets, and/or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and/or financial condition. As a result, we may be unable, for financial or other reasons, to enforce our rights under the various intellectual property laws as described above.

In addition, the laws of certain foreign countries (particularly in Asia) in which our products are or may be licensed may not protect our products and intellectual property rights to the same extent as laws of the United States. Patent protection within the World Trade Organization appears to permit substantial discretion to member countries.

We believe that our products do not infringe upon any valid existing proprietary rights of third parties.

Competition

With demonstrated market growth in the Project Portfolio Management software space, we expect positive trends for the application software market in general. We also expect the intensity of existing competition to increase, particularly in the US and the UK.

We believe other parts of the world, such as Japan and Continental Europe, to be more sheltered from competitive pressure due to our long established presence, understanding of local market needs, and existing partnerships.

Our products compete with a variety of business application software and with in-house developments based on Microsoft Office developments or other programming languages.

Competition comes mainly from pure project portfolio software vendors, IT Management suites and some Enterprise Resource Planning (“ERP”) modules that can initially appear attractive to customers who have implemented the ERP software for other business processes.

Competition varies according to the different markets we address with our solutions:

•       IT Management and Governance with vendors such as Computer Associates, Mercury Interactive and Compuware

•       New Product Development with vendors such as Agile, Sopheon, SAP and MatrixOne

•       Aerospace and Defense Program management with vendors such as Primavera, Welcom, Microsoft, SAP and Oracle

We expect to continue to compete very favorably on a global basis due to our solution capabilities and inbuilt intelligence, together with our ability to leverage our international presence and local market intimacy.

Research and Development

We incurred research and development expenses of approximately $7.9 million, $7.7 million and $8.2 million, respectively, for the years ended December 31, 2005, 2004 and 2003. Research and development expenses consist primarily of salaries and related costs associated with the development of our products.

In early 2004, we changed the leadership of our product development organization and consolidated our Product Management, Development and Tier II Support functions under a single structure, Product Operations. In late 2005 we reinforced the responsibilities of our Strategic Marketing organization to better align our product strategy with the Company’s strategic objectives.

In late 2004, there was recognition that the project management technology from Views was not a good fit for Artemis 7. During our investigation of alternatives, a best-of-breed technology became available on the market, thereby significantly reducing our time to market for similar cost. This had the immediate benefit of allowing us to deliver a major new functional module wholly developed by this offshore team in June/July 2005.

In 2005, additional steps were taken to begin the complete transition of the Views Development, Quality Assurance and Tier II Support function to our outsourcing partner’s facility in India. Hiring and training of development staff at the outsourcing partner’s facility dedicated to Artemis started during the second quarter of 2005. The transition is expected to be completed by the end of 2006.

In addition, Artemis 7 Quality Assurance and Tier II functions are being further augmented starting early 2006, using the outsourcing partner, with further augmentation anticipated later in the year.

We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, we expect that our overall capacity in research and development in 2006 will increase while the overall cost will decrease, resulting from the reorganizing activities described above. This restructuring exercise allowed Artemis to increase its core development capacity in 2005 while retaining some of the cost savings from the actions described above.

Our plan is to increase our R&D output to strengthen our leadership in the geographical markets and/or industries we are targeting. Major new releases will increase our ability to support additional business processes and user types in key market segments, increasing our footprint in the customer’s organizations.

R&D efforts are performed in our facilities in the US and the UK, with significant additional capacity from our partner company based in India.

In fiscal 2005, our R&D efforts focused primarily on our Artemis 7 based solutions and to a lesser extent on Artemis Views.

Services and Support

Drawing on the consolidated experience of a global network of consultants specialized in the definition and deployment of processes and systems to support enterprise investment planning and control, we have developed a structured Solution Management Methodology (sm2). This modular, phased approach enables reduction in deployment time thereby delivering more immediate benefits, accelerating ROI, and minimizing the risks frequently associated with the deployment of enterprise solutions. We regularly partner with consulting organizations and system integrators to increase the value delivered to our clients.

We offer a worldwide support network and complementary systems that ensure timely and quality responses to client requests. From all our offices worldwide, we provide telephone and Web-based support as well as guidance on how to best use our solutions, and to resolve issues encountered during installation, deployment, and day-to-day usage of our products.

Employees

As of December 31, 2005, Artemis directly employed approximately 295 persons on a worldwide basis: 58 in the United States of America, 190 in Europe, 32 in Japan, and 15 in Asia. Our employees are not represented by labor unions or collective bargaining agreements, except as may be required by the laws of certain foreign jurisdictions. We have not experienced any work stoppages anywhere, and consider our relations with our employees worldwide to be good.

Financial Information about Geographic Areas

Our revenue is segmented by geographic region and is based upon management responsibility for such operations. The following table presents information about the Company’s revenue (net of eliminations) by geographic area for each of the three years in the period ended December 31, 2005.

	For the years ended
	December 31,
	2005	2004	2003
	(in thousands)
Americas	$9,250	$12,039	$15,642
EMEA(1)	30,823	33,744	34,423
Japan	6,109	5,196	6,073
Asia	1,183	1,466	1,153
Total revenue	$47,365	$52,445	$57,291

(1)          Europe, Middle East and Africa

PROPERTIES

We occupy facilities in the United States and internationally, pursuant to leases that expire from a month-to-month basis to December 31, 2012. In addition, we maintain facilities in various other locations across the United States, Europe and Asia (including Japan). Our facilities comprise a total of 20,000 square feet in the United States and 54,000 square feet in Europe and Asia. We believe our current facilities are sufficient for our needs.

LEGAL PROCEEDINGS

We are a party to a number of legal claims arising in the ordinary course of our business. We believe the ultimate resolution of these claims will not have a material adverse effect on our financial position, results of operations or cash flows.

SELECTED FINANCIAL DATA/ SUMMARIZED FINANCIAL INFORMATION

The following consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (see below) and the consolidated financial statements and notes thereto included in the Company’s December 31, 2005 Annual Report on Form 10-K filed with the SEC and included in this proxy statement as Annex E. The consolidated financial data are derived from our audited consolidated financial statements, which have been prepared assuming that the Company will continue as a going concern. The Company has incurred substantial recurring losses from operations and may incur losses in the future. These and other factors as described in Note 1 to the aforementioned financial statements raise substantial doubt about the Company’s ability to continue as a going concern without financial restructuring, absent an improvement in the Company’s operating performance.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(in thousands, except per share data)
Summary of operations data:
Revenues	$47,365	$52,445	$57,291	$68,664	$67,646
Gross profit	26,955	28,955	31,262	35,954	34,549
Operating loss	(4,648)	(9,553)	(8,092)	(3,746)	(66,483)
Net loss	(4,045)	(9,685)	(7,891)	(3,948)	(59,764)
Basic and diluted loss per common share	(0.38)	(0.97)	(0.79)	(0.40)	(6.78)
Shares used in computing loss per common share	10,717	9,988	9,965	9,965	8,816
Balance sheet data:
Current assets	15,608	18,162	18,877	25,677	20,294
Working capital deficiency	(5,577)	(3,420)	(9,016)	(4,964)	(5,432)
Non-current assets	1,469	4,158	9,481	13,328	18,276
Total assets	17,077	22,320	28,358	39,005	38,570
Current liabilities	21,185	21,582	27,893	30,641	25,726
Long-term liabilities	6,604	6,543	3,638	3,643	3,262
Total stockholders’ equity (deficit)	(10,712)	(5,805)	(3,173)	4,721	9,582

The Company’s book value per common share at December 31, 2005 was ($0.98).

For information as to how you can find our other SEC filings, see the section entitled “Where You Can Find More Information” in this proxy statement. Please also refer to the section entitled “Financial and Other Information” in this proxy statement.

In the opinion of management, there has not been any material changes (other than the proposed Merger discussed herein) in the Company’s financial condition or other business affairs since December 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discusses the financial condition and results of operations of Artemis and should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 which is included in this proxy statement as Annex E and the Company’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2006 filed with the SEC and included in this proxy statement as Annex F.

Safe Harbor Statement

Management’s Discussion and Analysis includes “forward-looking” statements (versus historical facts) within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. See page 14 of this proxy statement for additional information.

Overview

Artemis is one of the world’s leading providers of investment planning and control software and services. Since 1976 we have been helping organizations improve their performance through portfolio, project and resource management. Improved performance requires continuous alignment of investments with strategic business goals, consequently the ability to effectively select, plan, budget and control investment projects becomes the key for optimizing corporate resources. We believe this creates an even greater requirement for integrated investment planning and control solutions to support the needs of value creation, visibility, governance and compliance.

We have a 30-year history of successfully delivering enterprise and project management solutions to Global 2000 customers with the most extensive portfolio, project and resource management needs. Companies trust Artemis’ software to manage their business-critical processes. Customers use our software in such key areas as (i) developing and launching new products, (ii) IT management and governance, (iii) optimizing strategic assets in utilities, (iv) managing key aerospace and defense programs, and (v) and helping governmental agencies promote business efficiency through better alignment and allocation of resources.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, the valuation of long-lived and intangible assets and the amortization of intangible assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in preparation of our consolidated financial statements:

•       Revenue recognition;

•       Valuation of long-lived and intangible assets;

•       Amortization of intangible assets;

•       Valuation of deferred tax assets; and

•       Estimation of the allowance for doubtful accounts receivable.

Revenue recognition

The Company has adopted Statement of Position, or SOP 97-2, Software Revenue Recognition, as amended, which generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative estimated fair values of each of the elements. The estimated fair value of an element is based on vendor-specific objective evidence (“VSOE”). Software license revenue allocated to a software product is recognized upon delivery of the product, or deferred and recognized in future periods to the extent that an arrangement includes one or more elements that are to be delivered at a future date and for which VSOE has not been established. Maintenance and support revenue is recognized ratably over the maintenance term. First-year maintenance typically is sold with the related software license and renewed on an annual basis thereafter. Estimated fair values of ongoing maintenance and support obligations are based on separate sales of renewals to other customers or upon renewal rates quoted in the contracts. For such arrangements with multiple elements, we allocate revenue to each component of the arrangement based on the estimated fair value of the undelivered elements. The fair value of services, such as consulting or training, is based upon separate sales of these services. The Company at times may enter into multiple-customer contracts in which the Company allocates revenue based on the number of specified users at each customer, and recognizes revenue upon customer acceptance and satisfying the other applicable conditions of the above described accounting policy.

Services revenue is recognized as the service is performed assuming that sufficient evidence exists to estimate the fair value of the services. Consulting and training services are billed based on contractual hourly rates and revenues are recognized as the services are performed. Consulting services primarily consist of implementation services related to the installation of the Company’s products, which do not require significant customization to or modification of the underlying software code.

Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If we made different judgments or utilized different estimates for any period, material differences in the amount and/or timing of revenue recognized could result.

Valuation of long-lived and intangible assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 (see below), we assess intangible assets and other long-lived assets for recoverability whenever events or changes in circumstances indicate that their carrying value may not be recoverable through the estimated undiscounted future cash flows resulting from the use of the assets. If we determine that the carrying value of any such assets may not be recoverable, we measure impairment by using the projected discounted cash-flow method in accordance with SFAS No. 144.

Amortization of intangible assets

During 2005 all intangible assets were fully amortized. The Company recorded amortization expense of approximately $1.5 million during the year ended December 31, 2005.

Valuation of deferred tax assets

The Company records an estimated valuation allowance on its significant deferred tax assets when, based on the weight of available evidence (including the scheduled reversal of deferred tax liabilities, projected future taxable income or loss, and tax-planning strategies), it is more likely than not that some or all of the tax benefit will not be realized.

Allowance for doubtful accounts receivable

We establish our allowance for doubtful accounts receivable based on our qualitative and quantitative review of credit profiles of our customers, contractual terms and conditions, current economic trends and historical payment, return and discount experience. We reassess the allowance for doubtful accounts receivable each period. If we made different judgments or utilized different estimates for any period, material differences in the amount and/or timing of such allowance could result.

Significant Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) issued a revision of SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This pronouncement (“SFAS No. 132-R”) expands employers’ disclosures about pension plans and other post-retirement benefits, but does not change the measurement or recognition of such plans required by SFAS No. 87, No. 88, or No. 106. SFAS No. 132-R retains the existing disclosure requirements of SFAS No. 132, and requires certain additional disclosures about defined benefit post-retirement plans. The defined benefit pension plan of the Company’s United Kingdom subsidiary is the Company’s only defined benefit post-retirement plan. Except for the transition rules governing interim-period disclosures, SFAS No. 132-R was effective for foreign pension plans for fiscal years ended after June 15, 2004; after the effective date, restatement for some of the new disclosures is required for earlier annual periods.

In December 2004, the FASB issued SFAS No. 123-R which replaces SFAS No. 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25. As originally issued, SFAS No. 123 established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that pronouncement permitted entities to continue applying the intrinsic-value-based model of APB Opinion 25, provided that the financial statements disclosed the pro forma net income or loss based on the fair-value method. The Company is required to apply SFAS No. 123-R as of the first interim reporting period that begins after December 31, 2005 under a rule adopted by the SEC on April 14, 2005 that amends the compliance dates of SFAS No. 123-R. Thus, the Company’s consolidated financial statements will reflect an expense for (a) all share-based compensation arrangements granted after December 31, 2005 and for any such arrangements that are modified, cancelled, or repurchased after that date, and (b) the portion of previous share-based awards for which the requisite service has not been rendered as of that date, based on the grant-date estimated fair value of those awards.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20 and FASB Statement No. 3. This pronouncement applies to all voluntary changes in accounting principle, and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 retains many provisions of APB Opinion 20 without change, including those related to reporting a change in accounting estimate, a change in the reporting entity, and correction of an error. The pronouncement also carries forward the provisions of SFAS No. 3 which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that were in a transition phase as of the effective date of SFAS No. 154.

In February 2006, the FASB issued SFAS No. 155 entitled “Accounting for Certain Hybrid Financial Instruments,” an amendment of SFAS No. 133 (“Accounting for Derivative Instruments and Hedging Activities”) and SFAS No. 140 (“Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”). In this context, a hybrid financial instrument refers to certain derivatives embedded in other financial instruments. SFAS No. 155 permits fair value re-measurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133. SFAS No. 155 also establishes a requirement to evaluate interests in securitized financial assets in order to identify interests that are either freestanding derivatives or “hybrids” which contain an embedded derivative requiring bifurcation. In addition, SFAS No. 155 clarifies which interest/principal strips are subject to SFAS No. 133, and provides that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS No. 155 amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative. When SFAS No. 155 is adopted, any difference between the total carrying amount of the components of a bifurcated hybrid financial instrument and the fair value of the combined “hybrid” must be recognized as a cumulative-effect adjustment of beginning deficit/retained earnings.

SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted only as of the beginning of a fiscal year, provided that the entity has not yet issued any annual or interim financial statements for such year. Restatement of prior periods is prohibited.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants and the SEC, did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Results of Operations

The following table sets forth the unaudited percentage of total revenues represented by certain items in our consolidated statements of operations for the periods indicated:

	Three Months Ended March 31,
		Percent		Percent
		of Total		of Total
	2006	Revenues	2005	Revenues
	(in millions)
Statement of Operations Data:
Revenue:
Software	$1.4	13%	$2.8	24%
Support	4.1	38%	4.4	36%
Services	5.2	48%	4.8	40%
	10.7	100%	12.0	100%
Cost of revenue:
Software	0.1	1%	0.1	1%
Support	1.2	11%	1.3	11%
Services	3.8	35%	4.0	33%
	5.1	48%	5.3	45%
Gross margin	5.6	52%	6.6	55%
Operating expenses:
Selling and marketing	3.0	28%	3.9	32%
Research and development	1.9	18%	1.9	16%
General and administrative	1.7	16%	1.9	16%
Merger expenses	0.8	7%	—	0%
Stock compensation	0.1	1%	—	0%
Amortization expense	—	0%	0.6	5%
Restructuring charge	—	0%	—	0%
	7.5	70%	8.3	69%
Operating loss	(1.9)	-18%	(1.7)	-14%
Net interest expense	0.2	2%	0.1	0%
Other non-operating expense (income), net	0.2	1%	(0.8)	-6%
Foreign exchange (gain) loss	0.5	5%	0.1	1%
Non operating income, net	0.9	8%	(0.6)	-5%
Loss before income taxes	(2.8)	-26%	(1.0)	-9%
Income tax expense	0.3	3%	0.2	2%
Net Ioss	$(3.1)	-29%	$(1.3)	-10%

	Year ended December 31,
		% of		% of		% of
	2005	Revenue	2004	Revenue	2003	Revenue
	(in millions)
Revenue:
Software	$11.5	24	$13.1	25	$13.3	23
Support	17.3	37	17.2	33	16.6	29
Services	18.6	39	22.2	42	27.4	48
	47.4	100	52.5	100	57.3	100
Cost of revenue:
Software	0.4	1	0.2	—	0.7	1
Support	5.0	10	5.7	11	5.1	9
Services	15.0	32	17.6	34	20.3	35
	20.4	43	23.5	45	26.1	45
Gross margin	27.0	57	29.0	55	31.2	55
Operating expenses
Selling and marketing	14.9	31	14.3	27	15.9	28
Research and development	7.8	17	7.7	15	8.2	14
General and administrative	7.4	16	8.7	17	11.1	19
Amortization expense	1.5	3	4.1	8	4.1	7
Impairment charge	—	—	0.9	2	—	—
Restructuring charges	—	—	2.7	5	—	—
	31.6	67	38.4	73	39.3	68
Operating loss	(4.7)	(10)	(9.4)	(18)	(8.1)	(13)
Non operating (income) expense Interest expense, net	0.8	2	0.5	1	0.2	—
Equity in net (income) loss of unconsolidated affiliates			(0.1)	—	0.3	1
Gain on sale of subsidiaries and investee			—	—	(0.4)	(1)
Other (income) expense, net	(1.3)	(3)	(0.1)	—	0.1	—
Foreign exchange gain	(0.8)	(2)	(0.4)	(1)	(0.7)	(1)
Non operating income, net	(1.3)	(3)	(0.1)	—	(0.5)	(1)
Income tax expense	0.7	2	0.2	—	0.3	1
Net loss	$(4.1)	(9)	$(9.7)	(19)	$(7.9)	(13)

Three months ended March 31, 2006 and 2005

Revenue

Software Revenue

	Three Months Ended March 31,		Change
	2006	2005	$	%
Americas	$149	$408	$(259)	-63%
EMEA	936	1,858	(922)	-50%
Japan	323	376	(53)	-14%
Asia	15	173	(158)	-91%
	$1,423	$2,815	$(1,392)	-49%

Software revenue represents fees earned for granting customers licenses to use our software products. Software revenue overall decreased by $1.4 million or 49% compared to the first quarter ended March 31, 2005. From a geographical perspective, the decrease was particularly strong in France and the US with decreases of $0.6 million and $0.3 million, respectively. The Company’s strategic product platform, Artemis 7, represented 43% of total software revenue for the first quarter of 2006 compared to 62% for the same quarter in 2005.

Support Revenue

	Three Months Ended March 31,		Change
	2006	2005	$	%
Americas	$1,296	$1,235	$61	5%
EMEA	2,333	2,596	(263)	-10%
Japan	410	449	(39)	-9%
Asia	58	81	(23)	-28%
	$4,097	$4,361	$(264)	-6%

Support revenue consists of fees for providing software updates and technical support for our software products. Support revenue for the first quarter of 2006 decreased by 6% or $0.3 million for the three months ended March 31, 2006. This decrease is a result of the adverse effect of changes in foreign currency exchange rates. In addition, increases in support revenue resulting from new software sales were offset by expected attrition within the existing customer base.

Services Revenue

	Three Months Ended March 31,		Change
	2006	2005	$	%
Americas	$570	$491	$79	16%
EMEA	3,384	3,691	(308)	-8%
Japan	1,038	472	566	120%
Asia	144	142	2	1%
	$5,136	$4,796	$339	7%

Services revenue consists of fees for consulting and training services generated by our personnel and through subcontracted third-party arrangements. For the quarter ended March 31, 2006, services revenue increased by $0.3 million or 7% compared to the same quarter in 2005 with declines in EMEA being offset by an increase in services revenue in Japan and the US. The decrease in EMEA is a result of the adverse effect of changes in foreign currency exchange rates.

Cost of Revenue

	Three Months Ended March 31,		Change
	2006	2005	$	%
Americas	$711	$836	$(125)	-15%
EMEA	3,575	4,054	(479)	-12%
Japan	636	333	303	91%
Asia	136	105	31	30%
	$5,058	$5,328	$(270)	-5%

Cost of revenue consists primarily of salaries and third-party expenses principally related to consulting, software maintenance services and training services. The decrease in cost of revenue in the Americas and EMEA was primarily due to a reduction in headcount taken in previous years as a result of the expected lower level of services revenue and efforts to increase the services gross margin. Since the majority of our costs of revenue are directly related to our support and service revenues, this had a significant impact on overall costs of revenues. Cost of revenue increased in Japan as a result of adding resources in line with the expected additional services revenue.

Gross Profit

Total gross profit for the first quarter of 2006 decreased by $1.0 million compared to the first quarter of 2005, resulting from the decrease in software and support revenue, which was partially offset by a margin increase in services revenue. Total gross profit for the three months ended March 31, 2006 was $5.6 million compared to $6.6 million for the same period in 2005. Gross profit margin for the three months ended March 31, 2006 decreased to 53% from 55% during the same period in 2005 due to a shift in revenue mix towards services revenue.

Operating Expenses

Selling and Marketing expenses

Selling and marketing expenses consist primarily of personnel related costs for our direct sales force and marketing staff and cost for marketing programs, including advertising, trade shows, promotional materials and customer conferences. Selling and marketing expenses decreased to $3.0 million during the three months ended March 31, 2006, from $3.9 million during the same period of 2005. Sales and marketing efforts have been focused on further promoting our industry—specific solutions while reducing the overall marketing activities.

Research and development

Research and development expenses consist primarily of salaries and related costs associated with the development of our products. Research and development expenses remained flat for the three months ended March 31, 2006 compared to the same period in 2005. Savings resulting from the reduction of our in-house development organization were offset by additional costs of the outsourced development team and related transition costs.

General and administrative

General and administrative expenses consist primarily of personnel salaries and wages and related costs for general corporate functions, including executive, legal, finance, accounting, human resources and information systems. General and administrative expenses decreased by $0.2 million to $1.7 million for the first quarter of 2006, from $1.9 million in the same quarter of 2005, resulting from additional efforts to reduce discretionary spending.

Merger expenses

Merger expenses for the first quarter of 2006 include approximately $0.8 million of legal and other costs that are directly related to the pending merger transaction described in Note 14 to the accompanying condensed consolidated financial statements.

Amortization expense

Amortization expense represents the financial statement effect of amortizing certain intangible assets. The Company recorded amortization expense of zero and $0.6 million for the quarters ended March 31, 2006 and 2005, respectively. The intangible assets were fully amortized in July of 2005.

Non-operating (income) expenses, net

Non-operating income and expenses consist of (i) net interest income or expense, (ii) equity in the net income or losses of unconsolidated affiliates, (iii) foreign exchange gains or losses, (iv) income tax expense (benefit), and (v) other (income) expense. During the three months ended March 31, 2006, the Company incurred interest expense in the amount of $0.2 million, resulting from a loan initiation fee and the interest rate related to an advance under the existing $5.0 million revolving credit facility with Laurus. Foreign exchange gains and losses result from changes in the exchange rates of the currencies used in the countries in which Artemis operates. During the quarter ended March 31, 2005, the Company recognized a pretax gain of $0.8 million as a result of the disposition of an affiliated entity.

Changes in foreign currency exchange rates

The effect of changes in foreign currency exchange rates for the quarter ended March 31, 2006 compared to the prior-year quarter resulted in a decrease in revenues of approximately $0.8 million and an increase in operating loss of less than $0.1 million.

Liquidity and Capital Resources

At March 31, 2006, we had cash of $4.7 million compared to $4.1 million at December 31, 2005.

Our operating activities provided approximately $0.2 million in cash during the three months ended March 31, 2006. Operating cash flow was positively impacted by (i) an increase in deferred revenues of $2.7 million, (ii) a decrease in trade accounts receivable of $1.4 million, and (iii) a decrease in prepaid expenses and other assets of $0.4 million. The effects of these items on cash were partially offset by factors such as (iv) a decrease in accounts payable and other liabilities of $1.4 million and (v) the net loss of $3.0 million reported for the three months ended March 31, 2006. We did not enter into any significant investing activities and increased our borrowings by $0.6 million in financing activities during the three months ended March 31, 2006.

The Company’s principal sources of liquidity are cash and cash equivalents, our expected cash flows from operations and our lines of credit. Our near and long-term operating strategies focus on promoting our new and existing solution offerings to increase revenue and cash flow while better positioning the Company to compete under current market conditions.

2005 compared to 2004

Revenue

Software Revenue

Software revenue represents fees earned for granting customers licenses to use our software products. Software revenue decreased $1.6 million or 12% to $11.5 million during 2005 from $13.1 million during 2004. Software revenue represents 24% and 25% of total revenue for the years ended December 31, 2005 and 2004, respectively. Software revenue from our flagship product, Artemis 7, which is the main platform for our investment planning and control solutions, increased to 61% of total software revenue in 2005, up from 40% in 2004. The increase in software revenue in the UK by $1.0 million or 199%, Japan, up $0.3 million or 22%, France, up $0.2 million or 9%, and Italy, up $0.1 million or 9%, were more than offset by a decrease in software revenue in the US, down $1.6 million or 46%, Germany, down $0.8 million or 70% and Finland, down $0.8 million or 35%.

Support Revenue

Support revenue consists of fees for providing software updates and technical support for our software products.  Support revenue remained flat at $17.3 million in 2005 compared to $17.2 million in 2004. Increases in support revenue resulting from new software sales were offset by expected attrition within the existing customer base on some of our more mature products. The Company continues to emphasize cultivating the existing customer base and focusing on customer satisfaction to secure a high level of customer retention.

Services Revenue

Services revenue consists of fees for consulting and training generated by our personnel and through subcontracted third-party arrangements. Services revenue decreased $3.6 million or 16% to $18.6 million during 2005 from $22.2 million during 2004. Decreases in services revenue in the US, down $1.2 million or 34%, Finland, down by $0.9 million or 31%, the UK, down by $0.8 million of 20%, were only partially offset by increases in Japan, up $0.7 million or 33%. The level of services revenue in our various operations was impacted by the timing and size of software sales and the lower level of consulting services related to our software sales of Artemis 7.

Deferred Revenue

Deferred revenue was $4.9 million and $5.0 million for the years ended at December 31, 2005 and 2004, respectively. Deferred revenue typically represents deferred support revenue that is recognized ratably over the term of the support agreement. The December 31, 2005 balance also includes deferred software revenue related to Artemis 7 software sold to a customer in the US that is expected to be recognized as revenue in 2006. Excluding the aforementioned deferred software revenue, the decrease in deferred revenue is a result of the timing of our support billings and related collections.

Cost of Revenue

Cost of revenue consists primarily of salaries and commissions paid to employees and third-party expenses principally related to consulting, software maintenance services and training services. To a lesser extent, cost of revenue includes royalty payments to third parties. Total cost of revenue decreased $3.1 million or 13% to $20.4 million during 2005 from $23.5 million during 2004. Cost of revenue as a percentage of total revenue decreased by 2 percentage points, from 45% during 2004 to 43% during 2005. The majority of the cost of revenue is directly related to our support and services revenue. The overall decrease in cost of revenue as a percentage of total revenue is primarily a result of a more efficient delivery of support services. The increase in cost of revenue for software sales reflects in part additional third-party royalties for some additional functionality included in our Artemis 7 software during 2005.

Gross Margin

Gross margin as a percentage of total revenue increased by 2 percentage points, from 55% during 2004 to 57% during 2005. This was achieved through a shift in mix toward software and support revenue, whereby such revenue as a percentage of total revenue increased to 61% in 2005 from 58% in the previous year. Increases in gross margin on support services revenue were only partially offset by decreases in gross margin on software and consulting services revenue. The gross margin percentage for services revenue decreased only slightly in 2005 as we reduced the number of internal consultants during 2004 in anticipation of a lower level of consulting services in 2005.

Operating Expenses

Selling and marketing expenses

Selling and marketing expenses consist primarily of personnel related costs of our direct sales force and marketing staff and the cost of third party marketing programs, including advertising, trade shows, promotional materials and customer conferences. Selling and marketing expenses increased $0.6 million or 4% to $14.9 million during 2005, from $14.3 million in 2004. The increase in sales and marketing expenses was primarily due to additional sales and marketing efforts focused on further promoting our industry-specific solutions.

Research and development

Research and development expenses consist primarily of salaries and related costs associated with the development of our products. These expenses increased $0.2 million or 2% to $7.9 million in 2005 compared to 2004.

Decreases in research and development expense resulting from the reduction in headcount in our US development center were more than offset by the addition of resources to our outsourced development team and related transition costs. We now have over 30 resources available in India for development and testing activities. The transition is expected to be completed by the end of 2006 and should lead to annualized cost savings of approximately $2.7 million.

General and administrative

General and administrative expenses consist primarily of salaries, wages and related costs for general corporate functions, including executive, legal, accounting, human resources and information systems. General and administrative expenses decreased $1.3 million or 15% to $7.4 million during 2005, from $8.7 million during 2004. The decrease is primarily a result of the restructuring actions taken during the year as well as efforts to reduce discretionary spending. During 2005, we incurred one-time, acquisition-related expenses in the amount of $0.4 million.

Amortization expense and impairment charges

Amortization expense represents the financial statement effect of amortizing intangible assets recorded in conjunction with the pushdown to the Company’s consolidated financial statements of Proha’s purchase of Legacy Artemis in August 2000. These assets were being amortized on a straight-line basis over the remaining life of forty-two months commencing January 1, 2002. The Company recorded amortization expense of $1.5 million and $4.1 million for the years ended December 31, 2005 and 2004, respectively. The decrease in amortization expense in 2005 compared to 2004 is a result of the intangible asset related to certain technology being fully impaired during the quarter ended December 31, 2004 and the intangible asset related to our customer base being fully amortized in July 2005.

During the fourth quarter of 2004, the Company evaluated the carrying values of its intangible assets. As a result, an impairment charge of $0.9 million was recorded in the year ended December 31, 2004. Using discounted cash flow projections of expected returns from these assets, management determined that the intangible asset related to certain prior core technology should be fully impaired.

Restructuring charge

The Company’s restructuring charges for the year ended December 31, 2004 are comprised primarily of: (i) severance pay (including related payroll taxes) and associated one-time employee termination costs related to the reduction of the Company’s workforce; (ii) relocation costs resulting from organizational realignments; and (iii) professional fees incurred to improve the competitive position of the Company. The

Company accounts for the costs associated with exiting an activity, including costs associated with the reduction of the Company’s workforce, in accordance with SFAS No. 146 (see below). The termination costs recorded by the Company are not associated with nor do they benefit continuing activities.

Inherent in the estimation of the costs related to the Company’s restructuring efforts are assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. Changing business conditions may affect the assumptions related to the timing and extent of the Company’s restructuring activities. Management reviews the status of restructuring activities on a quarterly basis and, if appropriate, records changes to its restructuring obligations in operations based on management’s most current estimates.

The Company has not initiated any non-discretionary restructuring actions during the year ended December 31, 2005.

Non-operating (income) expenses, net

Non-operating income/expenses consist of (i) net interest expense, (ii) equity in the net income or loss of unconsolidated affiliates, (iii) foreign exchange gains, (iv) other (income) expense and (v) gain on sale of subsidiaries and investee. The Company had a net non-operating income of $1.3 million during 2005 compared to net non-operating income of less than $0.1 million during 2004. During the years ended December 31, 2005 and 2004, the Company incurred interest expense in the amount of $0.8 million and $0.5 million, respectively, resulting mainly from a loan initiation fee and the interest rate related to an advance under the existing $5.0 million revolving credit facility with Laurus. During 2005, the Company recognized a pretax gain of $0.8 million as a result of the disposition of an affiliated entity. Foreign exchange gains and losses result from changes in the exchange rates of the currencies used in the countries in which Artemis operates. The Company accounts for certain investments in other companies under the equity method of accounting. The Company recorded equity in net income of unconsolidated affiliates of $0.1 million for both, 2005 and 2004.

Changes in Foreign Currency Exchange Rates

The effect of changes in foreign currency exchange rates for the year ended December 31, 2005 compared to 2004 decrease in revenues and a increase in operating loss of approximately $0.3 million and less than $0.1 million, respectively.

Provision for Income Taxes

The Company recorded income tax expense of approximately $0.7 million and $0.2 million for the years ended December 31, 2005 and 2004, respectively. The income tax expense on the pre-tax loss of approximately $3.3 million and $9.5 million for the years ended December 31, 2005 and 2004, respectively, is principally the result of foreign income tax on the Company’s profitable non-US subsidiaries.

2004 compared to 2003

Revenue

Software Revenue

Software revenue represents fees earned for granting customers licenses to use our software products. Software revenue decreased $0.2 million or 2% to $13.1 million during 2004 from $13.3 million during 2003. Software revenue represents 25% and 23% of total revenue for the years ended December 31, 2004 and 2003, respectively. Software revenue from our flagship product, Artemis 7, which is the main platform for our investment planning and control solutions, increased to 40% of total software revenue in 2004, up from 31% in 2003. Excluding a large multi-million dollar transaction recorded in the UK of which approximately $1.6 million was recorded in 2003, software revenue for Artemis 7 increased by 107% year-over-year. In November 2004, we released Artemis 7, Version 6.0, extending its functionality and capabilities. This has in part led to higher sales in the last month of the year compared to the previous year. The increase in software revenue in the US by $0.9 million or 32%, and our subsidiaries in Finland, up $0.5 million or 31%, Germany, up $0.5 million or 75%, and France, up $0.2 million or 9%, were more than offset by a decrease in software revenue in our UK subsidiary, down $2.4 million or 83%.

Support Revenue

Support revenue consists of fees for providing software updates and technical support for our software products. Support revenue increased $0.6 million or 4% to $17.2 million during 2004 from $16.6 million during 2003. This increase in support revenue was due to increases in revenues generated by our foreign subsidiaries, such as Finland, up $0.4 million or 24%, as well as Japan, Italy, France and the UK, all up $0.1 million. This was partially offset by a decrease in support revenue in the US by $0.3 million or 6%. The Company continues to emphasize cultivating the existing customer base and focusing on customer satisfaction.

Services Revenue

Services revenue consists of fees for consulting and training generated by our personnel and through subcontracted third-party arrangements. Services revenue decreased $5.2 million or 19% to $22.2 million during 2004 from $27.4 million during 2003. of the total decline in services revenue year-over-year, $4.1 million or 79% is related to consulting services provided in the US. The decrease in service revenue is in part a result of the completion of several large consulting assignments with two large US customers. These two customers generated $2.6 million in 2004 compared to $5.0 million in 2003. Decreases in services revenue in our subsidiaries in Japan, down $1.1 million or 34%, Germany, down $0.7 million or 48%, and the UK, down $0.4 million or 8%, were only partially offset by increases in Italy, up $0.9 million or 21%, and Asia, up $0.2 million or 51%. The level of services revenue in our various operations was impacted by the timing and size of software sales and the lower level of consulting services related to our software sales of Artemis 7.

Deferred Revenue

The balance of deferred revenue decreased $2.2 million to $5.0 million at December 31, 2004 from $7.2 million at December 31, 2003. The shift in deferred revenue is a result of the timing of our support billings and related collections.

Cost of Revenue

Cost of revenue consists primarily of salaries and commissions paid to employees and third-party expenses principally related to consulting, software maintenance services and training services. To a lesser extent, cost of revenue includes royalty payments to third parties. Total cost of revenue decreased $2.5 million or 10% to $23.5 million during 2004 from $26.0 million during 2003. Cost of revenue as a percentage of total revenue was substantially the same during 2004 and 2003 at 45%. The decrease in cost of revenue for software sales reflects the shift in product mix towards Artemis 7 software for which we have not incurred third-party royalties in 2003 and 2004. The majority of the cost of revenue is directly related to our support and service revenue.

Gross Margin

Gross margin as a percentage of total revenue remained substantially the same during 2004 and 2003 at 55%. This was achieved through a shift in mix toward software and support revenue, whereby such revenue as a percentage of total revenue increased to 58% in 2004 from 52% in the previous year. In addition, the gross margin on software revenue increased to 98% in 2004 from 95% in 2003, which was offset by decreases in gross margin on support and consulting services revenue. The gross margin percentage for services revenue decreased in 2004 as a result of the decline in services revenue and the relatively fixed cost base of our internal consultancy practice. During 2004, management has taken actions to reduce this cost by decreasing the number of internal consultants, while still keeping the skill set required for our implementation services in house.

Operating Expenses

Selling and marketing expenses

Selling and marketing expenses consist primarily of personnel related costs of our direct sales force and marketing staff and the cost of third party marketing programs, including advertising, trade shows, promotional materials and customer conferences. Selling and marketing expenses decreased $1.6 million or 10% to $14.3 million during 2004, from $15.9 million during 2003. The decrease was primarily due to a reduction in headcount and a concerted effort to match discretionary marketing expenses with the expected revenue stream.

Research and development

Research and development expenses consist primarily of salaries and related costs associated with the development of our products. These expenses decreased $0.5 million or 5% to $7.7 million during 2004 from $8.2 million during 2003.

In early 2004, we changed the leadership of our product development organization and consolidated our Product Management, Development and Tier II Support functions under a single structure, Product Operations. In late 2004 we reduced the number of resources employed in our Newport Beach development center. This restructuring of our Product Operations cost base was made in light of Artemis licensing and having the option to acquire the rights to a best-of-breed scheduling tool for Artemis 7 rather than developing it in-house. In addition, this decision has allowed us to accelerate our plan to enlarge our offshore development team thereby increasing new product feature throughput and achieving a higher level of customer responsiveness. We have therefore increased offshore resources both in the development and quality assurance areas. This will have the immediate benefit of allowing us to deliver a major new functional module wholly developed by this offshore team in June/July 2005.

Our plan is to increase our R&D output to strengthen our leadership in the geographical markets and/or industries we are targeting. Major new releases will increase our ability to support additional business processes and user types, increasing our footprint in the customer ‘s organizations.

General and administrative

General and administrative expenses consist primarily of salaries, wages and related costs for general corporate functions, including executive, legal, accounting, human resources and information systems. General and administrative expenses decreased $2.4 million or 22% to $8.7 million during 2004, from $11.1 million during 2003. The decrease is primarily a result of the restructuring actions taken during the year as well as efforts to reduce discretionary spending.

Amortization expense

Amortization expense represents the financial statement effect of amortizing intangible assets recorded in conjunction with the pushdown to the Company’s consolidated financial statements of Proha’s purchase of Legacy Artemis in August 2000. These assets were fully amortized during the third quarter of 2005. Amortization expense was the same for the years ended December 31, 2004 and 2003.

Impairment charge

SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets’ carrying value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less cost to sell.

During the fourth quarter of 2004, the Company evaluated the carrying values of its intangible assets. As a result, an impairment charge of $0.9 million was recorded in the year ended December 31, 2004. Using discounted cash flow projections of expected returns from these assets, the Company determined that the intangible asset related to certain prior core technology should be fully impaired.

Restructuring charge

The Company’s restructuring charges are comprised primarily of: (i) severance pay (including related payroll taxes) and associated one-time employee termination costs related to the reduction of the Company’s workforce; (ii) relocation costs resulting from organizational realignments; and (iii) professional fees incurred to improve the competitive position of the Company. The Company accounts for the costs associated with exiting an activity, including costs associated with the reduction of the Company’s workforce, in accordance with SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities.

As part of the restructuring actions carried out during the year ended December 31, 2004, the Company reduced its workforce by a total of seventy-one employees, from 396 to 325 (which includes scheduled terminations and voluntary resignations) or approximately 18% of its workforce. The restructuring charge of $2.7 million in 2004 affected corporate positions and certain operational positions in the Americas, EMEA and the Asia/Japan segments in the approximate amounts of $1.0 million, $1.4 million and $0.4 million, respectively. This follows a similar reduction (8% of the workforce) in the last quarter of 2003, whereby these reductions were based on discretionary restructuring actions.

Inherent in the estimation of the costs related to the Company’s restructuring efforts are assessments related to the most likely expected outcome of the significant actions to accomplish the restructuring. Changing business conditions may affect the assumptions related to the timing and/or extent of the Company’s restructuring activities. The Company reviews the status of restructuring activities on a quarterly basis and, if appropriate, records change to its restructuring obligations based on management’s most current estimates.

Non-operating (income) expenses, net

Non-operating income/expenses consist of (i) net interest expense, (ii) equity in the net income or loss of unconsolidated affiliates, (iii) foreign exchange gains, (iv) other (income) expense and (v) gain on sale of subsidiaries and investee. The Company had net non-operating income of less than $0.1 million during 2004 compared to net non-operating income of $0.5 million during 2003.

The Company accounts for certain investments in other companies under the equity method of accounting. The Company recorded equity in net income of unconsolidated affiliates of $0.1 million in

2004 and equity in net loss of unconsolidated affiliates of $0.3 million and $0.4 million in 2003 and 2002, respectively.

In October 2003, the Company entered into an asset purchase agreement for the sale of its Software Productivity Research (“SPR”) operations. Total consideration for the sale of SPR was $0.4 million.

Changes in Foreign Currency Exchange Rates

The effect of changes in foreign currency exchange rates for the year ended December 31, 2004 compared to 2003 was an increase in revenues and a reduction in operating loss of approximately $4.6 million and $0.3 million, respectively.

Provision for Income Taxes

The Company recorded income tax expense of approximately $0.2 million and $0.3 million for the years ended December 31, 2004 and 2003, respectively. The income tax expense on the pre-tax loss of approximately $9.5 million and $7.6 million for the years ended December 31, 2004 and 2003, respectively, is principally the result of foreign income tax on the Company’s profitable non-US subsidiaries.

Liquidity and Capital Resources

Cash flows for the years ended December 31, 2005 and 2004

At December 31, 2005 the Company had cash of $4.1 million compared to $3.7 million at December 31, 2004.

Our operating activities were cash neutral during the year ended December 31, 2005. Our net loss of $4.0 million was the major component that reduced operating cash flow. A net decrease in accounts payable and other liabilities of $0.6 million and a decrease in deferred revenues of $0.2 million further reduced operating cash flow. The effects of these items on cash were offset by factors such as (i) a decrease in trade accounts receivable of $2.6 million, (ii) non-cash expenses of $1.9 million in depreciation and amortization related to our fixed assets and identifiable intangible assets, (iii) a decrease in prepaid expenses and other assets of $0.9 million, and (iv) the gain on the disposition of an affiliated entity of $0.8 million.

Our investing activities provided $0.7 million during the year ended December 31, 2005, related to the settlement with Compuware Corporation (“Compuware”) pertaining to an investment held by the Company.

Our financing activities provided $1.3 million during the year ended December 31, 2005. In January 2005, Proha effectively replaced a Finnish financial institution as the creditor of a $3.1 million loan we entered into during the first quarter of 2004. This loan was repaid in full by early April 2005. In March 2005, the Company received an overadvance in the amount of $3.0 million under the existing credit facility with Laurus. During the first half of 2005, Laurus also converted $0.6 million of an outstanding $1.5 million convertible note. During the third quarter of 2005, we entered into a loan agreement with a Japanese financial institution in the amount of approximately $2.1 million. of which $0.4 million was repaid by December 31, 2005. At December 31, 2005, we also had over advance capabilities of $1.1 million based on the Laurus Facility as well as unused credit facilities through several of our subsidiaries.

Liquidity and Going Concern Considerations

The Company’s continued existence is dependent upon several factors, including the Company’s ability to sell and successfully implement its software solutions. The Company’s principal sources of liquidity are cash and cash equivalents, our expected cash flows from operations and our lines of credit.

A summary of the Company’s future contractual obligations and commercial commitments as of December 31, 2005 is as follows:

		Less than	1-3	3-5	More than
	Total	1 year	years	years	5 years
	(in thousands)
Long-term debt Obligations	$2,109	$659	$1,193	$181	$76
Operating Lease Obligations	6,430	2,536	1,846	1,145	903
Accrued pension and other long-term liabilities	5,106	—	—	—	5,106
	$13,645	$3,195	$3,039	$1,326	$6,085

In early 2005, the Company reviewed various strategies to fund the Company and retained an investment-banking firm to engage in selling the Company. As a result, on March 10, 2006, the Company entered into a merger agreement with a wholly-owned subsidiary of Trilogy, Inc., in a transaction valued at approximately $27 million. The agreement provides for the payment of $1.60 per share to holders of Artemis’ Common Stock, and $2.20 per share for the holders of Preferred Stock of Artemis, which represents their liquidation value. The transaction is subject to certain covenants relating to the Company’s financial performance and the approval of the stockholders of Artemis, with a meeting of the stockholders expected to be held in May 2006. On completion of the merger, Artemis will become a part of Trilogy’s recently announced Versata Group. Assuming a successful completion of this merger transaction, cash requirements through the end of fiscal year 2006 are to fund operations at approximately the same levels as fiscal year 2005 as well as to fund certain acquisition-related costs, such as investment-banking, fairness opinion and legal fees. These fees are expected to be approximately $1.6 million.

We may need to raise additional funds through public and/or private financings, or other arrangements to fund operations and strengthen our global presence should the merger not be consummated. Such additional equity financing may be dilutive to our existing stockholders. Our capital requirements depend on numerous factors, including the rate of market acceptance of our products and services, our ability to service customers, our ability to maintain and expand our customer base, the level of resources required to maintain or expand our marketing and sales organization, research and development activities and other factors. The Company cannot be assured that any financings or other arrangements will be available in amounts or on terms acceptable to the Company or at all, and any new financings or other arrangements could place operating or other restrictions on the Company. Our inability to raise additional capital consequently could seriously harm the growth of our business and results of operations.

Our near and long-term operating strategies focus on promoting our new and existing solution offerings to increase revenue and cash flow, while better positioning the Company to compete under current market conditions. The merger transaction described above is expected to significantly support these strategies.

In recent years, the Company has taken steps to reduce and defer discretionary spending to more closely match expenses with actual and projected revenues. We initiated certain discretionary actions beginning in late 2002 to streamline the Company’s operations and focus on our core expertise in enterprise portfolio and project management. This entailed reducing the work force and selling off certain non-core assets. During 2004, following the change in management, a number of non-discretionary restructuring actions were taken to further reduce the cost base of the Company. The objective of those actions was to assure an improvement in operating margin on a moving forward basis. The target was to rebalance the revenue mix of the Company toward higher software license and support revenues, as well as to simplify and reduce the global infrastructure. The actions were continued during 2005 leading to a reduction in workforce from 437 employees in December 2002 to 295 employees in December 2005.

Several actions were taken during 2005 to provide funds for working capital purposes. In March 2005, the Company received an overadvance in the amount of $3.0 million under the existing credit facility with Laurus. During the first half of 2005, Laurus also converted $0.6 million of an outstanding $1.5 million note in exchange for 385,978 shares of Common Stock, leaving $0.9 million outstanding as of December 31, 2005. On March 9, 2006, the Company agreed with Laurus to repay the Advance of $3.0 million and the principal outstanding under the Minimum Borrowing Note of $865,000, plus accrued interest on the earlier of the effective date of the merger transaction described above or June 16, 2006. The Company also agreed to pay an additional $110,000 in exchange for the cancellation of warrants owned by Laurus and any prepayment penalties under the agreements with Laurus. During the third quarter of 2005, we also entered into a loan agreement with a Japanese financial institution in the amount of approximately $2.1 million of which $0.4 million was repaid by December 31, 2005. The loan bears interest at 1.95% per annum and is due in monthly installments through July 31, 2008.

In addition, we received approximately $1.2 million in cash in March 2005 from the settlement of a dispute with Compuware related to a joint venture between our subsidiary in France and Changepoint Corporation (which was acquired by Compuware in May 2004).

We have experienced net losses in each of the three years in the period ended December 31, 2005. At December 31, 2005, we reported an accumulated deficit of approximately $96.7 million and our current liabilities exceeded current assets by approximately $5.6 million. Our independent public accountants have included a going concern paragraph in their audit report on the Company’s December 31, 2005 consolidated financial statements which have been prepared assuming that the Company will continue as a going concern (based upon management’s plans discussed above), which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. Accordingly, the Company’s consolidated financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result, should the Company be unable to continue as a going concern.

Impact of Inflation

In 2005, approximately 80% of our total revenues and 62% of our total operating expenses were generated/incurred by our foreign subsidiaries. Revenues and expenses in these foreign markets are currently translated using historical and weighted-average currency exchange rates; therefore a weakening United States dollar would have a positive impact whereas a strengthening United States dollar would have an adverse impact on translations of currency from our foreign operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

SUPPLEMENTARY FINANCIAL DATA

Divestiture and Material Licensing Agreement

Sale of Changepoint France

In September 2000, Artemis International France Sarl (“Artemis France”) entered into a joint venture agreement (the “Agreement”) with the Canadian company Changepoint Corporation (“Changepoint”) and established the joint venture, Changepoint France Sarl (“Changepoint France”). Artemis France and Changepoint owned 40% and 60% of Changepoint France, respectively. The Agreement provided for a put and call option for Artemis France to sell and Changepoint to purchase the 40% interest held by Artemis France under certain conditions. The Company has exercised its put option to sell its 40% interest in Changepoint France. In May 2004, Compuware acquired privately held Changepoint.

An issue arose regarding the Company exercising its put option, which the parties settled in March of 2005 (the “Settlement”). Pursuant to the Settlement, the Company received $0.8 million (including VAT of $0.1 million) and $0.6 million  (including VAT of $0.1 million) in cash in March and April of 2005, respectively, representing the nominal value of the shares held by Artemis France in the joint venture, shareholder loans and other receivables owed to the Company. As a result of the Settlement, the Company recognized a pretax gain of $0.8 million reported under the caption “Other (income) expense, net” in the Company’s consolidated statement of operations for the year ended December 31, 2005.

Licensing Agreement with Advanced Management Solutions

In December 2004, the Company entered into a definitive agreement (the “AMS Agreement”) with Advanced Management Solutions Inc. (“AMS”), a company providing Enterprise Project and Resource Management solutions, whereby (i) the Company obtained the worldwide exclusive right to use, market and grant sub-licenses with respect to certain software developed by AMS (the “AMS Software), (ii) AMS will provide additional development services under direction of the Company, and (iii) the Company obtained the right to purchase the AMS Software through November 30, 2006.

The initial term of the software license ends November 30, 2007, and is renewable for one additional three-year term. The Company has agreed on certain minimum royalty payments to secure worldwide exclusivity. Also as part of the transaction, the Company agreed to pay AMS $0.5 million to secure the option to purchase the AMS Software. This option fee was paid by the Company to AMS in April 2005 and is non-recoverable. The option fee was capitalized and recorded under the caption “Investment in affiliates and other assets” in the Company’s consolidated balance sheet at December 31, 2005 and is being amortized over the option term through November 30, 2006. The purchase price for the AMS Software is $2.5 million and is payable in two annual installments, should the Company elect to exercise such option.

Further, the Company has agreed to fund the additional development work with $0.5 million to be paid in five installments. The Company made payments of $0.1 million each in December 2004 and October 2005.

Selected Quarterly Financial Data (Unaudited)

The following table sets forth certain unaudited quarterly consolidated financial data for each of the nine quarters in the twenty-seven month period ended March 31, 2006. In the opinion of management, this unaudited information has been prepared on the same basis as the Company’s audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein when read in conjunction with the Company’s consolidated financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

Quarter Ended
March 31, 2006
(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$10,656
Oeprating loss	(1,904)
Net loss	(3,092)
Basic and diluted loss per common share	(0.28)
Weighted average shares used in computing basic and diluted loss per common share	10,877

	Quarter Ended				Year Ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Dec. 31
	2005	2005	2005	2005	2005
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$11,971	$12,373	$10,069	$12,952	$47,365
Operating loss	(1,660)	(1,179)	(1,624)	(185)	(4,648)
Net loss	(1,254)	(883)	(1,353)	(555)	(4,045)
Basic and diluted loss per common share	(0.12)	(0.08)	(0.13)	(0.05)	(0.38)
Weighted average shares used in computing basic and diluted loss per common share	10,563	10,710	10,711	10,717	10,717

	Quarter Ended				Year Ended
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Dec. 31
	2004	2004	2004	2004	2004
	(In thousands, except per share data)
Revenues	$13,616	$13,431	$11,009	$14,389	$52,445
Operating loss	(3,553)	(1,738)	(2,479)	(1,783)	(9,553)
Net loss	(3,892)	(1,800)	(2,973)	(1,020)	(9,685)
Basic and diluted loss per common share	(0.39)	(0.18)	(0.30)	(0.10)	(0.97)
Weighted average shares used in computing basic and diluted loss per common share	9,965	9,965	9,965	10,059	9,988

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

At March 31, 2006, the majority of our cash balances were held primarily in the form of short- term highly liquid investment grade money market funds of major financial institutions. Due to the short-term nature of our investments and the fact that they are marked to market daily, we believe that we are not subject to any material interest or market rate risks.

The Company utilizes lines of credit to fund operational cash needs. The Company’s outstanding balance under its lines of credit at December 31, 2005 was approximately $3.9 million. The weighted average interest rate for the Company’s line of credit during 2005 was 9.4%. We do not believe that we have material interest rate risk; however, some of our lines of credit have variable interest rates, which are based on commonly used bank indices. We do not believe an immediate 10% increase or decrease in interest rates would have a material effect on our consolidated financial position.

We conduct a significant portion of our business in currencies other than the United States dollar. For the year ended December 31, 2005, approximately 80% of our revenues and 62% of our operating expenses were denominated in currencies other than our functional currency, the United States dollar. These foreign currencies are primarily Euros, British Pounds, and Japanese Yen. Changes in the value of major foreign currencies relative to the value of the United States dollar could potentially adversely affect revenues and operating results. We do not hedge foreign currency exposure. As a result, we will continue to experience foreign currency exchange gains and losses.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

No events occurred that require disclosure under Item 229.304(b) of Regulation S-K.

STOCKHOLDER PROPOSALS

We will not hold an annual meeting of stockholders in 2006 if the Merger is completed because we will no longer be a publicly held company. However, if the Merger Agreement is terminated for any reason, we expect to convene an annual meeting of stockholders as promptly as practicable thereafter. If an annual meeting of stockholders is held and you intend to submit a proposal for inclusion in our proxy statement and form of proxy for the annual meeting, we would have had to receive the proposal on or before April 28, 2006. For any proposal that was not submitted for inclusion in the proxy statement for the 2006 annual meeting, but is instead sought to be presented directly by a stockholder at the annual meeting, our management will be able to vote proxies in its discretion with respect to any such proposal if we:

•       received notice of the proposal before the close of business on July 10, 2006 and advised stockholders in our 2006 proxy statement about the nature of the matter and how management intends to vote on such matter; or

•       do not receive notice of the proposal before the close of business on July 10, 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows and shareholders’ equity (deficit) for each of the three years in the period ended December 31, 2005, have been audited by Squar, Milner, Reehl & Williamson, LLP (“Squar Milner”), and are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is included in this proxy statement as Annex E. Squar Milner is an accounting firm that is registered with the Public Company Accounting Oversight Board.

FINANCIAL AND OTHER INFORMATION

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 is included in this proxy statement as Annex E. Our Quarterly Report on Form 10-Q for the three month period ended March 31, 2006 is included in this proxy statement as Annex F.

You should rely only on the information contained in this proxy statement to vote your shares at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation. We have supplied all information contained in this proxy statement relating to us and our directors, officers and affiliates. All information contained in this proxy statement relating to Trilogy and RCN and their affiliates has been supplied by them. All information contained in the section of this proxy statement entitled “Special Factors—The Position of the Executive Officers As To The Fairness of the Merger” has been supplied by the executive officers of the Company. All information contained in the section of this proxy statement entitled “Special Factors—Opinion of Cowen & Co., LLC Regarding The Transaction” has been supplied by Cowen. Note, as described in that section, Cowen is entitled to certain fees from the Company under the terms of the Cowen Engagement Letter, including but not limited to a transaction fee of up to $750,000, of which up to $550,000 is contingent upon the Merger being consummated.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials that we have filed with the SEC at their Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains the reports, proxy and information statements and other information regarding Artemis that we have filed electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

We will provide copies of our SEC filings to you, without charge, if you write us at the following address:  Artemis International Solutions Corporation, 4041 MacArthur Blvd., Suite 401, Newport Beach,

California 92660. If you would like to request copies of these filings before the Special Meeting, please do so at least 10 days before the date of the Special Meeting so that you will receive them before the Special Meeting. We will send requested documents by first class mail within one business day of the receipt of the request. We will send copies of these filings to you exclusive of the exhibits to such filings, unless an exhibit is specifically incorporated by reference into the requested filing.

We have filed a Schedule 13E-3 with the SEC with respect to the going-private aspects of the proposed Merger. As permitted by the SEC’s rules and regulations, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, together with any amendments and exhibits filed with or incorporated by reference in the Schedule 13E-3 (including the written report by Cowen to our special committee and board of directors in connection with the Merger) is available for inspection or copying as set forth above. Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete, and each of these statements is qualified in its entirety by reference to that contract or other document included as an annex to this proxy statement or filed as an exhibit with the SEC.

By Order of the Board of Directors

Patrick Ternier
President & Chief Executive Officer

Newport Beach, California
June 8, 2006

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION,

TRILOGY, INC.

AND

RCN ACQUISITION, INC.

dated as of March 10, 2006

i

Index of Defined Terms

Section
Actions	3.07
affiliate	9.03(a)
Agreement	Recitals
Alternative Proposal	6.03(a)
Appraisal Shares	2.01(f)
Approvals	3.04(b)
Balance Sheet	3.05(e)
Balance Sheet Date	3.05(e)
business day	9.03(b)
Cancelled Warrant	2.01(e)
Certificate	2.01(c)
Certificate of Merger	1.03
Change in Board Recommendation	6.03(d)
Closing	1.02
Closing Cash	7.02(h)
Closing Date	1.02
Code	3.08(c)
Common Stockholder Approval	3.16(a)
Company	Recitals
Company Board	Recitals
Company Board Recommendation	3.16(b)
Company Common Stock	2.01(b)
Company Contracts	3.12(b)
Company Employees	3.09(a)
Company IP	3.17
Company Plans	3.09(a)
Company Real Property	3.19(b)
Company Reports	3.05(a)
Company Securities	3.02(b)
Contracts	3.04(a)
Cowen	3.14
control	9.03(c)
Delaware Secretary of State	1.03
DGCL	1.01
Effective Time	1.03
Environmental Laws	3.10(d)
ERISA	3.09(a)
Environmental Liabilities	3.10(d)
Exchange Act	3.04(b)
Fairness Opinion	3.14
Filed Company Reports	3.05(d)
Foreign Benefit Plan	3.09(m)
GAAP	3.05(b)
Governmental Authority	3.04(b)
Hazardous Materials	3.10(d)
Indebtedness	3.02(d)
Insurance Cap	6.05(b)

Insurance Policies	3.18
Intellectual Property	3.17
Joseph	3.15(a)
Knowledge	9.03(d)
Knowledge of Newco	9.03(d)
Knowledge of the Company	9.03(d)
Laurus Agreement	Recitals
Laws	3.04(a)
Liens	3.02(c)
Material Adverse Effect	3.01(a)
Merger	Recitals
Merger Consideration	2.01(c)
Newco	Recitals
Non-Disclosure Agreement	6.02(b)
Option	2.01(d)
Order	3.07
Parent	Recitals
Paying Agent	2.02(a)
Payoff Amount	7.02(h)
person	9.03(e)
Post-Closing Tax Period	3.08(h)
Pre-Closing Tax Period	3.08(h)
Preferred Stock	2.01(b)
Preferred Stockholder Approval	3.16(a)
Preferred Stock Consideration	2.01(c)
Proha	Recitals
Proha Agreement	Recitals
Proha Proposal	6.03(a)
Proha Proposal Termination Date	6.03(a)
Proxy Statement	3.04(b)
Public Software	3.17
Release	3.10(d)
Representatives	6.01(e)
Restraints	7.01(b)
SEC	3.04(b)
Section 203	3.20
Section 262	2.01(f)
Securities Act	3.05(a)
Stock Plans	2.01(d)
Stockholders’ Meeting	6.01(a)
Subject Litigation	6.05(c)
subsidiaries	9.03(f)
Subsidiary Securities	3.02(b)
Sufficient Funds	4.05
Superior Proposal	6.03(a)
Surviving Corporation	1.01
Tax Return	3.08(m)
Taxes	3.08(m)
Termination Date	8.01

Termination Fee	8.02(b)
Third Party	6.03(a)
Transaction Expenses	3.15(b)
Triggering Event	8.01(g)
Voting Agreement	Recitals
Warrant	2.01(e)
Warrant Consideration	2.01(e)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 10, 2006 (this “Agreement”) by and among Artemis International Solutions Corporation, a Delaware corporation (the “Company”), Trilogy, Inc., a Delaware corporation (“Parent”) and RCN Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Newco”).

WHEREAS, the Board of Directors of the Company (together with any committee thereof, the “Company Board”), by the unanimous vote of all directors other than Joseph Liemandt, Pekka Pere and Olle Odman, who were recused, has (a) determined that (i) this Agreement and the merger of Newco with and into the Company (the “Merger”) are advisable and in the best interests of the Company and its stockholders and (ii) the consideration to be received in the Merger by the Company’s stockholders is fair to such stockholders, (b) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, and (c) recommended approval and adoption by the stockholders of the Company of this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, the board of directors of Parent and the board of directors and sole stockholder of Newco, as required, have unanimously approved this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Newco’s willingness to enter into this Agreement, (i) certain stockholders of the Company are entering into a stockholders agreement (collectively, the “Voting Agreements”) with Newco, (ii) Proha Plc (“Proha”) is entering into that letter agreement dated as of the date hereof (the “Proha Agreement”),and (iii) Laurus Master Fund, Ltd. is entering into that letter agreement dated as of the date hereof (the “Laurus Agreement”) setting forth the payoff terms and termination of the indebtedness under the Secured Revolving Note dated as of August 14, 2003 and the Secured Minimum Borrowing Note dated as of August 14, 2003 and the termination of the 125,000 Warrants issued in connection therewith.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.01.   The Merger.   Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time (as defined in Section 1.03), Newco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

Section 1.02.   Closing.   Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the fifth business day (the “Closing Date”) after satisfaction or waiver of the conditions set forth in Article VII, excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions, at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 599 Lexington Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties.

Section 1.03.   Effective Time of the Merger.   As soon as practicable after the Closing, the parties shall cause the Merger to be consummated by filing (a) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) pursuant to the DGCL, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Delaware Secretary of State, as applicable (or such later time as is specified in the Certificate of Merger), being the “Effective Time”).

Section 1.04.   Effects of the Merger; Further Action.   From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Newco or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Newco or the Company, as the case may be, to take, and shall take, any and all such lawful action.

Section 1.05.   Certificate of Incorporation; Bylaws.   (a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company and Newco, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Newco, as in effect immediately prior to the Effective Time, until thereafter amended or repealed in accordance with its terms and with the DGCL; provided, that as of the Effective Time the certificate of incorporation shall provide that the name of the Surviving Corporation is “Artemis International Solutions Corporation”.

(b)   At the Effective Time, by virtue of the Merger and without any further action on the part of the Company and Newco, the bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation following the Merger, until thereafter amended or repealed in accordance with their terms or the certificate of incorporation of the Surviving Corporation following the Merger and as provided under the DGCL.

Section 1.06.   Directors and Officers.   The directors of Newco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation following the Merger, and the officers of Newco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation following the Merger, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

TREATMENT OF SHARES

Section 2.01.   Effect of the Merger on Capital Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or any holder of any shares of capital stock of the Company or any shares of capital stock of Newco:

(a)   Common Stock of Newco.   Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation.

(b)   Cancellation of Certain Company Common Stock.   Each share of common stock, par value $.001 per share, of the Company (the “Company Common Stock”) and each share of preferred stock, par value $.001 per share (the “Preferred Stock”) that is owned by the Company and each share of Company Common Stock and each share of Preferred Stock that is owned by Newco or any subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)   Conversion of Company Common Stock and Preferred Stock.

(i)    Subject to the provisions of this Section 2.01, each share of Company Common Stock, other than shares canceled pursuant to Section 2.01(b) and other than Appraisal Shares, (as hereinafter defined) issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $1.60 per share in cash (the “Merger Consideration”), payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.02, of a certificate formerly evidencing such share, other than shares cancelled pursuant to Section 2.01(b) and other than Appraisal Shares (a “Certificate”).

(ii)   Subject to the provisions of this Section 2.01, each share of Preferred Stock, other than shares canceled pursuant to Section 2.01(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $2.20 per share in cash (the “Preferred Stock Consideration”), payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.02, of a certificate formerly evidencing such share.

(d)   Treatment of Stock Options and Other Employee Equity Rights.

(i)    Immediately prior to the Effective Time, each outstanding option to acquire Company Common Stock held by any Company Employee (as defined in Section 3.09(a)) or by any other person (an “Option”) granted or assumed under the Company’s 2000 Stock Option Plan and/or the Company’s 2000 Non-Employee Directors’ Stock Option Plan, the Enterspect Corporation 1998 Stock Option Plan, and any Opus360 Stock Option Plan, or otherwise (collectively, as amended and restated, the “Stock Plans”), whether or not then exercisable, shall be cancelled by the Company, and except as otherwise agreed by Newco and the holder, the holder thereof shall be entitled to receive as soon as practicable after the Effective Time from the Surviving Corporation following the Merger in consideration for such cancellation an amount in cash equal to the product of (a) the number of shares of Company Common Stock previously subject to each such Option and (b) the excess, if any, of the Merger Consideration per share over the exercise price per share of Company Common Stock previously subject to such Option (collectively, the “Option Consideration” (it being understood that if any such exercise price exceeds the Merger Consideration per share, the amount payable in respect of such Option shall be zero), reduced by the amount of any withholding or other Taxes (as defined in Section 3.08(n)) required by Law (as defined in Section 3.04(a)) to be withheld (it being understood that (i) with respect to an Option held by a person whose employment by the Company or its subsidiaries was terminated prior to the Effective Time, consideration shall only be paid with respect to the portion of such Option that was outstanding immediately prior to the Effective Time and was vested as of the time such person’s employment relationship with the Company or its subsidiaries terminated and (ii) with respect to an Option held by a person in the Company’s or a subsidiary’s employ as of the Effective Time, any such Option shall become 100% exercisable immediately prior to cancellation, except to the extent an Option by the terms of its grant documents is specifically subject to less acceleration than is provided for under the terms of the Stock Plan pursuant to which such Option was granted, in which case consideration shall be paid only with respect to the portion of such Option which vests pursuant to the terms of such grant documents). The Company shall use such procedures as it deems necessary and consistent with the terms of the respective Stock Plan to implement the provisions contemplated herein. Immediately following the Effective Time, the Company shall deposit in a bank account an amount of cash, if any, equal to the Option Consideration for the payment of any options that are eligible for Option Consideration (subject to any applicable withholding Tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such options that are eligible for Option Consideration in accordance with this Section 2.01(d).

(ii)   The Company shall take all such action and provide all such notices as is necessary prior to the Effective Time to, effective immediately prior to the Effective Time, cancel the Options as contemplated by Section 2.01(d), and effective as of the Effective Time, terminate all Stock Plans so that on and after the Effective Time no Company Employee or other person shall have any Option to purchase shares of Company Common Stock or any other equity interest in the Company under any Stock Plan.

(e)   Treatment of Warrants.   Each warrant to purchase shares of Company Common Stock or Preferred Stock that is outstanding as of the Effective Time (a “Warrant”), other than the Cancelled Warrants, shall be converted at the Effective Time into the right to receive a cash amount, if any, equal to the Warrant Consideration (as hereinafter defined) for each share of Company Common Stock then subject to such Warrant. Prior to the Effective Time, the Company shall take all necessary action and timely provide all notices to effect the conversion of such Warrants as contemplated by this Section 2.01(e). Immediately following the Effective Time, the Company shall deposit in a bank account an amount of cash, if any, equal to the sum of the aggregate Warrant Consideration for each such Warrant then outstanding (subject to any applicable withholding Tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Warrants in accordance with this Section 2.01(e). For purposes of this Agreement, “Warrant Consideration” means, with respect to any share of Company Common Stock issuable under a particular Warrant, an amount equal to the excess, if any, of: (i) the Merger Consideration per share of Company Common Stock, over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant (it being understood that if the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant exceeds the Merger Consideration per share, the Warrant Consideration in respect of such Warrants shall be zero). Notwithstanding the foregoing, each Warrant subject to a Voting Agreement, a Stockholder Letter Agreement or the Laurus Agreement (a “Cancelled Warrant”) shall be cancelled and extinguished as of the Effective Time and shall not be entitled to receive any consideration therefor, except as provided in the Laurus Agreement.

(f)   Appraisal Rights.   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration per share as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares (the “Appraisal Shares”) in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become exchangeable for, the right to receive the Merger Consideration per share as provided in Section 2.01(c). The Company shall (i) deliver prompt notice to Newco of any demands for appraisal of any shares of Company Common Stock or Preferred Stock and (ii) give Newco the opportunity to participate in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Newco, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02.   Exchange of Certificates.   (a) Deposit with Paying Agent.   (a) Prior to the Effective Time, Newco shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates in accordance with this Article II. At or as soon as practicable after the Effective Time, the Surviving Corporation shall deposit with the Paying Agent an amount of cash required for the payment of the Merger Consideration upon surrender of Certificates in accordance with this Article II. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation.

(b)   Exchange and Payment Procedures.   As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares formerly represented by such Certificate pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Preferred Stock that is not registered in the share transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)   No Further Ownership Rights in Company Common Stock or Preferred Stock.   Until surrendered as contemplated by Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article II and the holders of Certificates shall not have any rights as stockholders in the Company. The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock or Preferred Stock formerly represented by such Certificate. At the close of business on the date on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the close of business on the date on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d)   No Liability.   None of Newco, the Surviving Corporation and the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Article II which remains undistributed to the holders of the Certificates for six months after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.04(b)) shall be delivered to the Surviving Corporation, upon demand. Any holders of

Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for cash, if any, to which such holders may be entitled.

(e)   Lost Certificates.   If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration.

(f)   Withholding Rights.   The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable Taxes from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Preferred Stock, Options or Warrants. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Newco simultaneously with the execution of this Agreement, the Company hereby represents and warrants to Parent and Newco as set forth below.

Section 3.01.   Organization and Qualification.   (a) Each of the Company and each of its subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect. The term “Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to the business, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company (or the Surviving Corporation) and its subsidiaries taken as a whole or that could reasonably be expected to, directly or indirectly, prevent or materially impair or delay the ability of the Company to perform its obligations hereunder, except to the extent that such adverse effect arises from general economic, legal or regulatory conditions affecting the computer software industry generally that do not have a disproportionate effect on the Company; provided that the fact that the Company shall fail to meet financial projections for periods subsequent to the date of this Agreement shall not, in and of itself, constitute a Material Adverse Effect, but this proviso shall in no way exclude from the definition of Material Adverse Effect or from what constitutes a Material Adverse Effect any state of facts, change, development, event, effect, condition or occurrence that gave rise to, contributed to or caused such failure to meet financial projections.

(b)   The Company has furnished to Newco a complete and correct copy of the certificate of incorporation and the bylaws of the Company, and the certificates of incorporation and the bylaws (or similar organizational documents) of each subsidiary of the Company, in each case as currently in effect. Said certificates of incorporation and bylaws (or similar organizational documents) are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its subsidiaries. The Company and its subsidiaries have not violated the provisions of its respective certificates of incorporation or bylaws (or similar organizational documents). The Company has made available to Newco copies of the minutes of the meetings of the Company’s stockholders and of the Company Board in calendar years 2004, 2005 and 2006, as well as the minutes of the meetings of each committee, including the Audit and Compensation Committees, of the Company Board in calendar years 2004, 2005 and 2006.

Section 3.02.   Capitalization; Subsidiaries.   (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $.001 per share, and 25,000,000 shares of Preferred Stock. As of the date of this Agreement, (i) 10,877,087 shares of Company Common Stock are issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) (A) 1,474,438 shares of Company Common Stock are issuable upon the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, granted under the Company’s 2000 Incentive Stock Option Plan, and 3,956,116 shares of Company Common Stock are reserved for issuance in connection with such Stock Plan (including shares reserved in connection with the outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under such Stock Plan); (B) 183,960 shares of Company Common Stock are issuable upon the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, granted under the Company’s 2000 Non-Employee Directors’ Stock Option Plan, and 300,000 shares of Company Common Stock are reserved for issuance in connection with such Stock Plan (including shares reserved in connection with the outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under such Stock Plan); (C) 32,811 shares of Company Common Stock are issuable upon the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, granted under the Company’s Enterspect Corporation 1998 Stock Option Plan, and 238,806 shares of Company Common Stock are reserved for issuance in connection with such Stock Plan (including shares reserved in connection with the outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under such Stock Plan); and (D) 46,983 shares of Company Common Stock are issuable upon the exercise of outstanding Options or payment of other outstanding equity or equity-based awards, under the Company’s assumed Non-Qualified Stock Options under any Opus 360 Stock Option Plan, and no shares of Company Common Stock are reserved for issuance in connection with such Stock Plan (including shares reserved in connection with the outstanding Options or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under such Stock Plan), and (iv) 535,952 shares of Company Common Stock are issuable upon the exercise of 535,932 outstanding Warrants pursuant to the warrant agreements set forth on Schedule 3.02(a) and previously delivered in complete and correct form to Newco. As of the date of this Agreement, 4,090,908 shares of Preferred Stock are issued or outstanding, in connection with the rights issued to the Series A Preferred Stockholders, by which 4,090,908 shares of Company Common Stock are reserved for issuance pertaining to the conversion rights enjoyed by said Series A Preferred Stockholders. Except as indicated in Schedule 3.02(a), the Company has not made any adjustments pursuant to the antidilution provisions of any of the Preferred Stock, Options, Warrants or Convertible Notes. All of the outstanding equity securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws. All outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive (or similar) rights. No shares of Company Common Stock are unvested or subject to a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other Contract with the Company.

(b)   Schedule 3.02(b) sets forth a list, as of the close of business on February 28, 2006, of all outstanding Options equity or equity-based awards granted under the Stock Plans or otherwise, including dividend equivalents, and all outstanding Warrants, and for each, as applicable: (A) the name of the applicable Stock Plan or other relevant agreement pursuant to which such Option or Warrant was granted, assumed or issued; (B) the number of shares of Company Common Stock subject thereto; (C) the date of grant or issuance; (D) the expiration date; (E) the exercise price thereof; (F) the name of the holder thereof; (G) the number of Options that are vested; (H) the applicable vesting and acceleration provisions and (I) if any equity based award or dividend right, a description of the terms thereof. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished to Newco. All Stock Plans (including all amendments requiring approval) have been duly approved by the Company’s stockholders to the extent such approval is required under applicable Law. All shares of Company Common Stock subject to issuance in connection with the exercise of outstanding Options or Warrants or payment of other outstanding equity or equity-based awards, including dividend equivalents, granted under the Stock Plans or otherwise, upon issuance on the terms and conditions specified in the Stock Plans or other relevant agreement pursuant to which such Option or Warrant was granted, assumed or issued, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights. Except (i) as set forth above or (ii) as a result of the exercise of the outstanding Options or Warrants or payment of other outstanding equity or equity-based awards granted under the Stock Plans, including dividend equivalents, in each case granted prior to the date hereof and set forth on Schedule 3.02(b), there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (c) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, (d) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, “Company Securities”), and (e) no shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock, voting securities or equity interests of any of the subsidiaries of the Company or any equity equivalents, interests in the ownership or earnings of any subsidiary of the Company or other similar rights (collectively, “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any Subsidiary Securities or, except as set forth in Schedule 3.02(a), to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other person. Except as set forth in Schedule 3.02(b)(i), none of the Company or any of its subsidiaries is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to Company Securities or Subsidiary Securities or any other Contract (as defined in Section 3.04(a)) relating to disposition, voting or dividends with respect to any Company Securities or Subsidiary Securities or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board or any of its Subsidiaries. All dividends on the Company Common Stock or Preferred Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full.

(c)   Schedule 3.02(c) contains a complete and correct list of each subsidiary of the Company and all other entities in which the Company owns, directly or indirectly, any shares of capital stock or other equity interests. Such list sets forth the jurisdiction of organization, the amount of all shares of capital stock or other equity interests therein owned by the Company, directly or indirectly, and, with respect to each subsidiary of the Company, describes all of its outstanding Subsidiary Securities and lists the holders thereof. Except as set forth in Schedule 3.02(c), each of the outstanding shares of capital stock or other equity interests of each such subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar rights), and all such shares or other interests in any such subsidiary or person that are owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, Contracts, limitations in voting, dividend or transfer rights, charges or other encumbrances of any nature whatsoever (“Liens”).

(d)   Schedule 3.02(d) sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness (as defined in this Section 3.02(d)) of the Company or its subsidiaries is outstanding or may be incurred, together with the amount outstanding thereunder as of the date of this Agreement. “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts or deferred purchase price obligations relating to purchased property, (iii) capitalized lease obligations, (iv) commitments under letters of credit, (v) obligations under non-cancelable operating leases, and (vi) guarantees of any of the foregoing of another person. No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Schedule 3.02(d) to accelerate, or which does accelerate, the maturity of any such Indebtedness. As of the date hereof there is not, and as of the Effective Time there will not be, any Indebtedness of the Company except as set forth in Schedule 3.02(d) and as may be incurred in accordance with Section 5.01 hereof. Neither the Company nor any subsidiary guaranties any Indebtedness of any person other than of the Company or any wholly-owned subsidiary. True and complete copies of all instruments (or substantially identical forms of such instruments) evidencing all Indebtedness of the Company and its subsidiaries have been furnished to Newco. There is no Indebtedness of the Company with the right to vote (or, except for the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Common Stock or Preferred Stock may vote.

(e)   All actions to be taken by the Company prior to the Effective Time pursuant to Sections 2.01(d) and (e) are permitted pursuant to the terms of the Stock Plans and the Warrants.

Section 3.03.   Authority Relative to this Agreement.   The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, except for the Common Stockholder Approval and the Preferred Stockholder Approval (as defined in Section 3.16(a)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Newco, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 3.04.   No Conflict; Required Filings and Consents.   (a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the certificate of incorporation or the bylaws (or similar organizational documents) of the Company or any of its subsidiaries; (ii) conflict with or violate any laws, statutes, rules, regulations, ordinances or Orders (as defined in Section 3.07) (collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to any increased payment or any penalty or premium under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries (in each case, with or without notice or lapse of time or both) pursuant to, any contract (written or oral), obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, agreement, lease, other instrument or Approval (as defined in Section 3.04(b)) (collectively, “Contracts”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect.

(b)   The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any permit, license, authorization, certification, tariff, consent, approval, concession or franchise (collectively, “Approvals”) from, action by, filing with or notification to, any Federal, national, state, or local government or regulator or any court, arbitrator, administrative agency or commission or other governmental, quasi-governmental, taxing or regulatory (including a stock exchange or other self-regulatory body) authority, official or agency (including a public utility commission, public services commission or similar regulatory body), domestic, foreign or supranational (a “Governmental Authority”), except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the transactions contemplated hereby (the “Proxy Statement”) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, and (iii) such other Approvals, actions, filings or notifications the failure of which to make or obtain, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.

Section 3.05.   SEC Filings; Financial Statements; Internal Controls.   (a)  The Company has timely filed all forms, reports, schedules, declarations, statements, applications and other documents required to be filed with the SEC since January 1, 2004 (collectively, the “Company Reports”), each of which, when filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and the Exchange Act, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein), when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports or documents with the SEC under the Exchange Act. As of the date of this Agreement, there are no unresolved comments issued by the Staff of the SEC with respect to any of the Company Reports.

(b)   Each of the audited and unaudited financial statements (including any related notes) included in the Company Reports, when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount). As of the date of this Agreement, all of the Company’s subsidiaries are consolidated for accounting purposes. The financial books and records of the Company and its subsidiaries have been made available to Newco and are true and correct in all material respects.

(c)   The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and, except as has been disclosed prior to the date of this Agreement in reports filed by the Company with the SEC in accordance with applicable SEC requirements, such disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company Reports filed after the effective date of the Sarbanes-Oxley Act of 2002, the principal executive officer and the principal financial officer of Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC.

(d)   Neither the Company nor any of its subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has: (i) used any corporate or other funds for unlawful contributions, payments or gifts, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, in any case in violation of Section 30A of the Exchange Act; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Company Reports filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company Reports”), in the period between the Company’s proxy statement dated June 20, 2005 and the date of this Agreement, no event has occurred that would be required to be reported under “Certain Relationships and Related Transactions” pursuant to Item 404 of Regulation S K promulgated by the SEC.

(e)   Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations: (i) as and to the extent set forth on the audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2004 (such balance sheet, the “Balance Sheet”, and such date, the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company Reports; or (ii) incurred after the Balance Sheet Date and prior to the date of this Agreement in the ordinary course of business consistent with past practice, none of which individually is material to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (iii) incurred after the date hereof and permitted under Section 5.01 hereof.

(f)    The Company has made available to Newco a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

Section 3.06.   Absence of Certain Changes or Events.   Since January 1, 2005, except as specifically contemplated by this Agreement, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date there has not been any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect. Except as (i) specifically contemplated by this Agreement, or (ii) set forth in Schedule 3.06, there has not occurred any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Newco under Section 5.01.

Section 3.07.   Absence of Litigation.   Except as set forth in Schedule 3.07, there are no suits, claims, demands, actions, proceedings, arbitrations, charges or investigations (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or any assets, properties or rights of the Company or any of its subsidiaries by or before any Governmental Authority or arbitrator. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action commenced by stockholders of the Company or otherwise with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Schedule 3.07, there exist no Contracts with any of the directors and officers of the Company or its subsidiaries that provide for indemnification by the Company or its subsidiaries. Except as set forth in Schedule 3.07, neither the Company nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, ruling, decree, determination or award (“Order”) of any Governmental Authority.

Section 3.08.   Tax Matters.   For purposes of this Section 3.08, any reference to the Company or its subsidiaries shall include any corporation that merged or was liquidated with and into the Company or any of its subsidiaries. Except as set forth in Schedule 3.08:

(a)   All Tax Returns (as defined in Section 3.08(l)) required to be filed by or with respect to the Company and its subsidiaries have been timely filed, and all such Tax Returns are complete and correct. The Company and its subsidiaries have (i) timely paid all Taxes that are due, or that have been asserted in writing by any Governmental Authority to be due, from or with respect to it and (ii) provided adequate reserves in its financial statements, as reflected on the face of the balance sheet of the Company Reports for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, in accordance with GAAP. Since the date of the Company Reports, the Company and its subsidiaries have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b)   No claim for unpaid Taxes has become a Lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries.

(c)   The statute of limitations with respect to the Tax Returns of the Company and its subsidiaries and of each affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”)), of which the Company and any of its subsidiaries are or have been a member for all periods through the calendar years ending December 31, 2001 has expired. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, income Taxes due from or with respect to the Company or any subsidiary of the Company for any taxable period, and no power of attorney granted by or with respect to the Company or any subsidiary of the Company relating to income Taxes is currently in force. Neither the Company nor any of its subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(d)   No deficiencies for Taxes with respect to Company or any of its subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Authority in writing. No audit or other Action by any Governmental Authority has formally commenced and no notification has been given to the Company or any subsidiary of the Company that such an audit or other Action is pending or threatened with respect to any Taxes due from or with respect to the Company or any subsidiary of the Company or any Tax Return filed by or with respect to the Company or any subsidiary of the Company. No assessment of Tax has been proposed in writing to the Company or any of its subsidiaries against the Company or any subsidiary or any of their assets or properties. Neither the Company nor any of its subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return in such jurisdiction that was not filed.

(e)   Neither the Company nor any of its subsidiaries is a party to, bound by or has any obligation under, any Tax sharing, Tax indemnity or similar Contract.

(f)    Set forth in Schedule 3.08 are the federal net operating loss carryforwards of the Company and its subsidiaries as of December 31, 2005, the expiration date of such carryforwards and any limitations to which they are subject under section 382 of the Code or otherwise.

(g)   Neither the Company nor any of its subsidiaries (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or any of its subsidiaries) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person (other than the affiliated group of which the Company is the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by Contract or otherwise.

(h)   Neither the Company nor any of its subsidiaries is required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date (a “Post-Closing Tax Period”) as a result of (i) a change in method of accounting, (ii) a closing agreement as described in section 7121 of the Code (or corresponding or similar provision of state, local or foreign Tax Laws), (iii) an installment sale or open transaction arising in a taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”), (iv) a prepaid amount received, or paid, in a Pre-Closing Tax Period or (v) deferred gains that could be recognized in a Post-Closing Tax Period. There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that will be required to be taken into account by the Company or any of its subsidiaries in any period ending after the Effective Time by reason of a change in method of accounting in any Taxable period ending on or before the Effective Time. Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Code Section 162(m).

(i)    Each of the Company and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all respects with all information reporting requirements, in connection with amounts paid or owing to any Company Employee, creditor, independent contractor or other third party.

(j)    No property of the Company or any of its subsidiaries is property that the Company or any of its subsidiaries or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax exempt use property” within the meaning of Code Section 168(h). Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).

(k)   Neither the Company nor any of its subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(l)    The Company has made available to Newco copies of all income and franchise Tax Returns of the Company and its subsidiaries for the preceding four (4) taxable years.

(m)  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Company or an of its subsidiaries has engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(1), or any transaction substantially similar to a reportable transaction. Neither the Company nor any of its subsidiaries has entered into, marketed or facilitated any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

As used herein, “Taxes” shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, privilege, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority. As used herein, “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.09.   Employee Matters.   (a) Schedule 3.09(a) contains a complete and correct list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including “multiemployer plans” (within the meaning of ERISA Section 3(37))), stock purchase, stock option, stock ownership, other equity or equity-based compensation, severance, employment, retirement, pension, profit sharing, change-of-control, fringe benefit, vacation, disability, death benefit, hospitalization, medical, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, Contracts, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries could reasonably be expected have any present or future liability. All plans, Contracts, programs, policies and arrangements required to be set forth in Schedule 3.09(a) shall be collectively referred to as the “Company Plans.” Any current or former employee, consultant, independent contractor of the Company or any of its subsidiaries is referred to as a “Company Employee.”

(b)   Except for the multiemployer plans specifically identified as such in Schedule 3.09(a) and any Foreign Benefit Plan (as defined in Section 3.09(m)), neither the Company nor any subsidiary or ERISA Affiliate (as defined below) of the Company has at any time sponsored, contributed to, maintained or had or has any liability (whether contingent or otherwise) under (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or (ii) an employee benefit plan that is subject to Part 3 of Subtitle I of ERISA, or Section 412 of the Code or Title IV of ERISA.

(c)   With respect to each Company Plan, the Company has delivered or made available (or, with respect to certain Company Plans which are in the aggregate immaterial to the Company and its subsidiaries taken as a whole, will within ten business days following the date of this Agreement deliver or make available) to Newco a complete and correct (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or description of any oral communication) by the Company or any of its subsidiaries which modify in any significant respect the benefits provided under the terms of any Company Plan in a manner not reflected in any of the documents set forth in Schedule 3.09(a); and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. The Artemis International Solutions Corporation 401(k) Savings Plan is the only Company Plan intended to qualify under Section 401(a) of the Code. Such Company Plan was established by the adoption of a prototype plan that is the subject of a favorable opinion letter issued by the IRS. The Company is permitted to rely on such opinion letter with respect to such Company Plan and all amendments to such Company Plan that have been adopted prior to the date hereof.

(d)   With respect to all of the Company Plans, and except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, all Company Plans are in compliance with and have been administered in form and operation in accordance with their terms and all requirements of applicable Laws, including the Code, ERISA, and other applicable Laws (including in compliance with all filing and reporting requirements), and none of the Company nor any of its subsidiaries has received any claim or notice that any such Company Plan is not in compliance with its terms and all applicable Laws, regulations, rulings and other authority issued thereunder and all other applicable governmental Laws, regulations and orders, and prohibited transaction exemptions, including the requirements of ERISA and the Code and, to the Knowledge of the Company, no event has occurred which will or could cause any such Company Plan to fail to comply with such requirements. Except as provided in Schedule 3.09(d), there are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the Knowledge of Company, threatened alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such plan.

(e)   All contributions, premiums and other payments required by Law or any Company Plan to have been made under any such plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, except as does not, or would not reasonably be expected to, result in a Material Adverse Effect.

(f)    Except as specifically contemplated by this Agreement or as set forth in Schedule 3.09(f), neither the execution and delivery of this Agreement and related documents nor the consummation or performance of any of the transactions contemplated by this Agreement will (whether alone or in connection with any subsequent event(s)), result in (i) the payment to any Company Employee of any money or other property, or forgiveness of indebtedness of any Company Employee (ii) the provision of any benefits or other rights of any individual or (iii) the increase, acceleration or provision of any payments, benefits or other rights provided to or for the benefit of any Company Employee (including the acceleration of any funding obligations), whether or not any such payment, right, benefit, increase, acceleration or provision could constitute a “parachute payment” within the meaning of Section 280G of the Code.

(g)   Except as set forth in Schedule 3.09(g), none of the payments contemplated by the Company Plans or any other agreements to which the Company or any of its subsidiaries is a party, would, individually or in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to section 162(m) of the Code.

(h)   Except as set forth in Schedule 3.09(h), there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its subsidiaries relating to, or any change in employee participation or coverage under, any Company Plan that would materially increase the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date of this Agreement.

(i)    No “reportable event” (as such term is defined in Section 4043 of the Code) or “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in a material liability to the Company and its subsidiaries has occurred with respect to any Company Plan. No “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan. In the event that any multiemployer plan identified in Item 7 of Schedule 3.09(a) was currently terminated, neither the Company nor any of its subsidiaries would reasonably be expected to have any liability with respect thereto.

(j)    Except as set forth in Schedule 3.09(j), no Company Plan provides any of the following retiree or post-employment benefits to any Company Employee: medical, disability or life insurance benefits, except as required to avoid an excise Tax under Section 4980B of the Code or as otherwise may be required pursuant to any other applicable Laws. To the Knowledge of the Company, there has been no communication to any Company Employee promising or guaranteeing any such retiree medical, disability or life insurance on a permanent basis.

(k)   Except as set forth in Schedule 3.09(k), to the Knowledge of the Company, there have been no acts or omissions that would impair the ability of the Company, any subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Plan.

(l)    Except as set forth in Schedule 3.09(l) or in the Company Reports filed and publicly available prior to the date of this Agreement (or, with respect to such Contracts which are in the aggregate immaterial to the Company and its subsidiaries taken as a whole, as will be provided within ten business days of the date of this Agreement), none of the Company and its subsidiaries is a party to or otherwise bound by any Contract pursuant to which a labor organization is certified under applicable labor Laws as a bargaining agent for any Company Employee, nor is any such Contract presently being negotiated. Except as provided in Schedule 3.09(l) or in the Company Reports filed and publicly available prior to the date of this Agreement or, except as, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (1) there is not, and in the last five years has not been, a representation question respecting any of the Company Employees, (2) to the Knowledge of the Company, there are no campaigns being conducted to solicit cards from Company Employees to authorize representation by a labor organization, (3) none of the Company and its subsidiaries is the subject of any Action or Order by any Governmental Authority or, to the Knowledge of the Company, threatened with, any Action or Order, in each case relating to Company Employees or employment practices or asserting that the Company or any of its subsidiaries has committed an unfair labor practice or is seeking to compel the Company or any of its subsidiaries to bargain with any labor union or labor organization, (4) there is not pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout, arbitration or grievance involving the Company or any of its subsidiaries, (5) none of the Company and its subsidiaries or their respective representatives or employees has committed any unfair labor practices and (6) the Company and its subsidiaries are in compliance with all applicable Laws and collective bargaining Contracts regarding employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(m)  Except as set forth in Schedule 3.09(m), no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan, a “Foreign Benefit Plan”). Except as provided in Schedule 3.09(l), all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the Company’s financial statements.

(n)   Prior to the execution of this Agreement, the Company’s subsidiary in France, Artemis International Sarl France, and its management have fully complied with all information and consultation obligations incumbent upon them under French Law regarding the Artemis International Sarl France works council (comité d’entreprise) including, without limitation, with respect to the transactions contemplated by this Agreement.

Section 3.10.   Environmental.   (a) To the Knowledge of the Company and each of its subsidiaries, the Company and each of its subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of the Company and each of its subsidiaries, neither the Company nor any of its subsidiaries has received any notice of any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the Knowledge of the Company and each of its subsidiaries, no facts, circumstances or conditions exist with respect to the Company or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities to the Company or its Subsidiaries in excess of $25,000.

(b)   The Company has made available to Newco copies of all environmentally related audits, studies, reports, analyses and results of investigations that are in the Company’s or any of its subsidiaries’ possession or under its or their control with respect to currently or previously owned, leased or operated properties of the Company or any of its subsidiaries.

(c)   To the Knowledge of the Company and each of its subsidiaries, except to the extent the following would not, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities in excess of $25,000, there is not now, nor has there been in the past, on, in or under any real property currently or previously owned, leased or operated by the Company or any of its subsidiaries or its or their predecessors: (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments; (ii) any asbestos-containing materials; (iii) any polychlorinated biphenyls; (iv) any radioactive substances; or (v) any other substance that would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws.

(d)   For purposes of this Agreement:

(i)    “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local or foreign laws and regulations as of the Closing Date.

(ii)   “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or arising under any Environmental Law, in any case to the extent based upon or arising under any Environmental Law, environmental Permit or order or agreement with any Governmental Authority or other Person under Environmental Laws.

(iii)  “Hazardous Materials” means any material, substance or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv)  “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

Section 3.11.   Compliance with Laws; Approvals from Governmental Authorities.   Except as set forth in Schedule 3.11 or except as individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its subsidiaries and their relevant personnel and operations are, and since January 1, 2002, have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound or affected, (b) no notice, Action or assertion has been received by the Company or any of its subsidiaries or, to the Knowledge of the Company, has been filed, commenced or threatened against the Company or any of its subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected, (c) the Company and its subsidiaries have all Approvals from any Governmental Authority necessary or advisable to conduct their businesses as now being conducted and to own, lease or operate their properties and assets, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to any person any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any such Approval and (d) neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any Approval material to the Company and its subsidiaries taken as a whole. Notwithstanding any provision of this Section 3.11 to the contrary, the provisions of this Section 3.11 do not extend to matters covered by Section 3.08, Section 3.09 or Section 3.10.

Section 3.12.   Contracts.   (a) Schedule 3.12 contains a complete and correct list of the following Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected as of the date of this Agreement:

(i)    Contracts containing covenants restricting the payment of dividends or limiting the freedom of the Company or any of its subsidiaries or any of their respective affiliates to engage in any line of business or compete with any person or operate at any location or hire or solicit for employment any person, or that contains any “most favored nation” provisions granted by the Company or any of its subsidiaries or pursuant to which the Company or any of its subsidiaries is or would be after the Closing restricted in any material respect with respect to the development, manufacture, marketing or distribution of their respective products or services;

(ii)   joint venture agreements, limited liability company agreements, partnership agreements or similar agreements;

(iii)  Contracts for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock or other equity interests of another person for aggregate consideration in excess of $100,000, other than Contracts for the procurement or sale of assets in the ordinary course of business;

(iv)  Contracts with any Governmental Authority relating to the setting of rates of general applicability, the payment of dividends or the incurrence of Indebtedness;

(v)    Contracts outside the ordinary course of business involving expenditures, liabilities or revenues reasonably expected to be in excess of $100,000;

(vi)  Each indemnification, employment, severance or other Contract with any director, officer or other affiliate of the Company or its subsidiaries;

(vii) Each loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any Contract pursuant to which indebtedness for borrowed money is guaranteed by the Company or any of its subsidiaries or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its subsidiaries;

(viii)     Contracts under which the Company or any of its subsidiaries has advanced or loaned any amount to, or guaranteed any obligations of, any third party (excluding, for avoidance of doubt, trade accounts receivable incurred in the ordinary course of business);

(ix)  Each “single source” supply Contract of the Company or any of its subsidiaries;

(x)    Contracts for any development, marketing, resale, distribution, sales representative or similar arrangement;

(xi)  Contracts granting a third party any license to any of the Company’s material Intellectual Property that are not limited to the internal use of such third party, other than in the ordinary course of business consistent with past practice;

(xii) Contracts pursuant to which the Company or any of its subsidiaries has been granted by a third party any license to any material Intellectual Property; except for Contracts for “off-the shelf” or generally available commercial software licensed to the Company or any of its subsidiaries on standard terms for an aggregate value of less than $10,000;

(xiii)     Contracts (A) providing for any license or franchise granted by the Company or any of its subsidiaries pursuant to which the Company or any of its subsidiaries has agreed or is required to provide any third party with access to source code or to provide for such source code to be put in escrow or (B) containing a provision having the effect of providing that the consummation of any of the transactions contemplated under this Agreement, or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any such source code be released from escrow and provided to any third party;

(xiv)      Each collective bargaining agreement;

(xv)  Each lease or rental Contract involving real property or personal property and payments in excess of $50,000 per year or $100,000 over the term of such Contract;

(xvi)      Contracts pursuant to which the Company or any of its subsidiaries receives consulting or maintenance services that is not terminable by the Company or such Subsidiary on notice of 90 days or less, has a term of more than one year or involves payments by the Company or any of its subsidiaries in excess of $50,000 per year or $100,000 over the term of such Contract;

(xvii)    Contracts providing for a maintenance term longer than twelve months; and

(xviii)   Each commitment or agreement to enter into any of the foregoing.

(b)   Complete and correct copies of the written Contracts required to be identified in any schedule to this Agreement (all such Contracts, collectively, the “Company Contracts”) have been delivered or made available to Newco.

(c)   Neither the Company nor any of its subsidiaries is and, to the Knowledge of the Company, no other party is in default under, or in breach or violation of, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract and, to the Knowledge of the Company, no event has occurred which would result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to any increased payment or any penalty or premium under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries (in each case, with or without notice or lapse of time or both) pursuant to, any of the terms or conditions of any Company Contract, except as individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect. Other than Contracts that have terminated or expired in accordance with their terms, each Company Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.

Section 3.13.   Affiliate Transactions.   Except as set forth on Schedule 3.13, no affiliate of the Company or its subsidiaries (A) owns any material direct or indirect interest of any kind in (other than passive investments in mutual funds or other institutional investment vehicles), or controls, or is a director or officer of, or has the right to participate materially in the profits of (other than passive investments in mutual funds or other institutional investment vehicles), any person that is or has since January 1, 2003 been (x) a supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its subsidiaries or (y) engaged in a business related to the business of the Company or any of its subsidiaries, (B) is a participant in any transaction to which the Company or any of its subsidiaries are a party or is a party to any Contract with the Company or any of its subsidiaries, or (C) has borrowed any money from or loaned any money to or other similar obligations to or from the Company or its subsidiaries.

Section 3.14.   Fairness Opinion.   The Company has received the written opinion of Cowen & Co., LLC (“Cowen”) to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company’s public stockholders is fair to such stockholders from a financial point of view (the “Fairness Opinion”). An executed copy of such opinion has been delivered to Newco.

Section 3.15.   Brokers and Transaction Expenses.   (a) No broker, finder or investment banker, other than Cowen and Fred Joseph (“Joseph”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Newco a complete and correct copy of all Contracts between the Company, on the one hand, and Cowen or Joseph, on the other hand, pursuant to which Cowen or Joseph would be entitled to any payment relating to the transactions contemplated hereby. The Company has agreed with Cowen and Joseph that any amounts paid by the Company to Joseph for advisory services relating to this Agreement, up to $100,000, shall be deducted from any amounts otherwise owed by the Company to Cowen. Cowen has agreed that the Company’s agreement with Joseph regarding this transactions does not trigger any additional payments to Cowen by the Company.

(b)   Set forth in Schedule 3.15 is the Company’s reasonable estimate, as of the date hereof, of the fees and expenses incurred or payable, or to be incurred or payable, by the Company or any of its subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby (“Transaction Expenses”). The Company has heretofore furnished to Newco a complete and correct copy of all engagement letters and other Contracts between the Company, on the one hand, and any legal, accounting or other advisors, pursuant to which any such other advisors would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.16.   Vote Required; Company Board Recommendation.   (a) The affirmative vote of the holders of a majority of the shares of Company Common Stock (including conversion rights held thereto by holders of Company Preferred Stock) entitled to be cast with respect to the Merger (“Common Stockholder Approval”) and the affirmative vote of the holders of a majority of the shares of Company Preferred Stock entitled to be cast with respect to the Merger (“Preferred Stockholder Approval”) are the only votes of the holders of any class or series of Company Securities necessary to approve this Agreement and the transactions contemplated hereby.

(b)   The Company Board, by the unanimous vote of all directors other than Joseph Liemandt, Pekka Pere and Olle Odman, who were recused, has (i) adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the stockholders of the Company, (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, to the stockholders of the Company and (iv) directed that approval of this Agreement be submitted to the Company’s stockholders for both the Common Stockholder Approval and the Preferred Stockholder Approval (collectively, the “Company Board Recommendation”).

Section 3.17.   Intellectual Property.   Except as set forth in Schedule 3.17(i) through (viii), as applicable, (i) the Company and its subsidiaries own or have the right to use all Intellectual Property used in their businesses as currently conducted (collectively, the “Company IP”); (ii) except as indicated on Schedule 3.17(ii), to the best of their knowledge and belief without independent inquiry such Company IP is valid, unexpired, enforceable and has not been abandoned; (iii) except as indicated on

Schedule 3.17(iii) each Intellectual Property license to which the Company or any of its subsidiaries is a party is valid and enforceable, and the Company and its subsidiaries are not in breach or default thereunder and all such material licenses of third party Intellectual Property are listed on Schedule 3.17(iii); (iv) except as indicated on Schedule 3.17(iv), the Company and its subsidiaries have not and are not infringing or otherwise impairing the Intellectual Property of any third party, nor have they received any written (or to the best of their Knowledge, non-written) threats that they are currently or have been infringing or otherwise impairing the Intellectual Property of any third party, and to the best of their knowledge and belief without independent inquiry no third party is infringing or otherwise impairing their Intellectual Property, and to the best of their Knowledge without independent inquiry, neither the Company nor its subsidiaries has asserted a claim that a third party is infringing or otherwise impairing their Intellectual Property; (v) except as indicated on Schedule 3.17(v), there is no Order or pending or, to the Knowledge of the Company, threatened Action relating to any Company IP and the Company and its subsidiaries have not been notified in writing of any Order or pending, or the Knowledge of the Company, threatened Action relating to any Company IP and the Company and its subsidiaries have not been notified in writing of any Order or pending or threatened Action relating to any Company IP; (vi) except as indicated on Schedule 3.17(vi) the Company and its subsidiaries have taken reasonable steps to protect, maintain and safeguard the Company IP, including but not limited to taking reasonable steps to protect and preserve the confidentiality of all confidential information that is material to the business of Company and its subsidiaries as currently conducted (which includes having implemented and having enforced a policy requiring each employee and consultant of Company and any of its subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form provided to Newco; (vii) except as indicated on Schedule 3.17(vii), no software covered by or embodying any Company IP owned or purported to be owned by the Company or any of its subsidiaries has been distributed in whole or in part or used, or is being used in conjunction with any Public Software in a manner which would require that such software be disclosed or distributed in source code form or made available for free; and (viii) except as indicated on Schedule 3.17(viii), the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment by Company or its subsidiaries of any additional amounts with respect to, nor require the consent of any other Person in respect of, Company’s and its subsidiaries’ right to own, use or hold for use by Company and its subsidiaries any of the material Company IP as owned, used or held for use in the conduct of the business of Company and its subsidiaries as currently conducted. All Company IP that is owned or purported to be owned by Company or its subsidiaries and that is registered with or issued by a governmental entity (including applications for registration and patent applications) are described in Schedule 3.17(ix), which also lists the legal and equitable owner thereof. Except as set forth expressly in Schedule 3.17(x), no Company IP is subject to any license granted by the Company or any of its subsidiaries to any Person (other than nonexclusive licenses of object code versions of the Company’s software products granted in the ordinary course of business to resellers, distributors and end user customers). Schedule 3.17(a)(xi) lists all third parties to whom copies of source code containing or embodying any Company IP have been disclosed or have been promised to be disclosed, whether pursuant to an escrow arrangement or otherwise, and all parties who have the right potentially to receive such source code. Schedule 3.17(xii) sets forth a list of the names and job titles for all former U.S. employees of the Company or any of its subsidiaries that were involved in the creation, modification or improvement of Intellectual Property for the Company or any of its subsidiaries but that did not assign in writing all rights, title and interest in such Intellectual Property to the Company or any of its subsidiaries. No person listed on Schedule 3.17(xii) was involved with the creation, modification or improvement of any material Company IP in the past three (3) years. To the extent that any Company IP owned or purported to be owned by the Company or its subsidiary has been developed or created independently or jointly by an independent contractor or other third party for the Company or its subsidiaries, the Company or one of its subsidiaries has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment. For purposes hereof, “Intellectual Property” means all U.S. and foreign intellectual property and intellectual property rights, including (A) inventions, discoveries, processes, formulae, designs, methods, procedures, concepts, developments, technology, and all related improvements and know-how; (B) copyrights and copyrightable works (and any registrations or applications for registration thereof), including computer applications, programs, hardware, software, systems, databases and related items; (C) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress (including any registrations or applications for registration thereof), the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (D) trade secrets, data and other confidential information; (E) maskworks and maskwork rights (and any registrations or applications for registration thereof); and (F) patents, patent applications, and foreign counterparts, divisionals, continuations, continuations-in-part, reissues, reexaminations, and continuing prosecution applications, thereof. As used in this Section 3.17, “Public Software” means any software that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes without limitation software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

Section 3.18.   Insurance.   All insurance policies to which any of the Company and its subsidiaries is either an insured or a beneficiary (the “Insurance Policies”) are with reputable insurance carriers (other than existing self-insurance), provide coverage for those risks incident to the business of the Company and its subsidiaries and their respective properties and assets as is customary for companies conducting the respective businesses conducted by the Company and its subsidiaries during such time period, are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. (i) All premiums due and payable in respect of each Insurance Policy have been paid and none of the Company and its subsidiaries has received notice from any insurer or agent of any intent to cancel any such Insurance Policy, (ii) the Insurance Policies are valid and enforceable policies and (iii) none of the Company and its subsidiaries has received written notice from any insurance company or Governmental Authority of any defects or inadequacies that would adversely affect the insurability of, or cause any material increase in the premiums for, insurance covering any of the Company and its subsidiaries or any of their respective properties or assets that have not been cured or repaired to the satisfaction of the party issuing the notice.

Section 3.19.   Property.   (a) Each of the Company and each of its subsidiaries has good and marketable title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its properties, rights and assets except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties, rights or assets subject thereto or otherwise materially impair the business operations of the Company or its subsidiaries as currently conducted. All such properties, rights and assets, other than properties, rights and assets in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens specifically disclosed in Schedule 3.19(a) or Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties, rights or assets subject thereto or otherwise materially impair the business operations of the Company or its subsidiaries as currently conducted. There is no condemnation, expropriation, eminent domain or similar Action affecting any of such properties, rights or assets pending or, to the Knowledge of the Company, threatened. All of the Company and its subsidiaries’ properties, rights and assets are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and there are no structural defects in any of such properties, rights and assets, except for any failure to be in such condition and repair or defects that, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.

(b)   None of the Company or its subsidiaries own any real property. Schedule 3.19(b) identifies each Contract pursuant to which the Company or any of its subsidiaries leases real property to or from any other person as of the date of this Agreement. All real property leased to the Company or any of its subsidiaries, including all buildings, structures, fixtures and other improvements leased to the Company or any of its subsidiaries, are referred to as the “Company Real Property.” The present use and operation of the Company Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and other Laws. Each of the Company and its subsidiaries has complied with the material terms and conditions of all leases to which it is a party, and all such leases are in full force and effect. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect.

Section 3.20.   State Takeover Statutes.   No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL (“Section 203”)) applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement. The action of the Company Board (with the recusal of Joseph Liemandt, Pekka Pere and Olle Odman) in approving this Agreement (and the Merger and the other transactions contemplated hereby) and the Voting Agreements (and the transactions contemplated thereby) constitutes prior approval under subsection (a)(1) of Section 203 and is sufficient to render inapplicable to this Agreement (and the Merger and the other transactions contemplated hereby) and the Voting Agreements (and the transactions contemplated thereby) the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203.

Section 3.21.   Change of Control.   Schedule 3.21 sets forth the amount of any compensation or remuneration which is or may become payable to any Company Employee by the Company or any of its subsidiaries pursuant to any agreement or plan by reason, in whole or in part, of the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, other than solely as a stockholder of the Company or as a holder of Options.

Section 3.22.   Commercial Relationships.   Between January 1, 2005 and the date of this Agreement, none of the Company’s or any of its subsidiaries’ material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or a subsidiary or has materially altered its relationship with the Company or a subsidiary. The Company has not received any written or, to the Knowledge of the Company, oral threat or notice from any such entity to terminate, cancel, fail to renew or otherwise materially modify its relationship with the Company or a subsidiary.

Section 3.23.   Illegal Payments.   In the conduct of their business, neither the Company nor any of its subsidiaries nor any of their respective directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any gift, contribution, payment or similar benefit that is or was illegal under applicable law to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company or any of its subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable law, or reimbursed any political gift or contribution that is or was illegal under applicable law made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco, jointly, represent and warrant to the Company as follows:

Section 4.01.   Organization.   Each of Parent and Newco is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Newco has furnished to the Company complete and correct copies of the certificates of incorporation and the bylaws (or similar organizational documents) of Newco in each case as currently in effect. All such certificates of incorporation and bylaws (and similar organizational documents) are in full force and effect and no other organizational documents are applicable to or binding upon Newco. Newco is not in violation of any of the provisions of its certificates of incorporation and bylaws (or similar organizational documents).

Section 4.02.   Authority Relative to this Agreement.   Each of Parent and Newco has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Newco and the consummation by each of Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of each of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Newco enforceable against them each in accordance with their terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Section 4.03.   No Conflict; Required Filings and Consents.   (a) The execution, delivery and performance of this Agreement by each of Parent and Newco and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the certificate of incorporation or the bylaws of each of Parent and Newco; (ii) conflict with or violate any Laws applicable to each of Parent and Newco or by which it or its properties are bound or affected (assuming that all consents, approvals and authorizations contemplated by clause (i) of subsection (b) below have been obtained and all filings described in such clauses have been made); or (iii) result in any breach or violation of, constitute a default, require consent or result in the loss of a material benefit under, give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of each of Parent and Newco (in each case, with or without notice or lapse of time or both) pursuant to, any Contract to which each of Parent and Newco is a party or by which each of Parent and Newco or its properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, could not reasonably be expected to prevent the consummation of the transactions contemplated hereby.

(b)   Assuming the Approval referred to in clause (i) of Section 3.04(b) is obtained, the execution, delivery and performance of this Agreement by each of Parent and Newco and the consummation of the transactions contemplated hereby by each of Parent and Newco do not and will not require any Approvals from, action by, filing with or notification to, any Governmental Authority, except for (i) the filing and recordation of the Certificate of Merger as required by the DGCL, as applicable, and (ii) such Approvals, actions, filings or notifications the failure of which to make or obtain, individually or in the aggregate, does not have and could not reasonably be expected to have a Material Adverse Effect.

Section 4.04.   Brokers.   The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each of Parent and Newco or its affiliates.

Section 4.05.   Sufficient Funds.   Parent and Newco have available, or has made arrangements to obtain (through existing credit arrangements or otherwise), sufficient funds to provide both for the Merger Consolidation payable hereunder and all fees and expenses required to be paid by Parent and Newco related to the Merger (“Sufficient Funds”).

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01.   Covenants of the Company.   The Company agrees that, during the period from the date of this Agreement to the earlier of the Effective Time or the Termination Date, unless otherwise contemplated by this Agreement or the Voting Agreement, required by applicable Law or Newco gives its prior written consent, which decision regarding consent shall be made as soon as reasonably practicable, (1) the businesses of the Company and its subsidiaries (including their working capital and cash management practices, the collection of accounts receivable and the payment of accounts payable (including the writing and mailing of checks with respect thereto)) shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business, in a manner consistent with past practice and in compliance with applicable Laws and Contracts; (2) the Company and its subsidiaries shall each pay its respective debts, liabilities and Taxes when due (subject to good faith disputes over such debts, liabilities or Taxes) and shall pay or perform their respective other obligations when due; (3) the Company and its subsidiaries shall each use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its present Company Employees, to preserve its assets and properties in good repair and condition and to preserve its present relationships with Governmental Authorities, customers, suppliers and other persons with which the Company or any of its subsidiaries has business relations; and (4) the Company and its subsidiaries shall not license any material Company IP to a Person except non-exclusive object code software licenses of Company products to distributors, resellers and end users in the ordinary course of business, in a manner consistent with past practice. By way of amplification and not limitation, the Company agrees that neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement to the Effective Time, directly or indirectly do, or propose, authorize or commit to do, any of the following, unless otherwise contemplated by this Agreement or required by applicable Law or without the prior written consent of Newco, which decision regarding consent shall be made as soon as reasonably practicable:

(a)   amend or otherwise change its certificate of incorporation or bylaws (or similar organizational documents);

(b)   authorize, issue, deliver, grant, sell, lease, sell and leaseback, pledge, license, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (i) any Company Securities or Subsidiary Securities (except for the issuance and delivery of shares of Company Common Stock issuable in accordance with the terms of the Options or other awards, in each case outstanding as of the date of this Agreement and set forth on Schedule 3.02, which were granted under the Stock Plans, , to the extent accounted for under any such plan and on terms determined consistent with past practice), or (ii) any property or assets, whether tangible or intangible, of the Company or any of its subsidiaries, other than the sale, lease, license, transfer or disposal of products in the ordinary course of business and in a manner consistent with past practice;

(c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other equity interests, property or otherwise, with respect to any of its or its subsidiaries’ capital stock;

(d)   reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Company Securities or Subsidiary Securities, except for purchases of outstanding shares of Company Common Stock for a per share price less than the Merger Consideration pursuant to any existing Company Plan consistent with past practice, or amend any material term of any outstanding security of the Company or any of its subsidiaries;

(e)   (i) repurchase, repay or incur any Indebtedness or authorize, issue, deliver, grant or sell any notes, bonds, debentures or other securities in respect of Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations or Indebtedness of any person, other than short term borrowings in the ordinary course of business and in a manner consistent with past practice under the line of credit first issued to the Company by Laurus Master Fund, Ltd, in 2003, and loans obtained by or lines of credit issued to any of the Company’s subsidiaries;

(ii)   except as permitted in Section 5.03(b), amend in any material respect, terminate, cancel or renew any Company Contract or enter into any Contract that would be a Company Contract if in effect on the date of this Agreement;

(iii)  enter into any transaction or Contract that would be required to be set forth in Schedule 3.12 or Schedule 3.13 if in effect on the date of this Agreement;

(iv)  acquire (including by merger, consolidation or acquisition of stock or assets) any assets (other than in the ordinary course of business in a manner consistent with past practice), business or any corporation, partnership, limited liability company, association or business organization or division thereof; or

(v)    authorize or make any capital expenditures, except as reasonably deemed necessary by the Company to replace or repair property following unanticipated loss or damage to such property in an amount not to exceed $100,000 in the aggregate for the Company and its subsidiaries;

(f)    except to the extent required under applicable Law, this Agreement or existing Company Plans as in effect on the date of this Agreement and set forth on Schedule 3.09, (i) increase or otherwise amend the compensation, bonus, bonus opportunity or fringe benefits of any Company Employee, (ii) grant any retention, severance or termination pay not currently required to be paid under existing Company Plans set forth on Schedule 3.09 to, or enter into, or amend, any employment, consulting or severance Contract with, any present or former Company Employee, (iii) amend the terms of any outstanding Options to purchase any equity of the Company or any subsidiary (including accelerating the vesting or lapse of repurchase rights or obligations); or (iv) enter into, adopt, amend or terminate any Company Plan;

(g)   fail to maintain its books and records in accordance with GAAP or, except as may be required as a result of a change in Law or in GAAP, change material Tax, pension, regulatory or financial accounting policies, procedures, practices or principles used by it or revalue or write down the value of any material asset (including without limitation writing down the value of inventory or writing off notes or accounts receivable);

(h)   make, change or rescind any material Tax election or tax or financial accounting method; fail to duly and timely file all material Tax Returns and other documents required to be filed with any Governmental Authority, subject to timely extensions permitted by applicable Law; extend the statute of limitations with respect to any Tax; file any amended Tax Return; or settle or compromise any material federal, state, local or foreign Tax liability;

(i)    waive, release, assign, settle or compromise any pending or threatened Action which is material, which relates to the transactions contemplated hereby or which is brought by any current, former or purported holder of any securities of the Company or its subsidiaries in such capacity;

(j)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

(k)   pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company’s current Quarterly Report on Form 10-Q or incurred in the ordinary course of business after September 30, 2005 and consistent with past practice;

(l)    effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its subsidiaries;

(m)  other than as set forth in Schedule 5.01(m), make any loans, advances or capital contributions (including any “keep well” or other Contract to maintain any financial statement condition of another person) to, or investments in, any other person, except for loans, advances and capital contributions to subsidiaries that are wholly-owned by the Company and are in existence on the date of this Agreement in the ordinary course of business and consistent with past practices;

(n)   enter into any Contract with Proha or any of its affiliates;

(o)   hire any employee except for the replacement of any current Company Employee whose employment with the Company or any of its subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated Company Employee);

(p)   enter into a Contract providing for a maintenance term longer than twelve months;

(q)   propose or consent to any material change to the pricing of any products sold by the Company or any of its subsidiaries, or offer any material discounts to any customers of the Company or any of its subsidiaries, except in the ordinary course of business and consistent with past practice;

(r)    enter into Contracts containing “most favored nation,” price protection or similar provisions;

(s)    fail to maintain in full force and effect insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with prudent industry practice;

(t)    except to the extent required by applicable Law, take any action that could reasonably be expected to result in (i) any representation and warranty of the Company set forth in this Agreement (A) that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or (B) that is not so qualified becoming untrue or inaccurate in any material respect or (ii) any condition to the Merger set forth in Article VII not being satisfied;

(u)   take any action that could reasonably be expected to, directly or indirectly prevent or materially impair or delay the consummation of the transactions contemplated hereby (except to the extent specifically permitted by Section 6.03 and Article VIII); or

(v)   take, offer, propose to take or enter into or amend any Contract to take, offer or propose any of the actions described in Sections 5.01(a) through 5.01(u).

In addition to the foregoing, as soon as practicable following the date hereof, the Company shall (i) use its commercially reasonable efforts to obtain the consents, waivers and approvals set forth on Schedule 5.01(i) and 7.02(e) hereof, and (ii) take, or cause its subsidiaries to take, the corporate actions set forth on Schedule 5.01(ii) in a manner reasonably satisfactory to Newco.

Section 5.02.   Conduct of Business by Newco.   Newco agrees that, during the period from the date of this Agreement to the Effective Time, unless the Company gives its prior written consent, Newco shall not (a) incur directly or indirectly any liabilities or obligations other than those incurred in connection with this Agreement or the transactions contemplated hereby (including obtaining the Sufficient Funds) or (b) engage directly or indirectly in any business activity of any kind or enter into any Contract with any person or become subject to or bound by any Contract other than, in each case, as contemplated by this Agreement or relating to the transactions contemplated hereby (including obtaining the Sufficient Funds).

Section 5.03.   Cooperation, Notification.   (a) The Company shall, and shall cause its subsidiaries to, confer on a regular and frequent basis with one or more Representatives (as defined in Section 6.01(e)) of each of Parent and Newco to discuss, subject to applicable Law, material operational and business matters. The Company shall give prompt notice to Newco of (i) any significant changes, developments, effects, conditions or occurrences in the business, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries; (ii) any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; (iii) any notice or other communication from any person and the response thereto (provided each of Parent and Newco shall have the opportunity to review such notice or communication and to review and comment on any response thereto) of the Company or its subsidiaries or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the transactions contemplated hereby; (iv) any notice or other communication (A) from any Governmental Authority and the response thereto (provided each of Parent and Newco shall have the opportunity to review such notice or communication and to review and comment on any response thereto) of the Company or its subsidiaries or its or their Representatives in connection with this Agreement or the transactions contemplated hereby and (B) from or to the SEC; (v) copies of all filings (provided Parent and Newco shall have the opportunity to review and comment on any such filings in advance of their being filed) made by the Company or any of its subsidiaries with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby and with the SEC; (vi) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect; (vii) any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; or (viii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that any notification under this Section 5.03 shall not affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(b)   The Company shall, and shall cause its subsidiaries to, discuss with Parent and Newco any changes or proposed changes in their charges or standards of service from those in effect on the date hereof and consult with Parent and Newco prior to making any filing or any amendment thereto (other than filing or furnishing periodic reports under the Exchange Act), or effecting any Contract, whether written or oral, formal or informal, with respect to their standards of service or accounting.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01.   Stockholders’ Meeting; Preparation of the Proxy Statement; SEC Filings.   (a) Subject to termination of this Agreement pursuant to Section 8.01(a), (b), (c), (d), (f) or (g), the Company, acting through the Company Board, shall promptly and duly call, give notice of, convene and hold as soon as reasonably practicable a meeting of the holders of Company Common Stock and the Company Preferred Stock for the purpose of obtaining both the Common Stockholder Approval and the Preferred Stockholder Approval (the “Stockholders’ Meeting”), and shall use its reasonable best efforts to solicit and obtain both the Common Stockholder Approval and the Preferred Stockholder Approval. Subject to termination of this Agreement pursuant to Section 8.01(a), (b), (c), (d), (f) or (g), the Company shall be required to hold the Stockholders’ Meeting and comply with its other obligations under this Agreement regardless of whether the Company Board has effected a Change in Board Recommendation (as defined in Section 6.03(d)) in accordance with Section 6.03(d).

(b)   As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement, the Company shall file the Proxy Statement with the SEC and the Company shall respond as promptly as reasonably practicable to any comments of the SEC with respect thereto and shall cause the Proxy Statement to be mailed to the Company’s Stockholders as promptly as reasonably practicable following the date of this Agreement. The Proxy Statement shall include the Fairness Opinion and, except to the extent expressly permitted by Section 6.03(d), the Proxy Statement shall include the Company Board Recommendation. Each of Parent, Newco and the Company shall furnish all information concerning itself as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.

(c)   The information supplied by Parent and Newco for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders and (ii) the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Stockholders’ Meeting, any event or circumstance relating to Parent, Newco, or their officers or directors, is discovered by Parent and Newco that should be set forth in an amendment or a supplement to the Proxy Statement, Parent and Newco shall promptly inform the Company (and the Company shall amend the Proxy Statement accordingly). All documents that Parent and Newco are responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the requirements of applicable Law, including the Exchange Act.

(d)   The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company’s stockholders and (ii) the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Stockholders’ Meeting, any event or circumstance relating to the Company or its subsidiaries, or their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Newco (and the Company shall amend the Proxy Statement accordingly). All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the requirements of applicable Law, including the Exchange Act.

(e)   The Company shall promptly notify Parent and Newco upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent and Newco with copies of all correspondence between the Company and its officers, directors, employees, accountants, consultants, auditors, counsel, financial advisors and other agents and representatives (collectively, “Representatives”), on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Newco an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Newco.

(f)    Each of the Company Reports to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) to be filed by the Company after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)   Each of the audited and unaudited financial statements (including any related notes) included in the Company Reports to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of the Company and its subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

Section 6.02.   Access to Information; Confidentiality of Information.   (a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries and its and their respective Representatives to, afford Parent and Newco and their Representatives reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities and to the books, personnel, Contracts and records of the Company and its subsidiaries, and shall furnish Parent and Newco and their Representatives with all such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Parent and Newco and their Representatives may from time to time reasonably request, subject to requirements of applicable Law.

(b)   Each of the Company, Parent, and Newco will hold any nonpublic information, including all information provided pursuant to Section 6.02(a), in confidence to the extent required by, and in accordance with, the provisions of the letter dated March 10, 2006 between the Company, Parent and Newco (the “Non-Disclosure Agreement”). Notwithstanding the foregoing or anything contained in the Non-Disclosure Agreement to the contrary, (i) Parent and Newco may disclose any such information to any potential equity or debt financing sources pursuant to Section 6.09 or to any potential strategic partners of Parent and Newco or any of their affiliates and may enter into discussions and agreements with any such equity or debt financing sources or any such strategic partners of Parent and Newco or their affiliates in connection with effecting the transactions contemplated by this Agreement (including any modifications proposed by Parent and Newco pursuant to Section 6.3); provided that such financing sources and partners agree to keep such information confidential in accordance with the terms of the Non-Disclosure Agreement and (ii) the Company may disclose information in accordance with Section 6.03.

Section 6.03.   No Solicitation of Transactions.   (a) The Company agrees that neither it nor any of its subsidiaries shall, and that (without limiting or restricting any of the activities that Proha and Proha’s Representatives, including Pekka Pere and Olle Odman, are permitted to engage in under Section 3(h) of the Voting Agreement to which Proha is a party) it shall cause its Representatives and each of the Representatives of its subsidiaries not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making or implementation of any proposal or offer (including any proposal from or offer to its stockholders) with respect to (i) a merger, reorganization, share exchange, tender offer, exchange offer, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving it or any of its subsidiaries or (ii) any purchase or sale of more than 10% of the assets of the Company and its subsidiaries, taken as a whole, or any Company Securities (or any notes, bonds or other debt securities issued or guaranteed by the Company or any of its subsidiaries) (any such proposal or offer, including any Proha Proposal, being hereinafter referred to as an “Alternative Proposal”). The Company further agrees that neither it nor any of its subsidiaries shall, and that it shall cause its Representatives and each of the Representatives of its subsidiaries not to, directly or indirectly, have any discussion with or provide any information or data to any person relating to an Alternative Proposal, or engage in any negotiations concerning an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, or enter into any agreement, arrangement or understanding with respect to, or otherwise endorse or accept, any Alternative Proposal. Notwithstanding the foregoing, with regard to an Alternative Proposal other than a Proha Proposal, the Company (acting at the direction of the Company Board) or the Company Board shall be permitted (directly or indirectly through its Representatives) to, prior to the Stockholders’ Meeting, engage in discussions and negotiations with, and provide any information or data to, any person (each, a “Third Party”) in response to an unsolicited bona fide written Alternative Proposal by any such person, if and only to the extent that, prior to engaging in such discussions or negotiations or providing such information or data (i) the Company Board, after consultation with its outside legal counsel, concludes in good faith that the failure to take such action could be reasonably expected to constitute a breach by the Company Board of its fiduciary duties to the stockholders of the Company under applicable law, (ii) the Company Board concludes in good faith, in consultation with its financial advisors, that such Alternative Proposal constitutes a Superior Proposal (as defined in this Section 6.03(a)) or could reasonably be expected to result in a Superior Proposal, (iii) the Company Board receives from such person an executed confidentiality agreement on terms substantially similar and no less favorable to the Company than those contained in the Non-Disclosure Agreement and concurrently with the delivery to such person, the Company delivers all such information or data to Newco, and (iv) the Company and each of its subsidiaries has complied with its obligations under this Section 6.03. Notwithstanding the foregoing, with regard to a possible or actual Proha Proposal, the Company (acting at the direction of the Company Board) or the Company Board shall be permitted (directly or indirectly through its Representatives) to, prior to March 31, 2006 (the “Proha Proposal Termination Date”)), provide any information or data to and answer questions regarding only such information or data from, any Third Party in response to a request from Proha to provide such information or data and to answer such questions if Proha has acted in accordance with Section 3(h) of the Voting Agreement and if and only to the extent that, prior to providing such information or data or answering such questions, the Company Board receives from such person an executed confidentiality agreement on terms substantially similar and no less favorable to the Company than those contained in the Non-Disclosure Agreement and the Company concurrently with the delivery to such person, delivers all such information or data to Newco and promptly provides to Newco a detailed summary of the answers provided regarding such information or data. In addition, notwithstanding the foregoing, with regard to an actual Proha Proposal, the Company (acting at the direction of the Company Board) or the Company Board shall be permitted (directly or indirectly through its Representatives) to, prior to Proha Proposal Termination Date, engage in negotiations with any Third Party in response to a bona fide written Alternative Proposal made in the manner permitted by Section 3(h) of the Voting Agreement, if and only to the extent that, prior to engaging in such negotiations (i) the Company Board, after consultation with its outside legal counsel, concludes in good faith that the failure to take such action could be reasonably expected to constitute a breach by the Company Board of its fiduciary duties to the stockholders of the Company under applicable law, (ii) the Company Board concludes in good faith, in consultation with its financial advisors, that such Alternative Proposal constitutes a Superior Proposal (as defined in this Section 6.03(a)) or could reasonably be expected to result in a Superior Proposal, (iii) the Company Board receives from such person an executed confidentiality agreement on terms substantially similar and no less favorable to the Company than those contained in the Non-Disclosure Agreement and concurrently with the delivery to such person, the Company delivers all such information or data to Newco, and (iv) the Company and each of its subsidiaries has complied with its obligations under this Section 6.03. At least two business days (or, in the case of an actual Proha Proposal, one business day) prior to taking any of the actions referred to in the foregoing sentence, the Company shall notify Newco of any such action it proposes to take with respect to such Alternative Proposal. A “Superior Proposal” shall mean an Alternative Proposal that the Company Board concludes in good faith constitutes a transaction that is more favorable to the Company’s stockholders (in their capacities as stockholders), from a financial point of view and taking into account all legal, financial, regulatory and other aspects of the proposal, than the transactions contemplated by this Agreement (including any proposed alterations of the terms of this Agreement submitted by Newco in response thereto) and which the Company Board concludes in good faith is reasonably capable of being consummated in a timely manner (taking into account, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such proposal, and any additional filings that may be required under Rule 13e-3 of the Exchange Act, and any approvals or non-objections required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the Act Against Restraints of Competition in Germany or any other applicable competition, merger control, antitrust or similar law or regulation, including any approvals or filings required with respect to any Company Plan); provided that , to be a Superior Proposal, (x) an Alternative Proposal other than a Proha Proposal must result in a third party or the stockholders of such third party (in each case other than Proha or a Third Party or any of their respective affiliates), acquiring, directly or indirectly, more than 90% of the Company Common Stock and other voting equity securities of the Company (or more than 90% of the voting equity securities of the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, and the holders of Company Common Stock (including Proha) receiving not less than $1.61 per share in cash and the holders of Company Preferred Stock receiving not less than $2.20 per share in cash, and (y) an Alternative Proposal that is a Proha Proposal must be made in a manner permitted by Section 3(h) of the Voting Agreement. A “Proha Proposal” shall mean an Alternative Proposal made by Proha or by a Third Party found by Proha, directly or indirectly, that would result in Proha or such Third Party acquiring, directly or indirectly, more than 90% of the shares of Company Common Stock that Proha does not own as of the date hereof for a price per share of not less than $1.61 in cash and more than 90% of the shares of Company Preferred Stock that Proha does not own as of the date hereof for a price per share of not less than $2.20 in cash.

(b)   The Company shall notify Parent and Newco promptly (and in any event by 5:00 p.m. New York City time, on the next business day) of the receipt of any inquiries, proposals or offers received by the Company or any of its subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such person and the material terms of any inquiries, proposals or offers. The Company shall (i) keep Parent and Newco reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers, and (ii) promptly upon receipt or delivery thereof, provide Newco with copies of all documents and written communications relating to such inquiries, proposals or offers exchanged between the Company or any of its Representatives, on the one hand, and the person making an Alternative Proposal or any of its Representatives, on the other hand (the Company agreeing that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent and Newco). The Company agrees that neither it nor any of its subsidiaries shall terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which it or any of its subsidiaries is a party and that it and its subsidiaries shall enforce the provisions of any such agreement.

(c)   Notwithstanding anything in this Section 6.03, (i) the Company shall not be permitted to terminate this Agreement (except as otherwise specifically permitted in Article VIII), (ii) prior to the termination of this Agreement in accordance with Article VIII, none of the Company nor any of its subsidiaries shall accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, merger agreement or other Contract relating to an Alternative Proposal (other than a confidentiality agreement that complies with the provisions of this Section 6.03) and (iii) except as a result of a termination of this Agreement pursuant to Section 8.01(f) or (g), this Section 6.03 shall not affect any other obligation of the Company under this Agreement, including its obligations to convene and hold the Stockholders’ Meeting in accordance with Section 6.01(a). Effective as of the date of this Agreement, the Company and its subsidiaries shall terminate, and (without limiting or restricting any of the activities that Proha and Proha’s Representatives, including Pekka Pere and Olle Odman, are permitted to engage in under Section 3(h) of the Voting Agreement) the Company shall cause its Representatives and its subsidiaries’ Representatives to terminate, any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Alternative Proposal, shall take the necessary steps to inform its and its subsidiaries’ Representatives of the obligations undertaken in this Section 6.03 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

(d)   The Company Board shall not approve or recommend an Alternative Proposal, or withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby, including the Merger (or publicly propose to do any of the foregoing), except as explicitly provided in this Section 6.03(d). Prior to the time of the Stockholders’ Meeting, in response to the receipt of an unsolicited bona fide written Alternative Proposal (or, in the case of a Proha Proposal, prior to the Proha Proposal Termination Date, in response to the receipt of a bona fide written Acquisition Proposal made in a manner permitted by Section 3(h) of the Voting Agreement), if the Company has complied with this Section 6.03 (and, in the case of a Proha Proposal, Proha has complied with Section 3(h) of the Voting Agreement) and the Company Board (i) concludes in good faith that such Alternative Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Newco during any five business day period referred to below), (ii) after consultation with outside legal counsel, has concluded in good faith that the failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the stockholders of the Company under applicable law, then, on the fifth business day following Newco’s receipt of written notice from the Company of the Company Board’s intention to do so, which notice shall describe the material terms and conditions of the Superior Proposal and the parties thereto (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require a new notice and a new five business day period), the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw or modify, or propose to withdraw or modify, the Company Board Recommendation (a “Change in Board Recommendation”), and (iii) the Company Board, contemporaneously with the termination of this Agreement pursuant to Section 8.1(g), causes the Company to enter into a binding agreement with respect to such Superior Proposal; provided, in each case, that during the applicable five business day period, the Company shall be obligated to negotiate in good faith with Parent and Newco and their Representatives, affiliates and equity investors (to the extent Newco desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal would no longer be determined in good faith by the Company Board, in consultation with its financial advisors, to be a Superior Proposal.

(e)   The Company and the Company Board may take and disclose to the Company’s Stockholders a position in accordance with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal; provided that the foregoing will in no way (i) permit any action that would otherwise have been prohibited under this Agreement, (ii) limit the obligation of the Company to comply with its obligations under this Agreement or (iii) eliminate or modify the effect that any action taken or disclosure made in accordance with such Rule would have under this Agreement.

Section 6.04.   Employee Benefits Matters.   Except as contemplated herein, for the period ending on the last day of the calendar year in which the Effective Time occurs, the Surviving Company shall, and the Parent shall cause the Surviving Company to, provide employee benefit plans, programs and arrangements which, in the aggregate, will provide (i) with respect to those Company Employees currently covered by United States domestic employee benefit plans, programs and arrangements, benefits, as applicable, which are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Parent in effect immediately prior to the Effective Time and, (ii) with respect to those Company Employees currently covered by foreign employee benefit plans, programs and arrangements, benefits, as applicable, which are no less favorable, in the aggregate, than those provided in the current foreign benefit plans, programs and arrangements set forth in Schedule 3.09(a); provided, however, that nothing herein shall (w) impede or limit the Surviving Company or any of its subsidiaries from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law and applicable Contracts, (x) prevent the amendment or termination of any such plan, program or arrangement, (y) require that the Surviving Company (1) provide or permit investment in the securities of the Company, (2) grant or award any securities or securities-based compensation or benefit or (3) provide any guaranteed bonus compensation, change of control protections or retention awards, or (z) interfere with the Surviving Company’s right or obligation to make such changes as are necessary to conform with applicable Laws.

Section 6.05.   Directors’ and Officers’ Indemnification and Insurance.   (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors and officers that are set forth, as of the date of this Agreement, in the certificate of incorporation and the bylaws, respectively, of the Company and shall provide indemnification with respect to claims arising from facts or events that occurred prior to the Effective Time to the fullest extent permitted by and in accordance with the DGCL from time to time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were Company Employees.

(b)   The Surviving Corporation shall cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least four years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred prior to the Effective Time; provided that if such “tail” insurance policies are not available at an aggregate cost not greater than $450,000 (the “Insurance Cap”), the Surviving Corporation shall cause to be obtained as much comparable insurance for as long a period (not to exceed four years from the Effective Time) as is available for an aggregate cost not to exceed the Insurance Cap.

(c)   In furtherance of and not in limitation of the preceding paragraph, Newco agrees that the officers and directors of the Company that are defendants in all Actions commenced by stockholders of the Company with respect to (x) the performance of their duties as such officers and/or directors under federal or state Law (including Actions under federal and state securities Laws) and (y) the transactions contemplated by this Agreement, including any and all such Actions commenced on or after the date of this Agreement (the “Subject Litigation”) shall be entitled as a group to be represented, at the reasonable expense of the Company or the Surviving Corporation, in the Subject Litigation by one counsel (and Delaware counsel if appropriate and one local counsel in each jurisdiction in which a case is pending) each of which such counsel shall be selected by a plurality of such officer/director defendants (and reasonably acceptable to the Surviving Corporation and, prior to the Effective Time, Newco); provided that the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to the indemnification payments provided in this Section 6.05 shall be that such officer/director defendant not have settled any Subject Litigation without the consent of the Surviving Corporation (such consent not to be unreasonably withheld) and, prior to the Closing, Newco; and provided further that neither Newco, the Company nor the Surviving Corporation shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable Law.

(d)   Prior to the Effective Time, the Company shall give Newco the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to this Agreement, the Merger and the other transactions contemplated hereby, and no settlement or any such litigation shall be agreed to without Newco’s prior consent (which consent shall not be unreasonably withheld or delayed).

Section 6.06.   Regulatory Approvals and Other Matters.   (a) (a) Each party shall cooperate and use commercially reasonable efforts to prepare promptly and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use commercially reasonable efforts to obtain all necessary Approvals from any Governmental Authority and all other persons necessary or advisable to consummate the transactions contemplated hereby, including the Required Approvals; provided, however, that (i) no party shall be obligated or permitted to consent to any action or to make or offer to make any commitment or undertaking or incur any liability or obligation, other than those commitments and undertakings set forth in this Section 6.06, without the consent of the other party, which consent shall not be unreasonably withheld (it being understood that, without limiting the condition set forth in Section 7.02(d), consent may be withheld in a party’s sole discretion with respect to any matter that could increase in any material respect the financial obligations of the Company or its subsidiaries) and (ii) no party shall be obligated or permitted to consent to any action or to make or offer to make any commitment or undertaking or incur any liability or obligation that would be inconsistent with any of the conditions or standards set forth in Section 7.02(d). Newco and the Company agree that they will consult with each other with respect to the obtaining of all such necessary or advisable Approvals. Each of Newco and the Company shall have the right to review and approve in advance drafts of all such necessary applications, notices, petitions, filings and other documents made or prepared in connection with the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld or delayed. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such Approvals and shall provide copies of all Company Required Consents obtained by it.

(b)   Notwithstanding anything in this Agreement to the contrary, in connection with obtaining any Approval from any Governmental Authority or any other person, none of Newco or any of its affiliates shall be required to pay or commit to pay any cash or other consideration, to make any commitment or to incur any liability or other obligation. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Authority without the consent and agreement of the other party to this Agreement, which consent shall not be unreasonably withheld or delayed.

Section 6.07.   Public Announcements.   The initial press release concerning the Merger shall be a joint press release and, thereafter, neither the Company nor Newco shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or any transaction contemplated hereby, except to the extent required by applicable Law , in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

Section 6.08   Resignations.   The Company shall obtain and deliver to Newco at the Closing evidence satisfactory to Newco of the resignation, effective at the Effective Time, of those directors and officers of the Company and its subsidiaries designated by Newco prior to the Closing, and releases of the Company and its subsidiaries by such directors and officers of any and all claims arising on or prior to the Effective Time or relating to any matter occurring on or prior to the Effective Time in a form which shall be reasonably acceptable to Newco.

Section 6.09   Financing.   The Company agrees to provide, and shall cause its subsidiaries and its and their Representatives to provide, on a timely basis, all reasonable cooperation in connection with the arrangement of any equity or debt financing as may be requested by Parent and Newco (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including (i) participation in meetings and due diligence sessions, (ii) furnishing Parent and Newco and their equity or debt financing sources and their Representatives with financial and other pertinent information regarding the Company as may be reasonably requested by Parent and Newco, including financial statements and financial data, and (iii) providing and executing documents as may be reasonably requested by Parent and Newco; provided, that none of the Company or any subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time. All non-public or otherwise confidential information regarding the Company obtained by Parent and Newco or their Representatives pursuant to this Section 6.09 shall be kept confidential in accordance with the Non-Disclosure Agreement; provided, that Parent and Newco and their Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with any such equity or debt financing.

ARTICLE VII

CONDITIONS

Section 7.01.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a)   Common Stockholder and Preferred Stockholder Approvals.   Both the Common Stockholder Approval and the Preferred Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)   No Order.   No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, whether temporary, preliminary or permanent (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or any of the other transactions contemplated hereby or making the consummation of the Merger or any of the other transactions contemplated hereby illegal or otherwise imposing material limitations on the ability of Newco effectively to acquire or hold the business of the Company and its subsidiaries.

Section 7.02.   Conditions to Obligation of Parent and Newco to Effect the Merger.   The obligation of Parent and Newco to effect the Merger shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by Parent and Newco, on or prior to the Closing Date, of each of the following conditions:

(a)   Representations and Warranties.   Each of the representations and warranties of the Company (i) set forth in this Agreement that are qualified or excepted by materiality or Material Adverse Effect or similar standard or qualification shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct as of such date); provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification or exception as to materiality or Material Adverse Effect or any similar standard or qualification set forth in such representations or warranties, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) set forth in this Agreement that are not qualified or excepted by materiality or Material Adverse Effect or any similar standard or qualification shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct in all material respects as of such date). Newco and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent and Newco shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(c)   No Material Adverse Effect.   There shall not exist any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Parent and Newco shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(d)   No Governmental Litigation.   There shall not be any legal, administrative, arbitral or other proceeding pending before any Governmental Authority in which a Governmental Authority is a party that would or would reasonably be expected to: (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger or any of the other transactions contemplated hereby; or (ii) impose material limitations on the ability of Newco effectively to acquire or hold the business of the Company and its subsidiaries.

(e)   Consents.   The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the Contracts set forth on Schedule 7.02(e) in form and substance reasonably satisfactory to Parent and Newco.

(f)   Other Agreements.   The Voting Agreement, each Stockholder Letter Agreement, the Proha Agreement and the Laurus Agreement shall be in full force and effect with respect to each party thereto.

(g)   FIRPTA Compliance.   Newco shall have received from the Company a properly executed notice in a form reasonably acceptable to Newco for purposes of satisfying Newco’s obligations under Section 897 and 1445 of the Code, together with written authorization for Newco to deliver such notice to the IRS on behalf of the Company after the Closing.

(h)   Net Indebtedness; Cash; Recent Quarter.   Newco shall have received the following, in form and substance reasonably satisfactory to Newco:

(i)   Net Indebtedness; Cash.   A certificate signed on behalf of the Company by the Chief Financial Officer of the Company setting forth the amount of Indebtedness of the Company and the subsidiaries as of the Closing Date and the amount necessary to pay off the Indebtedness owed, directly or indirectly, to Laurus Master Fund, Ltd. or an affiliate thereof in full as of the Closing Date, including any accrued and unpaid interest, penalties or premiums thereon (collectively, the “Payoff Amount”), and the amount of cash and cash equivalents of the Company and the subsidiaries as of the Closing Date (after giving effect to the payment of all Transaction Expenses) calculated in accordance with the accounting principles and methodologies (including GAAP) employed by the Company in preparing the Balance Sheet consistently applied (“Closing Cash”), which Payoff Amount shall not be greater than Three Million Eight Hundred Sixty-five Thousand Dollars ($3,865,000) and which Closing Cash shall not be less than One Million Five Hundred Thousand Dollars ($1,500,000) without giving effect to any contractual severance payments that are required to be made in order for the Company to comply with Section 6.08, and customary forms of pay-off letters from the holders of the Indebtedness set forth on Schedule 3.02(d) which provide for mortgage and lien releases, canceled notes, trademark and patent assignments and other similar matters in connection with the payment of such Indebtedness; and

(ii)   Recent Quarter.   A certificate signed on behalf of the Company by the Chief Financial Officer of the Company setting forth the Company’s total revenue, software license revenue and operating margin for the quarter ending December 31, 2005 (calculated in accordance with the accounting policies described in the Company’s Form 10-Q for the quarter ended September 30, 2005), which total revenue, software license revenue and operating margin shall not be less than the amounts set forth on Schedule 7.2(h)(ii) (subject in each case to normal year-end audit adjustments, none of which shall be material).

(i)   Tax Filings.   The Company shall have made the following Tax filings in form and substance reasonably satisfactory to Newco: (i) federal Form 5471, Information Return of U.S. Persons with Respect to Certain Corporations, for all of the Company’s foreign subsidiaries for the 2002 Tax year with the Internal Revenue Service and the California Franchise Tax Board, and (ii) Form RF-3 G.B., Annual Claim for Exemption From French Tax on Royalties, with the appropriate Tax authorities for all open Tax years.

(j)   Proha Arrangements.   The Company and Proha shall have entered into mutually agreeable arrangements as contemplated by the Proha Agreement, including an office lease agreement and administrative services agreement.

(k)   Proprietary Information and Inventions Assignment Agreement.   The Company shall have provided evidence satisfactory to Parent and Newco that as of the Closing each individual who as of the date hereof is or after the date hereof becomes a U.S. employee of the Company or any of its subsidiaries and who was, is or is reasonably likely to be involved in the creation, modification or improvement of Intellectual Property for the Company or any of its subsidiaries, has entered into and executed an Employee Proprietary Information Agreement in the form attached to Schedule 7.2(k).

(l)   Releases.   The Company shall provide executed releases in form reasonably acceptable to Newco pursuant to Section 6.08 from the resigning directors and officers.

Section 7.03.   Conditions to Obligation of the Company to Effect the Merger.   The obligation of the Company to effect the Merger shall be further subject to the satisfaction or, if permitted by applicable Law, waiver by the Company, on or prior to the Closing Date, of each of the following conditions:

(a)   Representations and Warranties.   Each of the representations and warranties of Parent and Newco (i) set forth in this Agreement that are qualified or excepted by materiality or Material Adverse Effect or any similar standard or qualification shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct as of such date); provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification or exception as to materiality or material adverse effect or any similar standard or qualification set forth in such representations or warranties, would, in the aggregate, have a material adverse effect on the ability of Parent or Newco to perform its obligations hereunder and (ii) set forth in this Agreement that are not qualified or excepted by materiality or material adverse effect or any similar standard or qualification shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that if such representations and warranties speak as of an earlier date they shall be true and correct in all material respects as of such date). The Company shall have received a certificate signed on behalf of Parent and Newco by its Chief Executive Officer or the Chief Financial Officer of Parent and Newco to the foregoing effect.

(b)   Performance of Obligations of Parent and Newco.   Each of Parent and Newco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Newco by its Chief Executive Officer or the Chief Financial Officer to the foregoing effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.   Termination.   This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any shareholder approval of this Agreement, as follows (the date of any such termination, the “Termination Date”):

(a)   by mutual written consent duly authorized by the Company Board and by Parent and Newco;

(b)   by the Company, on the one hand, or Newco, on the other hand, if the Closing shall not have been consummated on or before the date upon which is one hundred eighty (180) days subsequent to the effective date of this Agreement; provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to have been consummated on or before such date;

(c)   by the Company, on the one hand, or Newco, on the other hand, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of any of Newco, in the case of a termination by the Company, or the Company, in the case of a termination by Newco, which breach, individually or together with all other such breaches, would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.02 or Section 7.03, as the case may be, and which (x) is not cured within 30 calendar days following written notice to the party committing such breach or (y) by its nature or timing cannot be cured through the exercise of reasonable efforts prior to the expiration of such 30 calendar day period;

(d)   by the Company, on the one hand, or Newco, on the other hand, if any Restraint having any of the effects set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to perform its obligations under this Agreement has been the cause of, or resulted in, the imposition of such Restraint;

(e)   by the Company (unless the Company is in breach of its obligations under Section 6.01 or Section 6.03), on the one hand, or Newco, on the other hand, if either the Common Stockholder Approval or the Preferred Stockholder Approval shall not have been obtained by reason of the failure to obtain either of the respective approvals upon the taking of a vote at the Stockholders’ Meeting or any adjournment or postponement thereof;

(f)    by Newco, following the occurrence of a Triggering Event; or

(g)   by the Company, prior to the Stockholders’ Meeting (or, in the case of a Proha Proposal, prior to the Proha Proposal Termination Date), in response to a Superior Proposal that was unsolicited or resulted from a Proha Proposal and that did not otherwise result from a breach of Section 6.03, if (i) the Company Board shall have effected a Change in Board Recommendation, (ii) the Company Board has resolved to approve and recommend such Superior Proposal, (iii) the Company has complied with its obligations under Sections 6.01 and 6.03, and (iv) concurrently with such termination, the Company enters into a binding agreement with respect to such Superior Proposal. Notwithstanding the foregoing, the Company shall not terminate this Agreement pursuant to this Section 8.01(g), and any purported termination pursuant to this Section 8.01(g) shall be void and of no force or effect, unless the Company shall have complied with all of the provisions of Section 6.03, including the notification provisions in Section 6.03, in connection with such Superior Proposal, and with all applicable requirements of Section 8.02(a) (including the payment of the Termination Fee prior to or concurrent with such termination).

For purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall for any reason have effected a Change in Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the Company shall have breached any of its obligations under Section 6.01 or under Section 6.03 or any party (other than Newco) to any Voting Agreement shall have breached any of its obligations thereunder or terminated any Voting Agreement with respect to itself; (iv) the Company Board shall fail to reaffirm the Company Board Recommendation within ten business days after Newco requests in writing that such Company Board Recommendation be reaffirmed at any time following an Alternative Proposal; (v) the Company Board shall have approved or recommended any Alternative Proposal or resolved to do so; (vi) the Company shall have entered into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement, contract or commitment accepting any Alternative Proposal; or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Newco and the Company shall not have sent to its securityholders pursuant to Rule 14e 2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

Section 8.02.   Certain Fees and Expenses.   (a) If this Agreement shall be terminated:

(i)    by Parent and Newco pursuant to Section 8.01(f), the Company shall pay to Newco or its designee an aggregate amount equal to the Termination Fee (as defined in Section 8.02(b)) within two business days after such termination;

(ii)   by the Company pursuant to Section 8.01(g), the Company shall pay to Newco or its designee an aggregate amount equal to the Termination Fee prior to or concurrent with such termination;

(iii)  by Parent and Newco or the Company pursuant to Section 8.01(e) or by Newco pursuant to Section 8.01(c), the Company shall pay to Newco or its designee all documented costs and expenses incurred by Newco and the majority indirect stockholder of Newco in connection with this Agreement and the transactions contemplated hereby, not to exceed Five Hundred Thousand Dollars ($500,000), within two business days after such termination; and

(iv)  by Parent and Newco or the Company pursuant to Section 8.01(other than termination pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(c) or Section 8.01(d)) and (1) at or prior to the Termination Date, an Alternative Proposal shall have been publicly announced, commenced or otherwise communicated or made known to the Company (or any person shall have publicly announced, commenced or otherwise communicated or made known an intention, whether or not conditional, to make an Alternative Proposal) and (2) within twelve months of the Termination Date, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of an Alternative Proposal or consummates a transaction that would constitute an Alternative Proposal (which need not be the same Alternative Proposal as the Alternative Proposal described in clause (1)), then the Company will pay Newco an aggregate amount equal to the Termination Fee, minus any costs and expenses previously paid to Newco or its designee pursuant to Section 8.02(a)(iii), prior to or concurrent with the closing of such Alternative Proposal.

(b)   In no event shall the Company be required to pay under this Section 8.02 an aggregate amount in excess of the Termination Fee. As used in this Agreement, “Termination Fee” means an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000). The Company and Newco acknowledge that the fee and expense and the other provisions of this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Newco and the Company would not enter into this Agreement. All amounts due Parent and Newco under Section 8.02(a) shall be payable by wire transfer in immediately available funds to Newco or to such other person as Newco may designate in writing to the Company. If the Company fails to make any payment required under this Section 8.02 in a timely manner and, in order to obtain such payment, Parent and Newco commence a suit to collect such payment that results in a judgment against the Company, the Company shall indemnify Parent and Newco or their designee, as the case may be, for their fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America, N.A. (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.02.

Section 8.03.   Effect of Termination.   In the event of termination of this Agreement by either the Company or Parent and Newco as provided in Section 8.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Newco or the Company, other than the provisions of Section 6.02(b), Section 8.02, this Section 8.03 and Article IX, all of which shall survive termination of this Agreement. Nothing contained in this Section 8.03 shall relieve any party from liability for its breach of the representations, warranties, covenants or agreements set forth in this Agreement; provided that following termination of this Agreement by Newco or the Company as provided in Section 8.01, in the absence of a willful breach no party shall be liable for damages in excess of Three Million Seven Hundred Thousand Dollars ($3,700,000) (including any amounts paid pursuant to Section 8.02).

Section 8.04.   Amendment.   This Agreement may be amended by mutual agreement of the parties at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties.

Section 8.05.   Waiver.   At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01.   Non-Survival.   None of the representations, warranties, covenants and other agreements in this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.02.   Fees and Expenses.   Except as provided otherwise in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 9.03.   Certain Definitions.   For purposes of this Agreement, the term:

(a)   “affiliate” shall mean, unless otherwise indicated, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified, and the term “controls” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person specified, whether through ownership of voting securities, by Contract or otherwise; provided, however, that for purposes of Article III and V, an “affiliate” of the Company shall include each of (i) Proha and each direct and indirect subsidiary of Proha and (ii) each officer and director of Proha and each direct and indirect subsidiary of Proha;

(b)   “business day” shall mean any day that the New York Stock Exchange is normally open for trading and that is not a Saturday, Sunday or other day on which banks in the City of New York are authorized or required by Law to close for regular banking business;

(c)   “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise;

(d)   “Knowledge” or “Knowledge of Parent” or “Knowledge of Newco” or “Knowledge of the Company” means, with respect to any matter in question, that the executive officers of Newco, on the one hand, or the executive officers of the Company, on the other hand, have actual knowledge after reasonable inquiry;

(e)   “person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity or “group” (as defined in the Exchange Act); and

(f)    “subsidiary” or “subsidiaries” or “Subsidiary” or “Subsidiaries” mean, with respect to a party, any person (other than an individual) of which at least fifty percent of the voting securities or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such person is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

Section 9.04.   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. Each party shall act in good faith in confirming receipt of any such facsimile transmissions. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)   If to the Company, to:

Artemis International Solutions Corporation
4041 MacArthur Boulevard
Suite 2600
Newport Beach, CA 92660
Attention:           Charles Savoni
Telecopy:            (949) 833-7277

with a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP
599 Lexington Avenue
New York, New York 10022
Attention:           Robert S. Matlin
Telecopy:            (212) 536-3901

(b)   If to Parent, to:

Trilogy, Inc.
6011 West Courtyard Dr.
Suite 300
Austin, TX 78730
Attention:           Lance A. Jones
Telecopy:            (512) 874-3502

with a copy to:

Haynes and Boone, LLP
901 Main St., Suite 3100
Dallas, TX 75202
Attention:           Dennis R. Cassell
Telecopy:            (214) 200-0788

(c)   If to Newco, to:

RCN Acquisition, Inc.
6011 West Courtyard Dr.
Suite 300
Austin, TX 78730
Attention:           Lance A. Jones
Telecopy:            (512) 874-3502

with a copy to:

Haynes and Boone, LLP
901 Main St., Suite 3100
Dallas, TX 75202
Attention:           Dennis R. Cassell
Telecopy:            (214) 200-0788

Section 9.05.   Interpretation.   When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

Section 9.06.   Severability.   Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.07.   Entire Agreement.   This Agreement (including the attachments hereto and the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Non-Disclosure Agreement.

Section 9.08.   No Implied Representations or Warranties.   Except for the representations and warranties contained in this Agreement, neither the Company nor Newco makes any representations or warranties, written or oral, statutory, express or implied, concerning itself or any of its affiliates, or its or its affiliates’ respective businesses, assets or liabilities.

Section 9.09.   Assignment; Binding Effect; Benefit.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, that Newco may, without the prior written consent of the Company, assign (a) its rights, interests and obligations to any of its affiliates without the consent of the Company, or (b) for collateral security purposes, its rights and interests to any lender providing financing to Newco or any of its affiliates; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Any purported assignment or delegation not permitted under this Section shall be null and void. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended or shall be interpreted to confer on any person other than the parties or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement (except as provided in Section 6.05).

Section 9.10.   Schedules and Exhibits.   All Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

Section 9.11.   Counterparts; Effect; Facsimile Signatures.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 9.12.   Governing Law.   This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law provisions thereof that may require the application of the Laws of another jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in this Section 9.12 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 9.13.   Waiver of Jury Trial.   EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14.   Specific Performance.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction specified in Section 9.12, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
By:	/s/ ROBERT STEFANOVICH
Name:	Robert Stefanovich
Title:	EVP/CFO
TRILOGY, INC.
By:	/s/ SEAN FALLON
Name:	Sean Fallon
Title:	VP Finances
RCN ACQUISITION, INC.
By:	/s/ SEAN FALLON
Name:	Sean Fallon
Title:

ANNEX B

STOCKHOLDERS AGREEMENT dated as of      , 200  (this “Agreement”), between          , a           corporation (“Newco”), and the entities listed on Schedule A attached hereto (the “Stockholder”).

WHEREAS, Newco,             and           , a           corporation (the “Company”), have contemporaneously with the execution of this Agreement entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, each Stockholder is a beneficial owner of the number of shares of capital stock of the Company set forth opposite such Stockholder’s name on Schedule A hereto (such shares of capital stock of the Company being referred to herein as such Stockholder’s “Original Shares”, and together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement being referred to herein as such Stockholder’s “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Newco has requested that each Stockholder enter into this Agreement and take certain actions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, each party hereto agrees as follows:

SECTION 1.   Representations and Warranties of Each Stockholder.   Each Stockholder hereby, severally and not jointly, only as to itself, represents and warrants to Newco as follows:

(a)   Organization; Authority; Execution and Delivery; Enforceability.   Such Stockholder (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all requisite corporate, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement and the compliance by such Stockholder with the terms of this Agreement have been duly authorized by all necessary corporate, partnership or other action on the part of such Stockholder and no other corporate, partnership or other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due execution by Newco, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance by such Stockholder with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) any certificate of incorporation or by-laws, partnership agreement or limited liability company agreement (or similar organizational documents) of such Stockholder, (ii) any Contract to which such Stockholder is a party or bound by or to which any of the properties or assets of such Stockholder is bound by or subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or judgment, in each case, applicable to such Stockholder or its properties or assets other than, in the case of clauses (ii) and (iii), conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not reasonably likely to (x) impair in any material respect the ability of such Stockholder to perform its obligations under this Agreement or (y) prevent or materially impede or  delay, the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the provisions of this Agreement, except for (1) filings under any applicable competition, merger control, antitrust or similar Law or regulation, and (2) filings with the SEC of such reports or other furnished or filed materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(b)   The Subject Shares.   As of the date hereof, such Stockholder is the beneficial and the record owner of the Original Shares and has good and marketable title to such Original Shares, free and clear of any Liens, other than Liens that individually or in the aggregate are not reasonably likely to (x) impair in any material respect the ability of such Stockholder to perform its obligations under this Agreement or (y) prevent or materially impede or delay, the consummation of any of the transactions contemplated by this Agreement. As of the date hereof, except as set forth on Schedule A hereto, such Stockholder does not own, of record or beneficially (i) any shares of capital stock of the Company other than the Original Shares or (ii) any option, warrant, call or other right to acquire or receive capital stock or other equity or voting interests in the Company . Such Stockholder has the sole right to vote and Transfer (as defined in Section 3(c)) such Original Shares, and none of such Original Shares are subject to any voting trust or other legally binding agreement, arrangement or restriction with respect to the voting or the Transfer of such Original Shares, except as set forth in Sections 3 and 4 of this Agreement, and except for any such restrictions imposed by applicable securities Laws.

SECTION 2.   Representations and Warranties of Newco.   Newco hereby represents and warrants to each Stockholder as follows: Newco has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the terms of this Agreement. The execution and delivery of this Agreement by Newco, the consummation by Newco of the transactions contemplated by this Agreement and the compliance by Newco with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of Newco and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Newco and, assuming due execution by each Stockholder, constitutes a valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance by Newco with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or By-laws of Newco, (ii) any Contract to which Newco is a party or bound by or to which any of the properties or assets of Newco is bound by or subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or judgment, in each case, applicable to Newco or its properties or assets other than, in the case of clauses (ii) and (iii), conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not reasonably likely to (x) impair in any material respect the ability of Newco to perform its obligations under this Agreement or (y) prevent or materially impede or  delay, the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Newco in connection with the execution and delivery of this Agreement by Newco or the consummation by Newco of the transactions contemplated hereby, except for (1) filings under any applicable competition, merger control, antitrust or similar law or regulation and (2) filings with the SEC of such reports or other furnished or filed materials under the Exchange Act as may be required in  connection with this Agreement and the transactions contemplated hereby.

SECTION 3.   Covenants of Each Stockholder.   Except as may otherwise be consented to by Newco in writing, such Stockholder, only as to itself, covenants and agrees as follows:

(a)    At any meeting of the holders of the Company Common Stock and the holders of the Preferred Stock of the Company (together, the “Stockholders Meeting”) called to vote upon the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement (including the treatment of the Subject Shares), or at any adjournment thereof, or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) with respect to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement is sought, such Stockholder shall vote (or cause to be voted) all the Subject Shares of such Stockholder in favor of, and shall consent to (or cause to be consented to), the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement.

(b)   At any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) is sought, such Stockholder shall vote (or cause to be voted) all the Subject Shares of such Stockholder against, and shall not consent to (and shall cause not to be consented to), any of the following (or any Contract to enter into, effect, facilitate or support any of the following): (i) any Alternative Proposal or (ii) any amendment of the Company’s Certificate of Incorporation or By-laws or other proposal, action or transaction involving the Company or any of its subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction is reasonably likely to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement or to dilute in any material respect the benefits to Newco of the Merger and the other transactions contemplated by the Merger Agreement or the transactions contemplated by this Agreement, or change in any manner the voting rights of the Company Common Stock or the Preferred Stock (collectively, “Frustrating Transactions”).

(c)    Such Stockholder shall not (i) prior to the Stockholders Meeting, sell, transfer, pledge, assign, tender or otherwise dispose of (including by gift) (collectively, “Transfer”), or consent to or permit any Transfer of, any Subject Shares or any interest therein, or enter into any Contract, option, call or other arrangement with respect to the Transfer (including any profit sharing or other derivative arrangement) of any Subject Shares or any interest therein, to any person other than pursuant to this Agreement or the Merger Agreement, unless prior to any such Transfer the transferee of such Subject Shares enters into a stockholder agreement with Newco on terms substantially identical to the terms of this Agreement or agrees to become a party to this Agreement pursuant to a joinder agreement satisfactory to Newco or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Alternative Proposal or Frustrating Transaction with respect to any Subject Shares, other than pursuant to this Agreement.

(d)   Subject to Section 3(h) with regard to Proha Plc (“Proha”), such Stockholder and its subsidiaries (other than the Company which is subject to restrictions in the Merger Agreement) shall not, nor shall such Stockholder or any of its subsidiaries authorize or direct any person or permit any Representative of such Stockholder or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action knowingly to facilitate, any Alternative Proposal or Frustrating Transaction or the making of any inquiry or proposal that could reasonably be expected to lead to a Alternative Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Newco or its Representatives or the Company or its Representatives) any information with respect to any Alternative Proposal or Frustrating Transaction. Notwithstanding the foregoing and notwithstanding Section 3(e), nothing in this Agreement shall limit or restrict any person that is a director of the Company from acting in his or her capacity as a member of the Board of Directors of the Company.

(e)    (i)   Such Stockholder shall not commit or agree to take any action inconsistent with the transactions contemplated by this Agreement or the transactions contemplated by the Merger Agreement.

(ii)   Such Stockholder shall not, and such Stockholder shall not permit any of its subsidiaries (other than the Company) to, or authorize or direct any person or permit any director, officer or employee of such Stockholder or any of its subsidiaries or any  Representative of such Stockholder or any of its subsidiaries to, directly or indirectly, issue any press release or make any other public statement with respect to the Merger Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement or any of the transactions contemplated by this Agreement without the prior written consent of Newco, except as may be  required by applicable Law, applicable stock exchange rules, or court process.

(f)    In the case of Proha, such Stockholder acknowledges and agrees that (i) its rights under the Share Exchange Agreement executed between Opus360 Corporation and Proha Plc, dated as of April 11, 2001, as amended July 10, 2001, shall terminate as of the Closing with no further force or effect, including without limitation any rights it may have under Section 8.3 thereof and (ii) its rights under the Bylaws adopted on July 25, 2002, as amended from time to time, including without limitation any rights it may have under Article III thereof or under the Certificate of Incorporation of the Company shall terminate as of the Closing with no further force or effect, and that in connection therewith the Certificate of Incorporation, Bylaws and Board of Directors of the Company shall be as set forth in the Merger Agreement.

(g)    Such Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Stockholder may have.

(h)   Notwithstanding Section 3(d), until 11:59 pm Pacific Time on March 31, 2006 (the “Proha Proposal Termination Date”), Proha may, directly or indirectly through one or more of its Representatives (which Representatives shall not include Cowen, Joseph or Kirkpatrick & Lockhart Nicholson Graham LLP or any other person that is also a Representative of the Company or the Company Board, but may include Pekka Pere and Olle Odman), subsidiaries or affiliates, (i) enter into discussions or negotiations regarding a Proha Proposal with any person (a “Third Party”), (ii) provide any information or data that has been posted to the virtual data room maintained by the Company in connection with the transactions contemplated by the Merger Agreement (“VDR Information”) to any of its Representatives or to any Third Party, if and only to the extent that, prior to providing such information or data, the Company Board receives from such person an executed confidentiality agreement on terms substantially similar and no less favorable to the Company than those contained in the Non-Disclosure Agreement (the “NDA Precondition”), (iii) propose a Proha Proposal to the Company Board, and (iv) in the event the Company Board, acting pursuant to

Section 6.03 of the Merger Agreement, (x) elects to engage in discussions or negotiations regarding any Proha Proposal made in compliance with this Agreement, enter into discussions or negotiations with the Company Board regarding any such Proha Proposal, or (y) provides information or data other than VDR Information to Proha in response to any Proha Proposal made in compliance with this Agreement, provide any information or data so furnished to any of its Representatives, to any Third Party participating in any such Proha Proposal or to representatives thereof, provided that each such person satisfies the NDA Precondition. If Proha acts pursuant to this Section 3(h) and the conditions set forth in Section 6.03 of the Merger Agreement regarding the Company’s right to provide information or data and to answer questions  regarding such information or data in response to an actual or possible Proha Proposal are satisfied, the Company shall have the right to provide information or data and to answer questions regarding such information or data in response to an actual or possible Proha Proposal. Parent and Newco agree not to contact any such Third Party in any matter related to this Agreement or to the Company during the duration of this Agreement or 30 days thereafter. Nothing contained in this Agreement shall permit Proha or any of its Representatives, subsidiaries or affiliates, or any Third Party, from engaging in any activities, discussions or negotiations or providing any information or data in connection with any Alternative Proposal that is not a Proha Proposal; provided, that nothing contained in this Agreement or otherwise shall prohibit any Third Party from being an equity or debt financing source to Newco in connection with effecting the transactions contemplated by the Merger Agreement (including any modifications proposed by Newco pursuant to Section 6.3 thereof). A “Proha Proposal” shall mean an Alternative Proposal made by Proha or by a Third Party found by Proha, directly or indirectly, that would result in Proha or such Third Party acquiring, directly or indirectly, more than 90% of the shares of Company Common Stock that Proha does not own as of the date hereof for a price per share of not less than $1.61 in cash and more than 90% of the shares of Company Preferred Stock that Proha does not own as of the date hereof for a price per share of not less than $2.20 in cash.

(i)    In the case of each of the Series A Preferred Stockholders, each such Stockholder acknowledges and agrees that (i) each share of Preferred Stock issued and outstanding shall immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $2.20 per share in cash, payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.02 of the Merger Agreement, of a certificate formerly evidencing such share, (ii) its rights under the Securities Purchase Agreement dated June 16, 2004, by and between Artemis International Solutions Corporation and such Stockholder, shall terminate as of the Closing with no further force or effect, including without limitation, any rights it may have under Section 4 thereof, and (iii) each Warrant held by such Stockholder shall be cancelled as of immediately prior to the Effective Time.

SECTION 4.   Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    Each Stockholder hereby irrevocably grants to, and appoints, Lance Jones and Sean Fallon and any other individual designated in writing by either of them, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, (i) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other transactions contemplated by the Merger Agreement, (ii) against any Alternative Proposal or any Frustrating Transaction and (iii) otherwise in accordance with Section 3 of this Agreement. The proxy granted in this Section 4 shall expire upon the termination of this Agreement.

(b)   Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

(c)    Each Stockholder hereby affirms that such Stockholder’s irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that such Stockholder’s irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

SECTION 5.   Further Assurances.   Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Newco may request for the purpose of effectuating the matters covered by this Agreement, including the grant of the proxies set forth in Section 4 of this Agreement.

SECTION 6.   Certain Events.   Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of Law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors, and such Stockholder further agrees to take all actions necessary to effectuate the foregoing.

SECTION 7.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that Newco may in its sole discretion assign, in whole or in one or more parts, any or all of its rights, interests or obligations under this Agreement to any direct or indirect wholly owned subsidiary or Affiliate of Newco, but no such assignment shall relieve Newco of any of its obligations under this Agreement. Any purported assignment in violation of this Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.   Termination.   This Agreement shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. In addition, Proha shall have the right to terminate this Agreement with respect to itself only following the receipt by the Company of an unsolicited bona fide written Alternative Proposal that constitutes a Superior Proposal.

SECTION 9.   General Provisions.

(a)   Amendments.   This Agreement is between each Stockholder and Newco severally and not jointly and may not be amended except by an instrument in writing signed by Newco and such amending Stockholder. Any such amendment shall be effective only as to Newco and such amending Stockholder.

(b)   Notices.   All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given upon (i) personal delivery, (ii) transmitter’s confirmation of a receipt of a facsimile transmission, or (iii) confirmed delivery by standard overnight carrier or when mailed in the United States by certified or registered mail, postage prepaid, to Newco in accordance with Section 9.04 of the Merger Agreement and to the Stockholders at their respective addresses set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).

(c)   Interpretation.   When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

(d)   Counterparts; Effectiveness.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against each Stockholder and (as between such Stockholder and Newco) Newco when one or more counterparts have been signed by such Stockholder and Newco and delivered to the other party. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

(e)   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any person other than the parties hereto (and the persons specified as proxies in Section 4) any rights or remedies.

(f)   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any principles of conflicts of laws of such state.

(g)   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner and to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(h)   Consent to Jurisdiction.   Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware State court for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Stockholders herby appoints the Company as its agent for service of process for any claim, action, suit or other proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(i)   Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity.

(j)    Waiver of Jury Trial.    Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this clause (j).

[Signature Pages Follow]

ANNEX B

IN WITNESS WHEREOF, Newco has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

By:
Name:
Title:

STOCKHOLDERS:

By:
Name:
Title:

Address:

SCHEDULE A TO STOCKHOLDERS AGREEMENT

Stockholder	Common Stock	Preferred Stock (and any Common Stock into which such Preferred Stock is converted)	Warrants	Options or Other Rights

ANNEX C

March 10, 2006

Board of Directors
Artemis International Solutions Corporation
4041 MacArthur Blvd, Suite 401
Newport Beach, CA 92660

Ladies and Gentlemen:

You have requested our opinion as to the fairness of the Common Consideration (as defined below), from a financial point of view, to the holders of outstanding shares of Common Stock, par value $.001 per share (the “Common Stock”), of Artemis International Solutions Corporation, a Delaware corporation (the “Company”), other than affiliates of the Company (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of March 10, 2006 (the “Agreement”), by and among the Company, Trilogy, Inc., a Delaware Corporation (“Parent”) and RCN Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Newco”).

As more specifically set forth in the Agreement, and subject to the terms and conditions set forth therein, in connection with the merger of Newco with and into the Company (the “Transaction”), (a) each holder of Common Stock of the Company will receive $1.60 for each outstanding share of the Common Stock of the Company (the “Common Consideration”), (b) each holder of Series A Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), of the Company will receive $2.20 for each outstanding share of the Series A Preferred Stock of the Company and (c) the Company will become a wholly-owned subsidiary of Parent.

Cowen & Co., LLC (“Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

We are acting as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of March 23, 2005, and as amended on December 22, 2005 and February 23, 2006, a portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this opinion. Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and have received fees for the rendering of such services. Cowen, its affiliates and its successors may trade for their own accounts and the accounts of their customers, securities of the Company and, accordingly, may at any time hold a long or short position in such securities.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•       a draft of the Agreement dated March 10, 2006;

•       certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by the management of the Company;

•       discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

•       certain operating results and the reported price and trading histories of the shares of the Common Stock of the Company as compared to operating results and the reported price and trading histories of certain publicly traded companies we deemed relevant;

•       certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•       such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In addition, we considered the prospects of the Company in the absence of the Transaction, including, but not limited to, the amount owed on the over-advance of its revolving line of credit and the need for additional financing.

At your request, we contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof. In our analysis, we have not attempted to independently determine the value of the outstanding shares of Series A Preferred Stock or the fairness or appropriateness of the amount to be received by the holders of such shares.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof, as well as the information made available to us as of the date hereof. It should be understood that although subsequent developments may affect the subject of matter of this opinion, our opinion is being rendered as of the date hereof, subject to the qualifications and assumptions contained herein, and we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will not differ in any material respect from the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the

Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction.

Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, it is our opinion that, as of the date hereof, the Common Consideration is fair, from a financial point of view, to the holders of outstanding shares of Common Stock of the Company, other than affiliates of the Company.

Very truly yours,

/s/ Cowen & Co., LLC

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
RIGHTS OF DISSENTING STOCKHOLDERS

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

Proxy for Special Meeting of Stockholders to Be Held on June 30, 2006

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION, a Delaware corporation, hereby constitute(s) and appoint(s) Robert Stefanovich and Charles Savoni, and each of them, with the full power of substitution in each, as the agent, attorneys and proxies of the undersigned, for and in the name, place and stead of the undersigned, to vote at the Special Meeting of Stockholders to be held at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 599 Lexington Avenue, New York, NY 10022, on June 30, 2006, at 10:00 A.M. (local time), and any adjournment(s) thereof, all of the shares of Artemis stock that the undersigned would be entitled to vote if then personally present at such meeting in the manner specified and on any other business as may properly come before the meeting.

THIS PROXY IS REVOCABLE AND WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE GIVEN AND THE PROXY CARD IS SIGNED AND RETURNED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER AND, IF NECESSARY, FOR THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES AND IN THE PROXIES’ DISCRETION UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF. AS OF THE DATE OF THE PROXY STATEMENT, THE BOARD OF DIRECTORS DID NOT KNOW OF ANY OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

(Continued and to be signed and dated on the reverse side.)

1

SPECIAL MEETING OF STOCKHOLDERS OF

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

June 30, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

……………………………………………………………………………………………………………………………..

1.     PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 10, 2006, BY AND AMONG ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION, TRILOGY, INC. AND RCN ACQUISITION, INC. AND THE MERGER CONTEMPLATED THEREBY.

FOR   ☐                    AGAINST   ☐                     ABSTAIN   ☐

2.     PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

FOR   ☐                    AGAINST   ☐                     ABSTAIN   ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof.

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Name (please print)

Title (if applicable)

Signature (if held jointly)

Name (please print)

Title (if applicable)

Dated: , 2006

Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated (x) in Black or Blue Ink.